UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2010

ICAHN ENTERPRISES L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-9516	13-3398766
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, Suite 4700, New York, NY   10153
(Address of Principal Executive Offices)   (Zip Code)

(212) 702-4300
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On March 12, 2010, Icahn Enterprises L.P. (“Icahn Enterprises”) filed a Form 8-K under Item 2.01 to report the acquisition of 12,664,179 shares of Tropicana Entertainment Inc. common stock (the “Tropicana Shares”). On March 8, 2010, Tropicana Entertainment Inc. (“Tropicana”) completed the acquisition of certain assets of its predecessor, Tropicana Entertainment, LLC, and certain of the subsidiaries and affiliates thereof (together, the “Predecessors”) and Tropicana Casino and Resort (“Tropicana AC”).  These transactions, referred to as the “Restructuring Transactions,” were effected pursuant to the Joint Plan of Reorganization of Tropicana Entertainment, LLC and Certain of Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, filed with the United States Bankruptcy Court for the District of Delaware on January 8, 2009, as amended (the “Plan”).

This Form 8-K/A is being filed to provide the financial statements of the Predecessors and Tropicana AC and the unaudited pro forma financial information for Tropicana after giving effect to the consummation of the Plan and the implementation of the Restructuring Transactions.

Section 9 - Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits.
Page
(a) Financial Statements of Businesses Acquired.

Tropicana Entertainment Holdings, LLC Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	FIN-A-1
Consolidated Balance Sheets as of December 31, 2009 and 2008	FIN-A-2
Consolidated Statements of Operations for the Years Ended December 31, 2009, 2008 and 2007	FIN-A-3
Consolidated Statements of Changes in Member's Equity (Deficit) for the Years Ended December 31, 2009, 2008 and 2007	FIN-A-4
Consolidated Statements of Cash Flows for the Years Ended December 31, 2009, 2008 and 2007	FIN-A-5
Notes to Consolidated Financial Statements	FIN-A-6
Adamar of New Jersey, Inc. d/b/a Tropicana Casino and Resort Audited Financial Statements
Report of Independent Auditors	FIN-B-1
Consolidated Balance Sheets as of December 31, 2009 and 2008	FIN-B-2
Consolidated Statements of Operations for the Years Ended December 31, 2009, 2008 and 2007	FIN-B-3
Consolidated Statements of Cash Flows for the Years Ended December 31, 2009, 2008 and 2007	FIN-B-4
Consolidated Statements of Shareholder’s Equity for the Years Ended December 31, 2009, 2008 and 2007	FIN-B-5
Notes to Consolidated Financial Statements	FIN-B-6
Columbia Properties Vicksburg, LLC Audited Financial Statements
Report of Independent Registered Public Accounting Firm	FIN-C-1
Balance Sheets as of December 31, 2009 and 2008	FIN-C-2
Statements of Operations for the Years Ended December 31, 2009, 2008 and 2007	FIN-C-3
Statements of Changes in Member's Equity (Deficit) for the Years Ended December 31, 2009, 2008 and 2007	FIN-C-4
Statements of Cash Flows for the Years Ended December 31, 2009, 2008 and 2007	FIN-C-5
Notes to Consolidated Financial Statements	FIN-C-6
JMBS Casino, LLC Audited Financial Statements
Report of Independent Registered Public Accounting Firm	FIN-D-1
Balance Sheets as of December 31, 2009 and 2008	FIN-D-2
Statements of Operations for the Years Ended December 31, 2009, 2008 and 2007	FIN-D-3
Statements of Changes in Member's Equity (Deficit) for the Years Ended December 31, 2009, 2008 and 2007	FIN-D-4
Statements of Cash Flows for the Years Ended December 31, 2009, 2008 and 2007	FIN-D-5
Notes to Consolidated Financial Statements	FIN-D-6

1

(b) Pro Forma Financial Information.

Tropicana Entertainment Inc. Unaudited Pro Forma Condensed Combined Financial Statements:
Unaudited Pro Forma Condensed Combined Financial Information	FIN-E-1
Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2009	FIN-E-3
Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2009	FIN-E-5
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	FIN-E-6

(d) Exhibits.
Exhibit No.
23.1 Consent of Ernst & Young LLP
23.2 Consent of Ernst & Young LLP
23.3 Consent of Ernst & Young LLP
23.4 Consent of Ernst & Young LLP

[Remainder of page intentionally left blank; signature page follows]

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAHN ENTERPRISES L.P. (Registrant)

By:	Icahn Enterprises G.P. Inc., its general partner

By:	/s/ Dominick Ragone
Dominick Ragone
Chief Financial Officer

Date:   April 13, 2010

3

Report of Independent Registered Public Accounting Firm

The Board of Directors
Tropicana Entertainment Inc., the successor of Tropicana Entertainment Holdings, LLC

        We have audited the accompanying consolidated balance sheets of Tropicana Entertainment Holdings, LLC (the "Company") as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in members' equity (deficit), and cash flows for each of the three years ended in the period ended December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company was in bankruptcy, had negative working capital as of December 31, 2009 and has incurred significant losses from operations during reorganization. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The December 31, 2009 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. In addition, as more fully described in Note 18, the Company's plan of reorganization became effective on March 8, 2010 and will require the Company to adopt fresh start reporting which may result in changes to the amounts of assets and liabilities as reported prior to the Company's emergence from bankruptcy.

/s/ Ernst & Young LLP

Las Vegas, Nevada
March 31, 2010

FIN-A-1

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$50,904	$76,869
Restricted cash	2,772	2,200
Receivables, net	14,514	15,971
Due from affiliates	4,790	2,739
Inventories	1,749	2,302
Prepaid expenses and other assets	9,017	12,211
Assets held for sale	—	675,166

Total current assets	83,746	787,458
Property and equipment, net	423,650	460,230
Beneficial interest in Trust	200,000	354,300
Goodwill	16,802	16,802
Intangible assets, net	73,888	74,051
Other assets, net	20,126	12,710

Total assets	$818,212	$1,705,551

LIABILITIES AND MEMBERS' DEFICIT
Current liabilities not subject to compromise:
Current portion of debt	$65,669	$66,162
Current liabilities related to assets held for sale	—	167,802
Accounts payable	24,639	34,637
Due to affiliates	2,897	2,568
Accrued expenses and other current liabilities	30,175	44,372
Notes payable to affiliate guarantors	7,000	4,500

Total current liabilities not subject to compromise	130,380	320,041
Other long-term liabilities	31,891	36,862
Deferred tax liabilities	29,980	28,488

Total liabilities not subject to compromise	192,251	385,391
Liabilities subject to compromise	2,449,900	2,437,904
Liabilities subject to compromise related to assets held for sale	—	475,933

Total liabilities	2,642,151	3,299,228
Commitments and contingencies (Note 13)
Members' deficit:
Tropicana Entertainment Holdings, LLC members' deficit	(1,842,035)	(1,607,580)
Noncontrolling interest	18,096	13,903

Total members' deficit	(1,823,939)	(1,593,677)

Total liabilities and members' deficit	$818,212	$1,705,551

The accompanying notes are an integral part of these consolidated financial statements.

FIN-A-2

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year ended December 31,
	2009	2008	2007
Revenues:
Casino	$308,794	$336,031	$768,450
Room	39,574	47,091	127,321
Food and beverage	56,030	60,705	118,760
Other	12,845	17,132	41,263

Gross revenues	417,243	460,959	1,055,794
Less promotional allowances	(51,029)	(55,495)	(180,888)

Net revenues	366,214	405,464	874,906

Operating costs and expenses:
Casino	145,488	143,714	281,678
Room	20,282	21,099	38,989
Food and beverage	30,042	31,651	50,187
Other	5,638	7,275	13,681
Marketing, advertising and promotions	24,196	34,881	86,360
General and administrative	78,826	80,980	108,618
Maintenance and utilities	20,674	22,729	49,757
Depreciation and amortization	40,234	40,809	115,785
Impairment charges and other write-downs	154,330	657,515	947,354
Impairment charges for goodwill	—	—	142,437

Total operating costs and expenses	519,710	1,040,653	1,834,846

Operating loss	(153,496)	(635,189)	(959,940)
Other income (expense):
Interest expense (contractual interest was $192,633, $247,514 and $253,556 for 2009, 2008 and 2007, respectively)	(13,960)	(185,914)	(253,556)
Interest income	—	276	8,694
Other income	—	5,000	—
Loss from early extinguishment of debt	—	—	(2,799)

Total other expense	(13,960)	(180,638)	(247,661)

Loss from continuing operations before reorganization items and income taxes	(167,456)	(815,827)	(1,207,601)
Reorganization items, net	(26,997)	(92,377)	—

Loss from continuing operations before income taxes	(194,453)	(908,204)	(1,207,601)
Income tax benefit	5,146	65,377	110,476

Loss from continuing operations, including noncontrolling interest	(189,307)	(842,827)	(1,097,125)
Loss from discontinued operations, net of tax	(40,955)	(206,361)	(22,805)

Net loss, including noncontrolling interest	(230,262)	(1,049,188)	(1,119,930)
Less net income attributable to noncontrolling interests	(4,193)	(2,242)	(2,933)

Net loss attributable to Tropicana Entertainment Holdings, LLC	$(234,455)	$(1,051,430)	$(1,122,863)

The accompanying notes are an integral part of these consolidated financial statements.

FIN-A-3

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(in thousands)

	Tropicana Entertainment Holdings, LLC
	Common Stock	Additional Paid-in Capital	Retained Earnings	Members' Equity (Deficit)	Total Members' Equity (Deficit)	Noncontrolling Interest	Total Members' Equity (Deficit)
Balances, December 31, 2006	$1	$76,280	$70,650	$—	$146,931	$9,853	$156,784
Predecessor to Successor adjustment	(1)	(76,280)	(70,650)	36,996	(109,935)	—	(109,935)
Cash contributions from member	—	—	—	144,000	144,000	—	144,000
Contribution from Parent	—	—	—	423,717	423,717	—	423,717
Assets distributed to Parent	—	—	—	(38,000)	(38,000)	—	(38,000)
Net (loss) income	—	—	—	(1,122,863)	(1,122,863)	2,933	(1,119,930)
Distribution to noncontrolling interests holders	—	—	—	—	—	(803)	(803)

Balances, December 31, 2007	—	—	—	(556,150)	(556,150)	11,983	(544,167)
Net (loss) income	—	—	—	(1,051,430)	(1,051,430)	2,242	(1,049,188)
Distribution to noncontrolling interest holders	—	—	—	—	—	(322)	(322)

Balances, December 31, 2008	—	—	—	(1,607,580)	(1,607,580)	13,903	(1,593,677)
Net (loss) income	—	—	—	(234,455)	(234,455)	4,193	(230,262)

Balances, December 31, 2009	$—	$—	$—	$(1,842,035)	$(1,842,035)	$18,096	$(1,823,939)

The accompanying notes are an integral part of these consolidated financial statements.

FIN-A-4

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net loss, including noncontrolling interest	$(230,262)	$(1,049,188)	$(1,119,930)
Adjustments to reconcile net loss, including noncontrolling interest, to net cash (used in) provided by operating activities:
Gain from disposal of discontinued operations, net	(255,198)	—	—
Depreciation and amortization	43,327	52,433	125,915
Amortization of debt issuance costs	3,970	26,087	25,711
Impairment charges and other write-downs (including discontinued operations)	582,278	879,435	968,185
Impairment charges for goodwill	—	—	142,437
Write-off of debt issuance costs, reorganization items	—	47,059	—
Deferred income tax benefit from discontinued operations	(145,241)	(38,239)	3,595
Deferred income tax benefit from continuing operations	(488)	(92,057)	(129,263)
Change in fair value of interest rate swaps	—	16,389	39,518
Non-cash portion of early extinguishment of debt	—	—	2,799
Changes in current assets and current liabilities, net of effects of acquisition:
Receivables, net	2,500	13,114	(27,137)
Inventories, prepaids and other assets	3,089	(1,174)	(7,391)
Accrued interest	(9,820)	43,171	5,174
Accounts payable, accrued expenses and other liabilities	(14,060)	43,642	42,411
Due from affiliates	(1,694)	9,296	27,319
Other	(5,984)	11,237	16,027

Net cash (used in) provided by operating activities	(27,583)	(38,795)	115,370

Cash flows from investing activities:
Additions of property and equipment	(10,871)	(28,335)	(72,794)
Distribution from beneficial interest in Trust	—	11,591	—
Aztar acquisition, net of cash acquired	—	—	(2,190,509)
Deposits and costs related to acquisition	—	—	1,276,592
Other	233	234	(28,814)

Net cash used in investing activities	(10,638)	(16,510)	(1,015,525)

Cash flows from financing activities:
Proceeds from issuance of debt	8,010	77,000	1,980,895
Repayments of debt	(1,420)	(984)	(1,088,446)
Restricted cash	2,882	14,778	(34,575)
Payment of financing costs	(9,399)	(4,681)	(76,022)
Advances from affiliate guarantors	2,500	4,500	12,000
Contributions by member	—	—	144,000
Cash retained by predecessor	—	—	(11,415)
Distribution to noncontrolling interest holders	—	(322)	(803)

Net cash provided by financing activities	2,573	90,291	925,634

Net (decrease) increase in cash and cash equivalents	(35,648)	34,986	25,479
Decrease (increase) in cash and cash equivalents related to assets held for sale	9,683	5,358	(21,977)
Cash and cash equivalents, beginning of year	76,869	36,525	33,023

Cash and cash equivalents, end of year	$50,904	$76,869	$36,525

Supplemental cash flow disclosure (including discontinued operations):
Cash paid for interest	$31,876	$135,322	$209,001
Cash paid for reorganization items	37,489	38,080	—
Cash received related to reorganization items	146	862	—
Cash paid for income taxes	952	—	—
Cash refunds received for income taxes, net	—	22,095	—
Property and equipment financed by debt	1,200	99	105
Debt assumed by Tropicana LV	320	—	—

The accompanying notes are an integral part of these consolidated financial statements.

FIN-A-5

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION

        Tropicana Entertainment Holdings, LLC (the "Company," "TEH," "we," "our" or "us"), a limited liability company formed in Delaware, is a diversified, multi-jurisdictional gaming and entertainment company. On January 3, 2007, the Company acquired all of the outstanding capital stock of Aztar Corporation ("Aztar"). Concurrent with the acquisition of Aztar, Tropicana Casinos and Resorts, Inc., formerly known as Wimar Tahoe Corporation ("Wimar"), the Company's ultimate parent company and predecessor, contributed five of its gaming properties to the Company. The accompanying consolidated financial statements as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 include the accounts of the Company and its majority-owned subsidiaries. In addition, in accordance with accounting guidance related to the consolidation of variable interest entities, the consolidated financial statements of the Company include CP Laughlin Realty, LLC ("Realty"), a variable interest entity of which the Company is the primary beneficiary and is required to be consolidated. All significant intercompany accounts and transactions have been eliminated.

        The Company views each city in which its casino properties are located as an operating segment (Note 17). The current operations of the Company include the following:

  •
  Tropicana Express ("Tropicana Express") located in Laughlin, Nevada;

  •
  River Palms Hotel and Casino ("River Palms") located in Laughlin, Nevada;

  •
  Casino Aztar Evansville ("Casino Aztar") located in Evansville, Indiana;

  •
  Lighthouse Point Casino ("Lighthouse Point") located in Greenville, Mississippi, which we have a 79% ownership interest and an 83.9375% economic interest in Greenville Riverboat, LLC ("Greenville") which owns and operates Lighthouse Point;

  •
  MontBleu Casino Resort ("MontBleu") located in Lake Tahoe, Nevada; and

  •
  Belle of Baton Rouge and the Sheraton Baton Rouge ("Belle of Baton Rouge") located in Baton Rouge, Louisiana.

        In addition, the Company had the following operations which the Company disposed of during the year ended December 31, 2009:

  •
  Tropicana Hotel & Casino ("Tropicana LV") located in Las Vegas, Nevada (through June 30, 2009, Note 3), which is presented as discontinued operations with the assets and liabilities of Tropicana LV presented as held for sale in the December 31, 2008 accompanying consolidated financial statements (Note 15); and

  •
  Horizon Casino Resort ("Tahoe Horizon") located in Lake Tahoe, Nevada to which we assigned all rights and certain obligations to the property in two phases, effective June 15, 2009 and October 16, 2009 (Note 12), which is presented as discontinued operations with the assets and liabilities of Tahoe Horizon presented as held and used through the date of disposition in the accompanying consolidated financial statements (Note 15).

        Finally, the Company has an interest in Tropicana Casino and Resort ("Tropicana AC") located in Atlantic City, New Jersey, which has been deconsolidated since December 12, 2007, and is presented as a beneficial interest in Trust on the accompanying consolidated balance sheets (Note 6).

FIN-A-6

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION (Continued)

  Proceedings under Chapter 11 of the Bankruptcy Code

        On May 5, 2008 (the "Petition Date"), the Company and certain of its subsidiaries and affiliates, including Tropicana Entertainment, LLC ("TE"), Tropicana Entertainment Intermediate Holdings, LLC ("TEIH"), JMBS Casino, LLC ("JMBS Casino"), Columbia Properties Vicksburg, LLC ("CP Vicksburg") and Realty (collectively, the "Debtors"), filed voluntary petitions (the "Chapter 11 Cases") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") (Case No. 08-10856). JMBS Casino and CP Vicksburg are affiliates of the Company but their financial statements are not included in the accompanying consolidated financial statements.

        The Debtors' plan of reorganization (the "Plan"), which was confirmed by the Bankruptcy Court on May 5, 2009, excluded Tropicana LV given Tropicana LV had a separate group of creditors, and that its capital structure, the claims arising thereunder, as well as the business operations warranted a separate plan of reorganization. Accordingly, a separate plan of reorganization for Tropicana LV (the "Tropicana LV Plan") was also confirmed by the Bankruptcy Court on May 5, 2009 and consummated on July 1, 2009. As a result, Tropicana LV is no longer owned or operated by the Company subsequent to June 30, 2009 and has been presented as discontinued operations (Note 15). The remaining Debtors continued their operations as debtors-in-possession until March 8, 2010 (the "Effective Date").

        The Plan was consummated and became effective on March 8, 2010, which was once all conditions to effectiveness, including approvals from gaming regulators were satisfied. See Note 18—Emergence from Bankruptcy.

        The Company was in bankruptcy, had negative working capital as of December 31, 2009 and has incurred significant losses from operations during reorganization. These conditions, among other factors, raise substantial doubt about the Company's ability to continue as a going concern.

        Tropicana AC was not a party to the Chapter 11 Cases. However, on April 29, 2009, Adamar of New Jersey, Inc. ("Adamar"), an unconsolidated subsidiary of TEH and the owner of Tropicana AC, and its sole, wholly owned subsidiary Manchester Mall, Inc. (collectively, the "Tropicana AC Parties") filed petitions (the "Adamar Bankruptcy Cases") for relief under Chapter 11 of the Bankruptcy Code in jointly administered cases under the lead case In re: Adamar of New Jersey, Inc. and Manchester Mall, Inc., Case No. 09-20711 (JHW) before the United States Bankruptcy Court for the District of New Jersey (the "New Jersey Bankruptcy Court") which is described further in Note 6.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

        The accompanying consolidated financial statements include the Company, its majority-owned subsidiaries and Realty. Effective December 12, 2007, the financial statements of Tropicana AC are no longer consolidated as discussed in Note 6. In addition, as noted above, Tropicana LV and Tahoe Horizon are presented as discontinued operations in the accompanying consolidated statements of operations. The assets and liabilities of Tropicana LV are presented as held for sale in the 2008 accompanying consolidated balance sheet, Tahoe Horizon is presented as held and used as it was disposed of other than by sale (Note 15). Cash flows of the discontinued operations have not been

FIN-A-7

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

segregated from the cash flows of continuing operations on the accompanying consolidated statements of cash flows. All intercompany balances and transactions have been eliminated in consolidation.

        Noncontrolling interest in the consolidated financial statements represents the noncontrolling equity ownership of Greenville and Realty. The noncontrolling interest of Greenville is allocated in accordance with the terms of the Greenville operating agreement which is based upon an assumed liquidation of Lighthouse Point as of the end of the reporting periods. In addition, Greenville is not a debtor in the Chapter 11 Cases as it did not guarantee the Company's pre-petition debt. The noncontrolling equity ownership of Realty represents 100% of the earnings of Realty.

  Basis of Presentation

        The accompanying consolidated financial statements are prepared on a "going concern" basis, which assumes that the Company will continue in operation for the foreseeable future and will realize its assets and discharge its liabilities in the ordinary course of business. Such realization of assets and payment of liabilities are subject to a significant number of uncertainties. Specifically, the consolidated financial statements do not include all of the necessary adjustments to present: (a) the realizable value of assets on a liquidation basis or the availability of such assets to satisfy liabilities, (b) the amount that will ultimately be paid to settle allowed liabilities and contingencies that may be allowed, or (c) the effect of changes that may be made in connection with the Company's capitalization or operations as a result of consummation of the Plan. As a result of the Chapter 11 Cases, the consolidated financial statements contained herein are subject to material uncertainties.

        For the period subsequent to the Petition Date, the accompanying consolidated financial statements have been prepared in accordance with accounting guidance for financial reporting by entities in reorganization under the bankruptcy code. Accordingly, all pre-petition liabilities subject to compromise have been segregated in the accompanying consolidated balance sheets and are classified as liabilities subject to compromise at the estimated amounts of allowable claims. Liabilities not subject to compromise are separately classified as current and non-current. Reorganization items include the expenses, realized gains and losses, and provisions for losses resulting from the reorganization under the Bankruptcy Code, and are reported separately as reorganization items in the accompanying consolidated statements of operations. Cash received and payments for reorganization items are disclosed separately in the accompanying consolidated statements of cash flows.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates incorporated in our consolidated financial statements include the estimated useful lives for depreciable and amortizable assets, the estimated allowance for doubtful accounts receivable, the estimated valuation allowance for deferred tax assets, certain tax liabilities, estimated cash flows in assessing the impairment of long-lived assets, goodwill and intangible assets, fair values of acquired assets and liabilities, self-insured liability reserves, customer loyalty program reserves, contingencies, litigation, claims, assessments and liabilities subject to compromise which are reported at

FIN-A-8

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the amounts expected to be allowed under the accounting guidance for financial reporting by entities in reorganization under the bankruptcy code and loss contingencies. Actual results could differ from these estimates.

  Cash and Cash Equivalents

        Cash and cash equivalents include cash, cash on hand in the casino cages, certificates of deposit, money market funds and other highly liquid investments with original maturities of three months or less.

  Restricted Cash

        Restricted cash consists of cash reserves related to our insurance policies in which the third party administrator is the beneficiary.

  Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalent accounts maintained in financial institutions and accounts receivable. Bank accounts are insured by the Federal Deposit Insurance Corporation up to $250,000 or with the Securities Investor Protection Corporation up to $500,000. Our money market accounts generally are not insured by the federal government. Concentration of credit risk, with respect to casino receivables, is limited through the Company's credit evaluation process. The Company issues markers to approved casino customers following credit checks and investigations of credit worthiness.

  Receivables

        Receivables consist primarily of casino, hotel and other receivables, net of an allowance for doubtful accounts. Receivables are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. An estimated allowance for doubtful accounts is maintained to reduce the Company's receivables to their expected realization, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well as historical collection experience and current economic and business conditions. Recoveries of accounts previously written off are recorded when received.

  Inventories

        Inventories consist primarily of food and beverage, retail merchandise and operating supplies and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

  Property and Equipment

        Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, or for capital leases and leasehold improvements, over the shorter of the asset's useful life or the term of the lease. Gains or losses on disposals of assets are recognized as incurred. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are expensed as incurred.

FIN-A-9

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        We must make estimates and assumptions when accounting for capital expenditures. Whether an expenditure is considered a maintenance expense or a capital asset is a matter of judgment. In contrast to normal repair and maintenance costs that are expensed when incurred, items we classify as maintenance capital are expenditures necessary to keep our existing properties at their current levels and are typically replacement items due to the normal wear and tear of our properties and equipment as a result of use and age. Our depreciation expense is highly dependent on the assumptions we make about our assets' estimated useful lives. We determine the estimated useful lives based on our experience with similar assets, engineering studies and our estimate of the usage of the asset. Whenever events or circumstances occur which change the estimated useful life of an asset, we account for the change prospectively.

  Beneficial Interest in Trust

        Beneficial interest in Trust represents the Company's interest in Tropicana AC which is held in an interim casino authorization trust (the "ICA Trust" or "Trust") at December 31, 2009 and 2008. The Company has accounted for its beneficial interest in the ICA Trust under the cost method which was then adjusted to fair value in accordance with accounting guidance for investments in debt and equity securities. See Note 6 for a discussion of impairment charges related to our beneficial interest in the ICA Trust and Note 18—Emergence from Bankruptcy.

  Long-Lived Assets

        We evaluate our property and equipment and other long-lived assets for impairment in accordance with accounting guidance related to impairment or disposal of long-lived assets. For assets to be held for sale, we recognize the asset to be sold at the lower of carrying value or fair value less costs to sell. Fair value for assets held for sale is generally estimated based on comparable asset sales, solicited offers or a discounted cash flow model. For long-lived assets to be held and used, we review for impairment whenever indicators of impairment exist. If an indicator of impairment exists, we compare the estimated undiscounted future cash flows of the asset to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows is less than the carrying value, then impairment is measured based on estimated fair value compared to carrying value, with fair value typically based on a discounted cash flow model. Our consolidated financial statements reflect all impairment charges required as of December 31, 2009 and 2008 (Notes 7 and 15).

  Goodwill and Intangible Assets

        Goodwill represents the excess of purchase price over fair value of assets acquired and liabilities assumed in business combinations. In accordance with accounting guidance related to goodwill and other intangible assets, we test for impairment of goodwill and indefinite-lived intangible assets annually in the fourth quarter of each year and in certain situations between those annual dates. No impairments were indicated as a result of the annual impairment test for goodwill and indefinite-lived intangible assets in 2009. See Note 7 for a discussion of our 2008 and 2007 annual impairment tests.

        Goodwill for relevant reporting units is tested for impairment using a discounted cash flow model based on the estimated future results of the Company's reporting units, discounted using the

FIN-A-10

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company's weighted-average cost of capital and market indicators of terminal year capitalization rates. The implied fair value of a reporting unit's goodwill is compared to the carrying value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to its assets and liabilities and the amount remaining, if any, is the implied fair value of goodwill. If the implied fair value of the goodwill is less than its carrying value, then it is written down to its implied fair value.

        Indefinite-lived intangible assets are tested for impairment using a discounted cash flow approach and are not amortized. Intangible assets with a definite life are amortized over their useful life which is the period over which the asset is expected to contribute directly or indirectly to future cash flows. Management periodically assesses the amortization period of intangible assets with definite lives based upon estimated future cash flows from related operations.

        Inherent in the reviews of the carrying amounts of goodwill and intangible assets are various estimates. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. If our ongoing estimates of future cash flows are not met, we may have to record additional impairment charges in future accounting periods. Our estimates of cash flows are based on the current regulatory, political and economic climates, recent operating information and budgets of the various properties where we conduct operations. These estimates could be negatively impacted by changes in federal, state or local regulations, economic downturns, or other events affecting various forms of travel and access to our properties.

  Debt Issuance Costs

        Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the expected terms of the related debt agreements and are included in other assets, net, on our consolidated balance sheets. As a result of the Chapter 11 Cases, the Company ceased amortization of debt issuance costs related to the Company's debt obligations that were subject to compromise and wrote off the remaining balance of approximately $47.1 million which is included in reorganization items for the year ended December 31, 2008 (Note 3).

  Self-Insurance Reserves

        We are self-insured up to certain stop loss amounts for employee health coverage, workers' compensation and general liability cost. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of estimates for claims incurred but not yet reported as provided by a third party. In estimating these accruals, we consider historical loss experience and make judgments about the expected levels of costs per claim. We believe our estimates of future liability are reasonable based upon our methodology; however, changes in health care costs, accident frequency and severity and other factors could materially affect the estimate for these liabilities. The Company continually monitors changes in claim type and incident and evaluates the insurance accrual making necessary adjustments based on the evaluation of these qualitative data points. At December 31, 2009 and 2008, the Company had total self-insurance accruals reflected in its consolidated balance sheets including amounts classified as liabilities related to assets held for sale and liabilities subject to compromise of approximately $18.4 million and $16.2 million, respectively.

FIN-A-11

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Fair Value of Financial Instruments

        The carrying values of our cash and cash equivalents, restricted cash, receivables and accounts payable approximate fair value because of the short term maturities of these instruments. The Company's debt instruments incurred prior to the Petition Date have been stayed and are subject to compromise as further discussed in Notes 3 and 10. As such, the Company believes that it is impracticable to determine fair value of those pre-petition debt instruments until the Company emerges from the Chapter 11 Cases. As for the DIP Credit Facility (Note 10), the Company believes that its carrying value approximates fair value as the instrument is due within the current period and bears a variable interest rate that adjusts to the market rate. The Company also believes while the Company is in bankruptcy, the credit risk of the Company has not changed significantly and therefore would not have a material impact on the fair value of the DIP Credit Facility.

  Derivative Instruments

        From time to time we enter into derivative instruments, typically in the form of interest rate swaps, in order to manage interest rate risks associated with our current and future borrowings. In accordance with accounting guidance for derivative instruments and hedging activities, all derivative instruments are to be recognized on the balance sheet at fair value. Derivative instruments that are not designated as hedges for accounting purposes must be adjusted to fair value through income. If the derivative instrument qualifies and is designated as a hedge, depending on the nature of the hedge, changes in its fair value will either be offset against the change in fair value of the hedged item through earnings or recognized in other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of the derivative instrument's change in fair value will be immediately recognized in earnings. Fluctuations in interest rates can cause the fair value of derivative instruments to change each reporting period. As of the Petition Date, the Company had two interest rate swaps related to the Senior Secured Credit Facility and Senior Subordinated Notes which have been converted to fixed-amount claims and are classified as liabilities subject to compromise as of December 31, 2009 and 2008 and one interest rate swap related to the Senior Secured Las Vegas Term Loan which had been converted to a fixed-amount claim and classified as liabilities subject to compromise related to assets held for sale at December 31, 2008 but discharged upon consummation of the Tropicana LV Plan on July 1, 2009 (Note 3). The Company has not entered into any additional interest rate swap agreements subsequent to the Petition Date.

  Customer Loyalty Program

        The Company provides certain customer loyalty programs (the "Programs") at its casinos, which allow customers to redeem points earned from their gaming activity for cash, food, beverage, rooms or merchandise. Under the Programs, customers are able to accumulate points which may be redeemed in the future, subject to certain limitations and the terms of the Programs. The Company records a liability for the estimated cost of the outstanding points under the Programs that it believes will ultimately be redeemed. At December 31, 2009 and 2008, approximately $4.7 million and $6.0 million, respectively, were accrued for the cost of anticipated Programs redemptions including amounts classified as liabilities related to assets held for sale. The estimated cost of the outstanding points under the Programs is calculated based on estimates and assumptions regarding marginal costs of the goods and services, redemption rates and the mix of goods and services for which the points are expected to

FIN-A-12

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

be redeemed. For points that may be redeemed for cash, the Company accrues this cost, after consideration of estimated redemption rates, as they are earned which is included in promotional allowances with the exception of Tropicana LV and Tahoe Horizon which are included in discontinued operations. For points that may only be redeemed for goods or services but cannot be redeemed for cash, the Company estimates the cost and accrues for this expense as the points are earned from gaming play which is recorded as casino operating costs and expense, with the exception of Tropicana LV and Tahoe Horizon which are included in discontinued operations.

  Revenue Recognition and Promotional Allowances

        Casino revenue represents the net win from gaming activities, which is the difference between gaming wins and losses. Room, food and beverage and other operating revenues are recognized at the time the goods or services are provided. The majority of our casino revenue is counted in the form of cash and chips and, therefore, is not subject to any significant or complex estimation. The retail value of rooms, food and beverage and other services provided to customers on a complimentary basis is included in gross revenues and then deducted as promotional allowances. The estimated departmental costs and expenses of providing these promotional allowances, for continuing operations, are included in casino operating costs and expenses and consist of the following (in thousands):

	Year Ended December 31,
	2009	2008	2007
Room	$11,065	$8,727	$19,909
Food and beverage	22,127	24,042	51,869
Other	703	671	1,814

Total	$33,895	$33,440	$73,592

  Gaming Taxes

        We are subject to taxes based on gross gaming revenues in the jurisdictions in which we operate, subject to applicable jurisdictional adjustments. These gaming taxes are an assessment on our gaming revenues and are included in casino operating costs and expense, on our consolidated statements of operations. Gaming taxes included in continuing operations totaled approximately $52.7 million, $57.7 million and $96.4 million for the years ended December 31, 2009, 2008 and 2007, respectively.

  Advertising

        We expense advertising costs as incurred or the first time the advertising takes place. Advertising expense, included in continuing operations, which is generally included in marketing, advertising and promotions on our consolidated statements of operations, was approximately $5.2 million, $8.0 million and $14.9 million for the years ended December 31, 2009, 2008 and 2007, respectively.

  Income Taxes

        We account for income taxes under accounting guidance for income taxes, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between

FIN-A-13

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the accounting guidance, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Future tax benefits are recognized to the extent that realization of those benefits is considered more likely than not and a valuation allowance is established for deferred tax assets which do not meet this threshold.

  Fair Value Measurements

        The Company adopted the accounting guidance related to fair value measurements of financial assets and liabilities on January 1, 2008, and for nonfinancial assets and liabilities on January 1, 2009. The accounting guidance establishes a framework for measuring the fair value of assets and liabilities and requires certain disclosures about fair value. The framework utilizes a fair value hierarchy consisting of the following: "Level 1" inputs, which are observable inputs for identical assets, such as quoted prices in an active market; "Level 2" inputs, which are observable inputs for similar assets; and "Level 3" inputs, which are unobservable inputs. The Company's significant assets affected by the adoption of the accounting guidance are the beneficial interest in Trust and assets held for sale which fair value was measured using either "Level 2" or "Level 3" inputs, consisting primarily of estimates of future cash flows.

  Recently Issued Accounting Standards

        In June 2009, new accounting guidance was issued amending the accounting guidance related to consolidation of variable interest entities. The objective of the accounting guidance is to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. This new guidance is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Early application is prohibited. We are currently evaluating the impact on our consolidated financial statements the adoption of this new guidance will have.

        A variety of proposed or otherwise potential accounting standards are currently under consideration by standard-setting organizations and certain regulatory agencies. Because of the tentative and preliminary nature of such proposed standards, we have not yet determined the effect, if any, that the implementation of such proposed standards would have on our consolidated financial statements.

  Reclassifications

        Certain amounts in the consolidated financial statements for the year ended December 31, 2008 and 2007 have been reclassified to conform to the 2009 presentation. These reclassifications had no effect on the previously reported net loss.

  Fresh Start Reporting

        Upon consummation of the Plan, the accounting for the assets and liabilities reported in the Company's subsequent consolidated financial statements may materially change. As of the Effective

FIN-A-14

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Date, the Company anticipates that its successor, Tropicana Entertainment Inc. (the "Successor"), will be required to adopt the "fresh start" provisions in accordance with accounting guidance on reorganizations, which require that all assets and liabilities be recorded at their reorganization values and fair values, respectively, as of such Effective Date. Certain of these values may differ materially from the values recorded on the accompanying consolidated balance sheet as of December 31, 2009. Additionally, the Successor's results of operations after the application of fresh start reporting will not be comparable to our results of operations for previous periods. The Successor may also make changes in accounting practices and policies as of or after the Plan's Effective Date. For all of these reasons, our Successor's consolidated financial statements for periods subsequent to the Effective Date of the Plan will not be comparable with our prior periods.

NOTE 3—VOLUNTARY REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

  Bankruptcy Proceedings

        On May 5, 2008, as discussed in Note 1, the Company, certain of its subsidiaries and affiliates, filed voluntary petitions in the Bankruptcy Court seeking reorganization relief under the provisions of the Bankruptcy Code. Prior to the Effective Date, the Company operated its businesses as a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. As a debtor-in-possession, the Company was authorized to continue to operate as an ongoing business, but was not permitted to engage in transactions outside the ordinary course of business without approval of the Bankruptcy Court after notice and an opportunity for a hearing.

        Under the Bankruptcy Code, during reorganization, certain claims, including most litigation, against the Company in existence prior to the filing of the petitions for relief under the federal bankruptcy laws are stayed while the Company continued business operations as a debtor-in-possession until the Effective Date. Those claims are reflected as "liabilities subject to compromise" in the accompanying consolidated balance sheets. Additional claims (liabilities subject to compromise) may arise during reorganization resulting from rejection of executory contracts, including leases and from the determination by the Bankruptcy Court (or agreed by the parties in interest) of allowed claims for contingencies and other disputed amounts.

        The Company had in place a Bankruptcy Court-approved $80.0 million delayed draw term loan Senior Secured Superpriority Debtor-in-Possession Credit Agreement (the "DIP Credit Facility") to supplement its cash flow during the reorganization process until the Effective Date (Note 10).

  Plan of Reorganization (Note 18—Emergence from Bankruptcy)

        The Plan was confirmed by the Bankruptcy Court on May 5, 2009. The Plan was consummated and became effective on March 8, 2010, on which date all conditions to effectiveness, including approvals from gaming regulators, were satisfied. See Note 18—Emergence from Bankruptcy.

        Pursuant to the Tropicana LV Plan, on July 1, 2009, the assets related to Tropicana LV were transferred to an unrelated company, owned by the lenders under the $440 million Senior Secured Term Loan (the "Las Vegas Term Loan"). A litigation trust (the "Litigation Trust") was also created, to which the Company contributed certain claims against its former owners. Beneficial interests in the

FIN-A-15

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—VOLUNTARY REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (Continued)

Litigation Trust were held by the Company and by certain of the former creditors of Tropicana LV, and on the Effective Date, the Company no longer has an interest in the Litigation Trust.

        Pursuant to the Plan, on the Effective Date, a series of restructuring transactions were consummated through which the Successor, a newly organized company, acquired from the Debtors certain subsidiaries of the Company (not including Tropicana LV, Tahoe Horizon and related assets), as well as Realty, JMBS Casino and CP Vicksburg (collectively, the "Affiliate Guarantors") and assets of certain Debtors, in exchange for (a) the issuance of shares of the Successor's common stock, and warrants to purchase additional shares of the Successor's common stock and (b) the assumption of certain liabilities of the Company, its subsidiaries subsequent to the Plan and the Affiliate Guarantors incurred after the Petition Date to the extent not paid on or prior to the Effective Date other than income tax liabilities.

        On the Effective Date, lenders under the Senior Secured Credit Facility (the "Credit Facility"—Note 10) were issued the Successor's common stock and beneficial interests in the Litigation Trust, while holders of the Company's 9 5/8% Senior Subordinated Notes (the "Notes"—Note 10) and holders of general unsecured claims received warrants to purchase the Successor's common stock and beneficial interests in the Litigation Trust, in exchange for all of their claims against the Company and Affiliate Guarantors.

  Liabilities Subject to Compromise

        Liabilities subject to compromise are certain of the liabilities of the Company incurred prior to the Petition Date of the Chapter 11 Cases. In accordance with accounting guidance for financial reporting by entities in reorganization under the Bankruptcy Code, liabilities subject to compromise are recorded at the estimated amount that is expected to be allowed as pre-petition claims in the Chapter 11 proceedings and are subject to future adjustments. Adjustments may result from negotiations, actions of the Bankruptcy Court, further developments with respect to disputed claims, rejection of executory contracts and unexpired leases, proofs of claim, implementation of the Plan or other events. In some individual instances and in total, claims filed by the creditors are in excess of the amounts recorded by the Company. The Company has recorded an estimate of allowed claims based on the reconciliation work that has been performed. However, given the size and complexity of the Chapter 11 Cases, there is some uncertainty as to the ultimate liability that will be negotiated with creditors for these pre-petition claims, and, the final liability upon completion of the negotiation with claimants at a future date may be significantly higher or lower than management's current estimate. The Company intends to contest claims to the extent that they exceed the amounts the Company believes are due. Payment terms for the liabilities subject to compromise were established as part of the Plan and the Tropicana LV Plan (Note 18—Emergence from Bankruptcy).

FIN-A-16

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—VOLUNTARY REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (Continued)

        Liabilities subject to compromise, excluding amounts related to assets held for sale, consist of the following (in thousands):

	December 31,
	2009	2008
9 5/8% Senior Subordinated Notes (Note 10)	$960,000	$960,000
Senior Secured Credit Facility-Term Loan (Note 10)	1,300,239	1,300,239
Senior Secured Credit Facility-Revolver (Note 10)	29,010	21,000
Capital lease	11	58

Debt subject to compromise	2,289,260	2,281,297
Interest rate swaps	53,158	53,158
Accrued expenses and other liabilities	23,919	19,928
Accounts payable	19,675	19,633
Accrued interest	36,173	36,173
Note payable and accrued interest to affiliate guarantors	13,109	13,109
Due to affiliates	14,606	14,606

Total liabilities subject to compromise	$2,449,900	$2,437,904

        Liabilities subject to compromise related to assets held for sale, consist of the following (in thousands):

December 31,
2008
Senior Secured Las Vegas Term Loan (Note 10)	$440,000
Interest rate swap	2,749
Accrued expenses and other liabilities	972
Accounts payable	5,168
Due to affiliates	27,044

Total liabilities subject to compromise related to assets held for sale	$475,933

FIN-A-17

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—VOLUNTARY REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (Continued)

  Reorganization Items

        Reorganization items, excluding amounts included in discontinued operations, represent amounts incurred since the Petition Date as a direct result of the Chapter 11 Cases, and were comprised of the following (in thousands):

	Year Ended December 31,
	2009	2008
Professional fees	$26,364	$44,290
Write-off of debt issuance costs	—	47,059
Interest income	(69)	(285)
Other	702	1,313

Total reorganization items, net	$26,997	$92,377

        Reorganization items related to discontinued operations, represent amounts incurred since the Petition Date as a direct result of the Chapter 11 Cases for Tropicana LV and Tahoe Horizon, and were comprised of the following (in thousands):

	Year Ended December 31,
	2009	2008
Professional fees	$1,565	$2,990
Interest income	(77)	(577)
Other	58	82

Total reorganization items included in loss from discontinued operations, net of tax	$1,546	$2,495

        Professional fees include financial, tax, legal, real estate and valuation services, among other items, that are directly associated with the reorganization process. Cash payments pertaining to these reorganization items, including amounts related to discontinued operations, amounted to approximately $37.5 million and $38.1 million for the years ended December 31, 2009 and 2008, respectively. On the Petition Date, in accordance with accounting guidance for financial reporting entities in reorganization under the bankruptcy code, the Company ceased amortization of debt issuance costs related to pre-petition debt obligations and wrote off the unamortized balance of all debt issuance costs related to the Notes.

FIN-A-18

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—RECEIVABLES

        Receivables, excluding amounts included in assets held for sale, consist of the following (in thousands):

	December 31,
	2009	2008
Casino	$877	$1,204
Hotel	1,148	2,913
Income tax receivable	12,787	12,128
Other	393	572

	15,205	16,817
Allowance for doubtful accounts	(691)	(846)

Receivables, net	$14,514	$15,971

NOTE 5—PROPERTY AND EQUIPMENT

        Property and equipment, excluding amounts included in assets held for sale, consist of the following (in thousands):

		December 31,
	Estimated life (years)
		2009	2008
Land	—	$33,990	$33,990
Buildings and improvements	10 - 39	377,547	405,387
Furniture, fixtures and equipment	5 - 10	107,747	123,031
Riverboats and barges	10	47,580	47,380
Construction in progress	—	3,417	2,532

		570,281	612,320
Accumulated depreciation		(146,631)	(152,090)

Property and equipment, net		$423,650	$460,230

NOTE 6—BENEFICIAL INTEREST IN TRUST

        Prior to the Aztar acquisition, the New Jersey Casino Control Commission (the "NJ Commission") granted TEH temporary authority to operate Tropicana AC requiring the respective stock be placed in the ICA Trust until completion of the licensing process. On December 12, 2007, the NJ Commission denied TEH a permanent license to operate Tropicana AC and declared operative the ICA Trust ("NJ License Denial"). A trustee ("Trustee") was assigned under the ICA Trust to assume management responsibility of Tropicana AC until it could be sold to a third party. The sale of Tropicana AC was in the control of the Trustee. Under New Jersey law, TEH was entitled to the lower of the value of the property as of the date the trust became operative or its original cost to acquire Tropicana AC upon the eventual sale of the property. Because Tropicana AC is being sold to the lenders under the Credit Facility pursuant to the $200 million credit bid, as discussed below, the Company will not receive any cash proceeds from the sale of Tropicana AC.

FIN-A-19

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—BENEFICIAL INTEREST IN TRUST (Continued)

        As a result of the actions taken on December 12, 2007, by the NJ Commission, the Company determined that Tropicana AC should not be consolidated subsequent to December 12, 2007. This determination was based on the provisions in accordance with accounting guidance for consolidation of all majority owned subsidiaries, whereby the government imposed restrictions on the Company's continued management and control of Tropicana AC were so severe that they cast significant doubt on the Company's ability to control the subsidiary. The Company has thereafter accounted for its interest in Tropicana AC, held by the ICA Trust, under the cost method. The Company's cost basis was then adjusted to fair value in accordance with accounting guidance related to accounting for certain investments in debt and equity securities.

        As a result, the net cost basis in Tropicana AC is presented as a beneficial interest in Trust in the accompanying consolidated balance sheets as of December 31, 2009 and 2008. As the Trustee had control of the operations of Tropicana AC since December 12, 2007, there are no results of operations, other than impairment charges associated with the beneficial interest for Tropicana AC included in the consolidated statements of operations and statements of cash flows for the years ended December 31, 2009 and 2008.

        During the period that the Trustee was in control of the operations of Tropicana AC pending the closing of its sale, the Trustee and the NJ Commission had committed to allow excess cash flow from Tropicana AC to be transferred to TEH in support of Tropicana AC's allocated portion of the Credit Facility and the Notes and prohibited TEH from participating in cash flows in excess of the interest allocation. Any cash flow over this allocation of interest could be retained by the NJ Commission under the ICA Trust and related regulations. The Company received transfers of approximately $11.6 million through April 2008 which were accounted for as a reduction in the carrying amount of the beneficial interest in the ICA Trust. However, upon the Company's filing for bankruptcy protection on May 5, 2008, the Trustee suspended additional cash transfers.

  Bankruptcy Proceedings

        Despite the efforts of the Trustee, no acceptable third-party offer was made to acquire Tropicana AC. Accordingly, the Trustee began a dialogue with the steering committee of the lenders under the Credit Facility (the "Steering Committee"). At a meeting of the NJ Commission conducted on February 18, 2009, the Steering Committee advised the NJ Commission that the lenders under the Credit Facility were willing to make a credit bid (the "Credit Bid") to acquire Tropicana AC, meaning that the lenders under the Credit Facility would offer to exchange a portion of the Credit Facility for ownership of the Tropicana AC. Thereafter, the Steering Committee, the Trustee and the Company negotiated the terms of an asset purchase agreement (the "Asset Purchase Agreement").

        On April 29, 2009, the NJ Commission approved the final form of the Asset Purchase Agreement and the NJ Commission gave the Trustee permission to cause the Tropicana AC Parties to file for bankruptcy protection and pursue an auction sale of Tropicana AC pursuant to 11 U.S.C. §363 utilizing the Asset Purchase Agreement as the first bid to acquire the Tropicana AC (the "Sale"). On April 29, 2009, the Asset Purchase Agreement was executed. Pursuant to the Plan, the portion of the Credit Facility used to make the Credit Bid would not be cancelled but would instead, pursuant to the Plan, remain outstanding on the Effective Date for purposes of the Credit Bid.

FIN-A-20

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—BENEFICIAL INTEREST IN TRUST (Continued)

        On April 29, 2009, as discussed in Note 1, the Tropicana AC Parties filed the Adamar Bankruptcy Cases. On June 12, 2009, the New Jersey Bankruptcy Court entered an order that, among other things, approved the sale by Adamar of all of the property owned or controlled by Adamar relating to Tropicana AC to the lenders under the Credit Facility, free and clear of all claims, encumbrances (as defined in the June 12, 2009 order of the New Jersey Bankruptcy Court) and interests (other than assumed liabilities and permitted encumbrances identified in the Asset Purchase Agreement) pursuant to the terms of the Asset Purchase Agreement (the "New Jersey Sale Order").

        On August 26, 2009, after conducting a hearing on July 27, 2009, and by way of Commission Resolution No. 09-08-26-16, the NJ Commission ruled that the Successor, a newly organized company, was permitted to apply to the NJ Commission to become a holding company of a subsidiary which would acquire Tropicana AC pursuant to the terms of the Asset Purchase Agreement.

        As a result of the NJ Commission's August 26, 2009 ruling, which cleared the way for Tropicana AC to be owned by a subsidiary of the Successor, the parties to the Asset Purchase Agreement agreed to amend and restate the Asset Purchase Agreement to provide that, among other things, Tropicana AC would be acquired by a subsidiary of the Successor, pursuant to the terms of the amended and restated Asset Purchase Agreement (the "Amended and Restated Purchase Agreement"), a modified New Jersey Sale Order and the Plan. The New Jersey Bankruptcy Court entered an order approving the Amended and Restated Purchase agreement on October 29, 2009 (the "NJ Sale Order"). The Bankruptcy Court entered an order approving the Amended and Restated Purchase Agreement on November 4, 2009 (the "Delaware Sale Order"). On November 19, 2009 the NJ Commission approved the terms of the Amended and Restated Purchase Agreement, approved Adamar entering into the Amended and Restated Purchase Agreement, and approved the Plan as amended to accommodate changes as a consequence of the parties entering into the Amended and Restated Purchase Agreement.

        The Tropicana AC Parties continued to operate as debtors-in-possession pending the Sale. No plan of reorganization was proposed in the Adamar Bankruptcy Cases due to the Sale. The Sale was consummated and became effective on March 8, 2010, at which time certain subsidiaries of the Successor acquired Tropicana AC and the lenders under the Credit Facility each received their pro rata portion of shares of the Successor's common stock in exchange for their Credit Bid (Note 18).

  Impairment Loss

        Under the accounting guidance related to the meaning of other-than-temporary impairment and its application to certain investments, cost basis investments such as our beneficial interest in Trust are evaluated for impairment under a process that results in an impairment charge reducing the cost basis to fair value when other-than-temporary impairment exists. To determine the fair value, the Company utilized a combination of the income approach and market approach. The income approach incorporates the use of the discounted cash flow method, whereas the market approach incorporates the use of the guideline company method. Significant assumptions are used to determine the fair value such as cash flow projections, working capital requirements and the discount rate which are considered "Level 3" inputs. The estimated fair value of the beneficial interest in Trust declined to $200.0 million at December 31, 2009 from $354.3 million at December 31, 2008 which was based on the $200 million credit bid by the lenders under the Credit Facility as discussed above, resulting in impairment charges of $154.3 million during the year ended December 31, 2009.

FIN-A-21

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—IMPAIRMENT CHARGES AND OTHER WRITE-DOWNS

        Impairment charges and other write-downs included in continuing operations consist of the following (in thousands):

	Year Ended December 31,
	2009	2008	2007
Impairment of beneficial interest in Trust (Note 6)	$154,300	$530,778	$635,916
Impairment of intangible assets	—	97,900	310,990
Impairment of property and equipment	—	27,788	—
Write-off of abandoned projects	—	824	—
Loss on disposal of assets	30	225	448

Impairment charges and other write-downs	$154,330	$657,515	$947,354

  Impairment of Intangible Assets and Goodwill

        As a result of the Company's annual impairment test in 2008, the Company recognized an impairment loss on intangible assets of $97.9 million of which $58.3 million was related to the gaming license at Casino Aztar and $39.6 million was related to the gaming license at Belle of Baton Rouge. These licenses were impacted by the then-current market conditions including lower market valuation multiples for gaming assets, higher discount rates resulting from uncertainty in the credit and equity markets and decreased projected cash flow estimates.

        During the year ended December 31, 2007, the Company recorded impairment losses related to its intangible assets of approximately $311.0 million of which $128.1 million related to the gaming license for Casino Aztar as a result of a pending sale of the property which was subsequently terminated in 2008 and $182.9 million related to the Tropicana trade name as a result of loss of control at Tropicana AC caused by the NJ License Denial. In addition, the Company recorded approximately $142.4 million in impairment losses during the year ended December 31, 2007 related to its goodwill of which $78.0 million was a result of lower than expected operating results at the Tropicana Express and $64.4 million was related to Casino Aztar.

        When testing goodwill and indefinite life intangible assets for impairment, the Company utilized the income approach, which includes an analysis of the market, cash flow and risks associated with achieving such cash flows. The income approach focuses on the income producing capability of the respective property and represents the present value of the future economic benefits expected to be derived. Significant assumptions used in the impairment test included cash flow projections, working capital requirements and the discount rate. Further, in the case of Tropicana LV, appraisals pertaining to the underlying land values were also considered.

  Impairment of Property and Equipment

        We evaluate our property and equipment for impairment whenever indicators of impairment exist. During the fourth quarter of 2008, the continuing economic downturn and constrained capital markets contributed to a severe decline in value of gaming stocks and gaming assets. As a result, the Company determined that a triggering event occurred in the fourth quarter of 2008, therefore its property and equipment was reviewed for impairment. Based on estimated undiscounted future cash flows, the

FIN-A-22

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—IMPAIRMENT CHARGES AND OTHER WRITE-DOWNS (Continued)

Company determined that the carrying value of the property and equipment at MontBleu, Tropicana LV and Tahoe Horizon exceeded its estimated undiscounted cash flows. As a result, the Company performed a fair value analysis for these assets and recorded an impairment loss of approximately $27.8 million at MontBleu to write down the book value of its property and equipment to the estimated fair value.

        The Company recorded an impairment charge, included in discontinued operations, during the year ended December 31, 2008 of approximately $195.2 million of which $187.4 million related to Tropicana LV and $7.8 million related to Tahoe Horizon to write down the book value of their property and equipment to the estimated fair value. In addition, impairment charges, included in discontinued operations, of approximately $20.8 million were recorded during 2007 to write down the carrying value of the property and equipment at Tahoe Horizon to their estimated fair values due to litigation which would have caused the early termination of the ground lease at Tahoe Horizon.

  Write-off of Abandoned Projects

        During the year ended December 31, 2008, the Company decided to abandon various projects that were in the development stage due to the economic conditions and the Chapter 11 Cases. In conjunction with these decisions, the capitalized costs incurred to date of approximately $0.8 million, related to Belle of Baton Rouge, were written off during the year ended December 31, 2008 and included in continuing operations.

        In addition, the Company wrote off capitalized costs incurred to date of approximately $26.8 million during the year ended December 31, 2008 related to Tropicana LV which are included in discontinued operations on the accompanying statement of operations.

NOTE 8—GOODWILL AND INTANGIBLE ASSETS

        As discussed in Note 1, the Company acquired Aztar on January 3, 2007. In connection with the acquisition, we recorded significant amounts of goodwill and intangible assets which were adjusted during our annual impairment testing in 2008 and 2007.

        Goodwill represents the excess of total acquisition costs over the fair market value of net assets acquired and liabilities assumed in a business combination. As of December 31, 2009 and 2008, the Company had $16.8 million of goodwill related to Belle of Baton Rouge.

FIN-A-23

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—GOODWILL AND INTANGIBLE ASSETS (Continued)

        Intangible assets, excluding amounts included in assets held for sale, consist of the following (in thousands):

		December 31,
	Estimated life (years)
		2009	2008
Trade name	Indefinite	$16,700	$16,700
Gaming licenses	Indefinite	50,718	50,718
Trade name	1 1/2 - 10	3,200	3,200
Customer lists	5 - 15	7,467	7,467
Other	9 - 60	4,408	4,408

Total intangible assets		82,493	82,493
Less accumulated amortization:
Trade name		(3,017)	(2,967)
Customer lists		(5,195)	(5,171)
Other		(393)	(304)

Total accumulated amortization		(8,605)	(8,442)

Intangible assets, net		$73,888	$74,051

        The indefinite life trade name is related to the Tropicana trade name acquired in the Aztar acquisition. Gaming licenses are intangible assets acquired from the purchase of gaming entities that are located in gaming jurisdictions where competition is limited to a specified number of licensed gaming operators. Gaming licenses are not subject to amortization as we have determined that they have an indefinite life. The definite life trade name represents the Aztar trade name for $2.7 million acquired in the Aztar acquisition which was amortized over 1 1/2 years and is fully amortized. The remaining $0.5 million of the definite life trade name is associated with Realty and is being amortized on a straight-line basis over 10 years which is the estimated useful life. Customer lists represent the value associated with our customers under our customer loyalty programs and are being amortized on a straight-line basis. Estimated annual amortization expense for definite-lived intangible assets is anticipated to be approximately $0.2 million in the year ended December 31, 2010 and $0.1 million in each year of the years ended December 31, 2011, 2012, 2013 and 2014.

FIN-A-24

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities, excluding liabilities subject to compromise and liabilities related to assets held for sale, consist of the following (in thousands):

	December 31,
	2009	2008
Accrued payroll and related	$14,036	$15,993
Accrued gaming and related	8,749	10,398
Accrued interest	240	10,060
Deferred tax liability—current portion	858	2,838
Other accrued expenses and current liabilities	6,292	5,083

Total accrued expenses and other current liabilities	$30,175	$44,372

NOTE 10—DEBT

        Debt consists of the following (in thousands):

	December 31,
	2009	2008
Debtor-in-Possession Credit Agreement, interest at 13.3% at December 31, 2009 and 2008	$65,219	$66,062
Senior Secured Credit Facility—Term Loan, due 2012, interest at 0% and 7.1% at December 31, 2009 and 2008, respectively (subject to compromise)	1,300,239	1,300,239
Senior Secured Credit Facility—Revolver, interest at 0% and 7.1% at December 31, 2009 and 2008, respectively (subject to compromise)	29,010	21,000
9 5/8% Senior Subordinated Notes, due 2014 (subject to compromise)	960,000	960,000
Senior Secured Las Vegas Term Loan, interest at 4.5% at December 31, 2008 (subject to compromise related to assets held for sale)	—	440,000
Other long-term debt	461	158

Total debt	2,354,929	2,787,459
Less amounts subject to compromise	(2,289,260)	(2,281,297)
Less amounts subject to compromise related to assets held for sale	—	(440,000)
Less current portion of debt not subject to compromise	(65,669)	(66,162)

Total long-term debt, net	$—	$—

  Debtor-in-Possession Credit Agreement (Note 18—Emergence from Bankruptcy)

        On May 5, 2008, the Company entered into the DIP Credit Facility. In October 2008, the Company increased its availability under the DIP Credit Facility from $67 million to $80 million. The Company extended the maturity of the DIP Credit Facility to the earlier of March 31, 2010 or the Effective Date of the Plan (Note 18). Borrowings under the DIP Credit Facility bear interest at a margin over the Alternate Base Rate or Adjusted LIBO Rate (each as defined in the DIP Credit Facility), as selected by the Company.

FIN-A-25

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—DEBT (Continued)

        The DIP Credit Facility provides the administrative agent, collateral agent and lenders with a senior priming lien on all of the Company's tangible and intangible assets subject to certain exceptions specified therein. In addition, each of the Company's subsidiaries, as well as the Affiliate Guarantors, are guarantors under the DIP Credit Facility. The liens granted by the subsidiaries are (a) in the case of the subsidiaries that are Credit Facility guarantors, senior priming liens subject to certain exceptions specified therein, and (b) in the case of subsidiaries that are guarantors of the Las Vegas Term Loan, liens immediately junior to the liens granted to the lenders under the Las Vegas Term Loan and certain other existing liens.

        The DIP Credit Facility contains certain financial and other covenants which require the Company to, among other things, (i) maintain a cumulative monthly minimum Consolidated Adjusted EBITDA, (ii) maintain at least $7 million of liquidity determined by reference to their cash balances and available credit under the DIP Credit Facility; and (iii) limit cumulative capital expenditures during each monthly period to the amounts, each as set forth in the DIP Credit Facility. The covenants impose restrictions on the Credit Facility guarantors' financial and business operations, including their ability to, among other things, incur or secure other debt, make investments, sell assets and pay dividends or repurchase stock while allowing the Credit Facility guarantors to lend up to $15 million to the Las Vegas Term Loan guarantors. As of December 31, 2009, we were in compliance with all financial covenants in the DIP Credit Facility. Furthermore, the DIP Credit Facility requires the Credit Facility guarantors to make disbursements subject to a periodically updated and agreed-upon Approved Cash Flow Forecast (as defined in the DIP Credit Facility) subject to certain variances as set forth in the DIP Credit Facility.

        The DIP Credit Facility contains certain defaults and events of default customary for debtor-in-possession financings of this type. Upon the occurrence and during the continuance of any default in payment of principal, interest or other amounts due under the DIP Credit Facility, interest on all outstanding amounts is payable on demand at 2% above the then applicable rate.

  Senior Secured Credit Facility—subject to compromise

        On January 3, 2007, the Company, in connection with the Aztar acquisition, entered into the Credit Facility comprised of a $1.53 billion senior secured term loan ("Term Loan") and a $180.0 million senior secured revolving credit facility ("Revolver"). The Term Loan bears interest at a margin above the LIBO Rate or Alternative Base Rate (each as defined in the Credit Facility), as selected by the Company. The borrowings under the Credit Facility are guaranteed by the same guarantors as the Notes; security interests in all of the Company's and the guarantors' tangible and intangible assets, including a pledge of all equity interests in the Company and the guarantors; and a guarantee of Columbia Sussex Corporation ("CSC"), a company related by common ownership, to the extent that the Revolver exceeds $100.0 million. The Credit Facility requires additional mandatory principal payments of, among other things, excess cash flow, as defined in the agreement.

        The NJ License Denial was a default under the Credit Facility. As a result of the bankruptcy filing as discussed in Note 3, claims against the Company, including those related to the Credit Facility have been stayed and are reflected as "liabilities subject to compromise" in the accompanying consolidated balance sheets as of December 31, 2009 and 2008.

FIN-A-26

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—DEBT (Continued)

        Subsequent to the Petition Date, the Bankruptcy Court authorized the Company to make adequate protection payments that include interest on the Credit Facility, which were approximately $70.6 million during the year ended December 31, 2008. Effective February 1, 2009, the Bankruptcy Court authorized the Company to suspend the adequate protection payments with respect to interest which resulted in no interest expense in 2009 related to the Credit Facility. The interest rate was the Adjusted LIBO Rate plus 2.25% per annum until (but not including) June 30, 2008 and thereafter, at the Alternate Base Rate plus 1.25% per annum.

        Prior to the Petition Date, the Company had approximately $8.0 million in letters of credit issued under the Credit Facility which were paid to the beneficiary in 2009 and accordingly increased the outstanding balance of the Credit Facility as of December 31, 2009.

  Senior Subordinated Notes—subject to compromise

        On December 28, 2006, the Company issued the Notes to partially finance the Aztar acquisition. Interest on the Notes is payable semi-annually on June 15 and December 15 of each year.

        The Notes are guaranteed by certain of the Company's then existing and future subsidiaries as well as by the Affiliate Guarantors. The Notes are not guaranteed by Tropicana LV or Lighthouse Point. The Notes contain certain restrictive covenants regarding, among other things, the Company's and the guarantors' ability to incur or guarantee additional indebtedness, pay dividends, sell or transfer assets, make certain investments, create or incur certain liens, enter into merger, consolidation or sale transactions and to enter into transactions with affiliates that are not described in the agreements. Although Lighthouse Point is not a guarantor, it is subject to the restrictive covenants of the Notes, as defined. Upon a change in control of the Company, as defined, the holders of each Note has the right to require the Company to repurchase the Notes at 101% of the principal amount plus any unpaid interest to the date of purchase.

        On January 28, 2008, the Company received a notice of an event of default under the Indenture from the successor Trustee related to the NJ License Denial and the then pending sales of Tropicana AC and the Casino Aztar. The filing for bankruptcy protection by the Company on May 5, 2008, as discussed in Note 3, stayed claims against the Company including those related to the Notes and are reflected as "liabilities subject to compromise" in the accompanying consolidated balance sheets.

  Las Vegas Term Loan—subject to compromise related to assets held for sale

        In conjunction with the Aztar acquisition on January 3, 2007, the Company entered into the Las Vegas Term Loan which was scheduled to mature in July 2008. Interest on the Las Vegas Term Loan was due quarterly at a margin above a LIBO Rate option or an Alternative Base Rate (each as defined in the Las Vegas Term Loan), as selected by the Company, and was secured by all the assets of Tropicana LV. On the closing date, the Company was required to deposit, in an escrow account, cash in an amount sufficient to pay all scheduled interest payments in respect of the Las Vegas Term Loan for a one-year period.

        In April and May 2008, the lenders under the Las Vegas Term Loan sent notices of default to the Company for failure to pay interest due on April 30, 2008, failure to timely deliver audited financial

FIN-A-27

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—DEBT (Continued)

statements, failure to make excess cash flow principal payments (if any were required) and failure to notify the lenders of defaults under other credit agreements.

        As a result of the bankruptcy filing as discussed in Note 3, claims against the Company, including those related to the Las Vegas Term Loan were stayed and are reflected as "liabilities subject to compromise related to assets held for sale" in the accompanying consolidated balance sheet at December 31, 2008. Subsequent to the Petition Date, the Bankruptcy Court authorized the Company to use this restricted cash to make adequate protection payments that include interest on the Las Vegas Term Loan which were approximately $3.5 million for the year ended December 31, 2009 and $16.0 million for the year ended December 31, 2008. Effective March 15, 2009, the Bankruptcy Court authorized the Company to suspend the adequate protection payments. The interest rate was the Adjusted LIBO Rate plus 2.25% per annum until (but not including) June 30, 2008 and thereafter, at the Alternate Base Rate plus 1.25% per annum.

        The Tropicana LV Plan was confirmed by the Bankruptcy Court on May 5, 2009 and became effective on July 1, 2009. By virtue of the Tropicana LV Plan becoming effective, Tropicana LV, subsequent to June 30, 2009, is no longer owned or operated by the Company and the Las Vegas Term Loan has been cancelled.

NOTE 11—DERIVATIVE INSTRUMENTS

        The Company had entered into interest rate swap agreements to effectively convert a portion of its variable interest rate to a fixed interest rate. In January 2007, the Company entered into three interest rate swap agreements with a combined notional amount of $1.4 billion. These interest rate swaps were not designated as hedging instruments for accounting purposes and as a result gains or losses resulting from the change in fair value of these interest rate swaps were recognized in earnings in the period of change.

        Prior to the Petition Date, the Company had two interest rate swap agreements for an aggregate notional amount of $1.0 billion each converting a portion of our floating-rate debt to a fixed rate of 5.0% based on three-month LIBO Rate. In addition, the Company had a third interest rate swap agreement for a notional amount of $440.0 million (the "Las Vegas Swap") converting a portion of our floating-rate debt to a fixed rate of 5.1% based on three- month LIBO Rate.

        The difference between amounts received and paid under our interest rate swap agreements, as well as costs or fees, was recorded as a reduction of or an addition to interest expense as incurred over the life of the interest rate swaps. The net effect of the interest rate swaps resulted in an increase in interest expense included in continuing operations of approximately $15.0 million for the period January 1, 2008 through the Petition Date.

        The filing for bankruptcy protection on May 5, 2008 caused an early termination of these interest swap agreements. The interest rate swap agreements provided that upon an early termination, the market value of the interest rate swap agreement as of the date of the early termination was due and interest payable on this amount was owed at the prime rate plus 2%. The fair value of the interest rate swap agreements as of May 5, 2008 was approximately $55.9 million of which $53.2 million is included in liabilities subject to compromise at December 31, 2009 and 2008 and $2.7 million is included in

FIN-A-28

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—DERIVATIVE INSTRUMENTS (Continued)

liabilities subject to compromise related to assets held for sale at December 31, 2008 and discharged on July 1, 2009 upon the consummation of the Tropicana LV Plan (Note 3).

NOTE 12—RELATED PARTY TRANSACTIONS

  Tahoe Horizon

        In June 2009, the Company and certain subsidiaries entered into a certain Master Restructuring Agreement with CSC and the landlord of the leases for its Tahoe Horizon operations thereby agreeing to assign the leases, certain related assets, rights and obligations of the Tahoe Horizon operations to affiliates of CSC. The assignment of the leases was approved by the Bankruptcy Court concurrently with the confirmation of the Plan. The terms of the assignment provided for the Company to assign the hotel lease on June 15, 2009 while continuing to operate the casino on a limited basis until CSC or a third party designee had been licensed by the Nevada Gaming Commission. In October 2009, the gaming assets and all remaining rights and certain obligations related to Tahoe Horizon were assigned to entity affiliated with CSC and we no longer have any involvement with this property.

  Notes Payable to Affiliate Guarantors

        In 2009, JMBS Casino, an affiliate guarantor, loaned $2.5 million to the Company. The loan accrues interest at an annual rate of 12%. No principal or interest payments are due under the loans until the maturity date of January 1, 2015.

        In September 2008, JMBS Casino and CP Vicksburg, each an affiliate guarantor, loaned $2.5 million and $2.0 million, respectively, to the Company. The loans accrue interest at an annual rate of 12.0%. No principal or interest payments are due under the loans until the maturity date of January 1, 2015.

        In 2007, JMBS Casino and CP Vicksburg loaned $5.0 million and $7.0 million, respectively, to the Company. The loans accrue interest at an annual rate of 12.0%. No principal or interest payments are due under these loans until maturity which is January 1, 2015. Due to the bankruptcy filing in May 2008, the total of these pre-petition loans and accrued interest of $13.1 million is included in liabilities subject to compromise on our accompanying December 31, 2009 and 2008 consolidated balance sheets. Pursuant to the Plan, these loans and accrued interest will be cancelled on the Effective Date.

  Wimar and Columbia Sussex Corporation

        Wimar provided various support services through September 2008 which were charged to the Company. The services provided by Wimar to the Company and its subsidiaries under casino services agreements primarily related to casino operations, employment matters, staffing, marketing, advertising, casino layout, compliance, internal audit and purchasing of gaming related equipment and supplies. The operations of the Company are separate and apart from Wimar. Any costs incurred by Wimar for the benefit of or related to the Company's operations were charged to the Company. Wimar charged the Company its allocated portion of the corporate overhead costs for these services based on the ratio of the Company's net operating revenues to the total aggregate net operating revenue of all casino operations owned by Wimar.

FIN-A-29

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—RELATED PARTY TRANSACTIONS (Continued)

        CSC provided, until April 30, 2009, various administrative and accounting services to the Company and its subsidiaries under a series of administrative services agreements. In addition, the Company also occasionally bought and sold slot machines and other equipment at net book value with subsidiaries of Wimar and CSC.

        The services provided by CSC were primarily related to accounting and administrative services in the areas of accounts payable, cash management, payroll processing, purchasing, human resources, marketing, risk management, tax and accounting. Also, the Company participated in general liability, workers' compensation, property and health insurance programs facilitated by CSC. In addition, the Company and its subsidiaries, excluding the Aztar subsidiaries, adopted CSC's 401(k) pension savings plan. The operations of the Company are separate and apart from CSC. Any costs incurred by CSC for the benefit of or related to the Company's operations were charged to the Company. Effective April 30, 2009, the Company terminated the administrative services agreements with CSC in anticipation of the Plan as discussed in Note 3.

        We recognized expenses included in continuing operations related to these services totaling approximately $0.5 million, $7.0 million and $8.3 million for the years ended December, 2009, 2008 and 2007, respectively. As of December 31, 2009 and 2008, the Company has recorded liabilities, including amounts classified as liabilities related to assets held for sale, to these affiliated companies of approximately $17.5 million and $44.4 million, respectively, related to these services of which approximately $14.6 million and $41.7 million is included in liabilities subject to compromise at December 31, 2009 and 2008, respectively (Note 3). In addition, these affiliated companies owed the Company, including amounts classified as assets held for sale, approximately $4.8 million and $2.8 million as of December 31, 2009 and 2008, respectively. The Company is currently contesting certain amounts that were paid to, or are alleged to be owed to, these affiliated companies with respect to these services.

        On March 31, 2009, Wimar and CSC filed separate motions with the Bankruptcy Court related to administrative expense claims in connection with the services noted above in which the Company and its subsidiaries were a party. As noted above, the Company intends to contest these claims to the extent that they exceed the amounts the Company believes are due to Wimar and CSC.

NOTE 13—COMMITMENTS AND CONTINGENCIES

  Leases

        Under the Bankruptcy Code, the Debtors generally may assume or reject pre-petition executory contracts and unexpired leases subject to the approval of the Bankruptcy Court and certain other conditions. In this context, "assumption" means that the Debtors agree to perform obligations and cure all existing defaults under the executory contract or unexpired lease, and "rejection" means that the Debtors are relieved from obligations to perform further under the executory contract or unexpired lease that is rejected. Rejection of an executory contract or lease is treated as a breach immediately prior to the Petition Date and may give rise to a pre-petition claim for amounts due and owing as of the Petition Date and for damages from the breach of the agreement, subject to certain limitations. Any claim for damages that result from the rejection of an executory contract or unexpired lease is subject to compromise as part of a plan of reorganization, to the extent that such claim is unsecured. The Bankruptcy Code includes certain deadlines by which debtors must assume or reject unexpired

FIN-A-30

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

leases of nonresidential real property. The Company has until the end of their Chapter 11 Cases to assume or reject all other executory contracts and unexpired leases, unless the Bankruptcy Court orders an earlier deadline.

        The Company has reviewed all of its executory contracts and unexpired leases to determine which, if any, executory contracts and unexpired leases they would seek to reject as part of their Chapter 11 Cases. The Company rejected the majority of its executory contracts and assumed the majority of its leases.

  MontBleu Lease

        The Company has a lease agreement with respect to the land and building which MontBleu operates through December 31, 2028. Under the terms of the lease, rent was approximately $4.7 million, $5.9 million and $5.7 million for the years ended December 31, 2009, 2008 and 2007, respectively.

        In June 2009, per order of the Bankruptcy Court and pursuant to certain Master Restructuring Agreement, the Company and its subsidiary subject to the MontBleu lease assumed the lease and entered into an amendment agreement extending the termination date ten years to 2028. The amendment also set the rent at $333,333 per month beginning May 1, 2009, plus 10% of gross revenues in excess of $50 million through December 31, 2011. After December 31, 2011, rent will be equal to the greater of (i) $333,333 per month as increased by the same percentage that the consumer price index has increased from 2009 thereafter, or (ii) 10% of gross revenues.

  Casino Aztar Land Lease

        The Company leases approximately four and a half acres of the eight and a half acres that Casino Aztar is situated on from the City of Evansville, Indiana. Under the terms of the lease, the Company has the option to extend the lease for up to seven five-year renewal options until November 30, 2040. As of December 31, 2009, the Company exercised its first of seven renewal options which extended the lease term through November 2010. Under the terms of the lease, the Company is required to pay a percentage of the adjusted gross receipts ("AGR") for the year in rent with a minimum annual rent of no less than $1 million. The percentage rent shall be equal to 2% of the AGR up to $25 million, plus 4% of the AGR in excess of $25 million up to $50 million, plus 6% of the AGR in excess of $50 million up to $75 million, plus 8% of the AGR in excess of $75 million up to $125 million, plus 9% of the AGR in excess of $125 million up to $175 million plus 10% of the AGR in excess of $175 million (Note 18).

  Belle of Baton Rouge Lease

        Belle of Baton Rouge leases the land and buildings which comprise its hotel properties under three separate leases. It has two leases with an unrelated party through 2013 which we have the options to extend for up to 70 years. Belle of Baton Rouge has a third lease with an unrelated party through 2012 which we have the options to extend for up to 70 years. The three leases require fixed annual rent payments in the aggregate of $0.3 million. In addition, Belle of Baton Rouge leases a parking garage with annual rent of $0.6 million, from an unrelated party, through August 2010 which we have the option to extend an additional four years.

FIN-A-31

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

  Lighthouse Point Lease

        Lighthouse Point leases approximately four acres of land from an unrelated party on which the docking, entry and parking facilities of the casino are situated. Lighthouse Point is required to pay an amount equal to 2% of its monthly gross gaming revenues in rent, with a minimum monthly payment of $75,000. In addition, in any given year in which annual gross gaming revenues exceed $36.6 million, Lighthouse Point is required to pay 8% of the excess amount as rent pursuant to the terms of the lease. The current lease expires in 2014 with an option to extend its term through 2044.

  Operating Leases

        In addition to the above land and building leases, the Company leases various land parcels, buildings and equipment used in its operations including the office space for its headquarters in Las Vegas, Nevada. Future minimum rental payments related to continuing operations required under non-rejected operating leases that have initial or remaining non-cancelable lease terms (excluding renewable periods) in excess of one year as of December 31, 2009 are as follows (in thousands):

Years ending December 31,
2010	$7,298
2011	7,906
2012	7,803
2013	7,664
2014	7,099
Thereafter	58,537

Total	$96,307

        Rent expense included in continuing operations totaled approximately $11.8 million, $12.5 million and $15.6 million for the years ended December 31, 2009, 2008 and 2007, respectively.

  Contingencies

        In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for breaches of representations and warranties. In addition, many of these parties are also indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of casinos; (ii) leases of real estate; (iii) franchise license agreements; and (iv) certain lending agreements. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements; (ii) landlords in lease contracts; (iii) franchisors or licensors of hotel brands; and (iv) lenders under financing transactions. While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement. There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under some of these guarantees; however, most purchase and sale agreements have stated maximum liabilities. The Company is unable to develop an estimate of the maximum potential amount of future payments to be

FIN-A-32

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

made under these guarantees as the triggering events are not subject to predictability. With respect to certain of the aforementioned guarantees, such as indemnifications of landlords and franchisors against third party claims for the use of real estate property leased or the brands licensed by the Company, the Company maintains insurance coverage that mitigates any potential payments to be made.

  Exit Facility

        On May 4, 2009, pursuant to the Plan, the Successor entered into a commitment letter (the "Commitment Letter") with Icahn Capital LP ("Icahn Capital"), an affiliate of Carl C. Icahn, pursuant to which Icahn Capital committed to provide on a fully underwritten basis the Exit Facility, which consists of (i) a $130 million senior secured term loan credit facility to be issued at a discount of 7% (the "Term Loan Facility") and (ii) a $20 million senior secured revolving credit facility (the "Revolving Facility"). In consideration, TEH paid a non-refundable commitment fee of $7.5 million which amount was held in escrow until the funding of the Exit Facility. Pursuant to the Commitment Letter, the Company is also responsible for various professional fees including legal costs and gaming license costs on behalf of Carl C. Icahn. During the year ended December 31, 2009 TEH expensed approximately $3.8 million related to these professional fees.

        The Exit Facility was entered into on December 29, 2009 and funded on the Effective Date (March 8, 2010). The proceeds of the Exit Facility were used to repay certain indebtedness, including the DIP Credit Facility, to pay Bankruptcy Court-approved administrative claims and expenses, to provide for working capital, to pay fees and expenses related to the Exit Facility and for other general corporate purposes. The Exit Facility is guaranteed by substantially all the existing and future subsidiaries of the Successor, including the Company. The Successor must repay $1.3 million of amounts outstanding under the Term Loan Facility on each of March 8, 2011 and 2012, and the balance outstanding under the Term Loan Facility as well as outstanding amounts under the Revolving Facility on March 8, 2013. All amounts outstanding under the Exit Facility will bear interest at a rate per annum of 15% so long as no default or event of default has occurred and is continuing, or at a rate per annum of 17% in the event that a default or event of default has occurred and is continuing. In addition, the Successor is required to pay an amount equal to 7% of the Revolving Facility on the funding date, an annual administrative fee of $100,000 and an unused line fee equal to 0.75% of the daily average undrawn portion of the Revolving Facility.

        The Exit Facility contains mandatory prepayment provisions from proceeds received by the Successor and its subsidiaries as a result of asset sales and the incurrence of indebtedness (subject in each case to certain exceptions). Key covenants binding the Successor and its subsidiaries include (i) $50 million limitation per annum on capital expenditures, (ii) compliance with a fixed charge coverage ratio of not less than 2.00 to 1.00 and (iii) compliance with a total leverage ratio not to exceed 4.25 to 1.00. Financial covenants will be tested at the end of each fiscal quarter on a last twelve months basis. Key defaults (termination provisions) include (i) failure to repay principal, interest, fees and other amounts owing under the facility, (ii) cross default to other material indebtedness, (iii) the rendering of a material judgment against the Successor or any subsidiary, (iv) failure of security documents to create valid liens on property securing the facility and to perfect such liens, (v) revocation of casino, gambling or gaming licenses and (vi) the bankruptcy or insolvency of the Successor or any of its subsidiaries. Many defaults are also subject to cure periods prior to such default giving rise to the right of the lenders to accelerate the loans and to exercise remedies.

FIN-A-33

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

  Tropicana Trademark

        Certain parties affiliated with the new owners of the Tropicana LV (the "Plaintiffs") filed a declaratory judgment action in the District Court, Clark County, Nevada, on July 20, 2009, seeking a declaratory judgment that Tropicana LV may operate a hotel and casino under the name "Tropicana" without any interference by or payment to Aztar or the Company (together, the "Defendants"). The Plaintiffs seek no damages or injunctive relief. On August 10, 2009, Defendants removed the action to the District of Nevada and filed an Answer and counterclaim asserting Plaintiffs' use of "Tropicana" infringes upon Defendants' rights in three federally registered trademarks. The Plaintiffs filed a motion to remand the action to Nevada state court, which was granted on January 21, 2010. The parties are currently engaged in discovery. During the course of proceedings, the Plaintiffs and Defendants have each filed a motion for summary judgment claiming ownership of the "Tropicana" trademark. If the Plaintiffs are successful, the Company's right to continued use of the Tropicana name, in a particular geographic area, on an exclusive basis, or at all, could be adversely affected. In the event the Plaintiffs prevail, they would also have the right to continued use of the "Tropicana" trademark in perpetuity without payment of any royalty or license fee to the Company, and their continued use of the trademark without restriction could dilute the "Tropicana" brand and be detrimental to the Company's future properties that utilize that brand. The Company is continuing to contest the suit.

  Wimar and CSC Administrative Expense Claims

        On March 31, 2009, Wimar and CSC filed separate motions with the Bankruptcy Court related to administrative expense claims in which the Company and its subsidiaries were a party. The total claim filed by Wimar and CSC is in excess of the amounts recorded by the Company. The Company intends to contest claims to the extent that they exceed the amounts the Company believes are due.

  Nevada Use Tax Refund Claims

        On March 27, 2008, the Nevada Supreme Court issued a decision in Sparks Nugget, Inc. vs. The State of Nevada Department of Taxation (the "Department"), that food purchased for subsequent use in the provision of complimentary and/or employee meals was exempt from both sales and use tax. The Company had previously paid use tax on food purchased for subsequent use in complimentary and employee meals at our Nevada casino properties and has filed refunds for the periods from February 2000 through March 2008. The amount subject to these refunds is approximately $2.9 million, plus interest. Any amount refunded to us would be reduced by a contingent fee owed to a third party advisory firm.

        On April 24, 2008, the Department filed a Petition for Rehearing (the "Petition") on the decision. Additionally, on the same date the Nevada Legislature filed an Amicus Curiae brief in support of the Department's position. The Nevada Supreme Court denied the Department's Petition on July 17, 2008. As of December 31, 2009, the Company had not recorded a receivable related to this matter because the refund claims are subject to audit and it is unclear whether the Department will pursue alternative legal theories in connection with certain issues raised in the Supreme Court case in any audit of the refund claims. However, the Company is claiming the exemption on sales and use tax returns for periods subsequent to March 2008 based on the Nevada Supreme Court decision.

FIN-A-34

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

  Litigation

        The Company is subject to various litigation that arises in the ordinary course of business. In the opinion of management, all pending legal matters are either adequately covered by insurance, or if not insured, will not have a material adverse effect on the financial position or the results of operations of the Company.

NOTE 14—EMPLOYEE BENEFIT PLANS

  Retirement Plans

        The Company offers a defined contribution 401(k) plan, which covers substantially all employees who reach certain age and length of service requirements and allows for an employer contribution up to 50% of the first 3% of each participating employee's compensation. Plan participants can elect to defer before tax compensation through payroll deductions. Such deferrals are regulated under Section 401(k) of the Internal Revenue Code.

        The Company's matching contributions included in continuing operations were approximately $0.2 million, $0.4 million and $0.6 million in the years ended December 31, 2009, 2008 and 2007, respectively. The Company has elected to suspend the employer contribution effective May 1, 2009. The Company does not sponsor a defined benefit plan.

  Collective Bargaining Agreements

        At December 31, 2009, we had approximately 4,200 employees. On such date, we had collective bargaining agreements with unions covering approximately 390 employees, substantially all of whom are employed at Belle of Baton Rouge. In addition, we are currently in negotiations with a union on behalf of approximately 190 casino dealers at Casino Aztar.

NOTE 15—DISCONTINUED OPERATIONS

        As discussed in Note 3, the Tropicana LV Plan was confirmed on May 5, 2009, and consummated on July 1, 2009. By virtue of the Tropicana LV Plan, Tropicana LV emerged from bankruptcy with its pre-petition liabilities discharged and is no longer owned or operated by the Company subsequent to June 30, 2009. Accordingly, the assets and liabilities of Tropicana LV are presented as assets held for sale in the accompanying consolidated balance sheets with the results of operations presented as discontinued operations in the consolidated statements of operations.

        As discussed in Note 12, we assumed the leases related to Tahoe Horizon and subsequently assigned the leases and all rights and certain obligations related to Tahoe Horizon to entities controlled by CSC in two phases and as such we no longer have any involvement with operating this property subsequent to October 16, 2009. The Company determined that the disposition was other than by sale, and therefore, the assets and liabilities of Tahoe Horizon are presented as held and used in the accompanying consolidated balance sheets with the results of operations presented as discontinued operations in the consolidated statements of operations.

        The cash flows of the discontinued operations are included with the cash flows of continuing operations in the accompanying consolidated statements of cash flows.

FIN-A-35

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—DISCONTINUED OPERATIONS (Continued)

        The assets and liabilities of Tropicana LV are presented as held for sale as follows (in thousands):

December 31, 2008
Cash	$16,619
Restricted cash	17,597
Due from affiliates	28
Property and equipment, net	628,276
Other current assets	12,646

Total current assets held for sale	$675,166

Deferred tax liabilities	$150,750
Due to affiliates	139
Other current liabilities	16,913

Total current liabilities related to assets held for sale	167,802
Liabilities subject to compromise related to assets held for sale	475,933

Total liabilities related to assets held for sale	$643,735

        Operating results of discontinued operations are summarized as follows (in thousands):

	Year ended December 31,
	2009	2008	2007
Net revenues	$55,003	$154,848	$196,320
Operating costs and expenses	64,342	160,339	156,043
Write-off of abandoned projects (Note 7)	—	26,761	—
Impairment charge	427,948	195,159	20,831

(Loss) income from operations	(437,287)	(227,411)	19,446
Interest expense, net (contractual interest was $9,830, $33,220 and $46,407 for the years ended December 31, 2009, 2008 and 2007, respectively)	(2,561)	(33,220)	(46,407)
Reorganization items, net (Note 3)	(1,546)	(2,495)	—
Gain from disposal of discontinued operations, net	255,198	—	—
Income tax benefit	145,241	56,765	4,156

Loss from discontinued operations, net of tax	$(40,955)	$(206,361)	$(22,805)

  Impairment Loss

        In accordance with accounting guidance for the impairment or disposal of long-lived assets, when the Tropicana LV Plan was confirmed on May 5, 2009, and it was determined that Tropicana LV would no longer be owned or operated by the Company, the assets held for sale were reviewed for impairment. The Company recorded an impairment charge during the year ended December 31, 2009

FIN-A-36

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—DISCONTINUED OPERATIONS (Continued)

of approximately $427.0 million which is included in discontinued operations related to the property and equipment at Tropicana LV as the carrying value exceeded its estimated fair value. In addition, depreciation and amortization related to the Tropicana LV assets ceased on May 5, 2009 as the assets were classified as held for sale. The Company also recorded an impairment loss of approximately $0.9 million related to the gaming assets at Tahoe Horizon during the year ended December 31, 2009.

  Gain from Disposal of Discontinued Operations, net

        The Company recorded a gain on the disposition of Tropicana LV during the year ended December 31, 2009 of approximately $259.5 million due to the elimination of debt. In addition, as a result of the assignment of the Tahoe Horizon lease, the Company recorded approximately $4.3 million in loss on asset disposals related to the non-gaming assets at Tahoe Horizon during the year ended December 31, 2009.

NOTE 16—INCOME TAXES

        For income tax purposes, Wimar is the ultimate parent company of the Company. In 2007, Wimar and all of its subsidiaries including the Company but excluding the acquired Aztar entities were flow-through entities and filed for federal income tax purposes as part of the Wimar consolidated S-Corporation return. On January 1, 2008, Wimar and several of its subsidiaries, that were previously qualified S-Corporation subsidiaries, converted to C-Corporations. The conversion to C-Corporation status on January 1, 2008 reduced the Company's income tax benefit by approximately $7.0 million for 2008. As a result of Wimar's conversion to a C-Corporation, Wimar became the common parent of an affiliated group of U.S. corporations including TEH. The members of the Wimar Group, excluding Tropicana AC which deconsolidated from Aztar in 2007, joined in a U.S. consolidated federal income tax return for the years ended December 31, 2008 and December 31, 2009.

        Pursuant to the Tropicana LV Plan, the Company will recognize approximately $220 million of cancellation of debt income ("CODl"). As a result, we will be required to reduce tax attributes as of January 1, 2010. The Company assumed that a substantial portion of the attribute reduction would be allocated to net operating loss carry forwards ("NOLs"). Accordingly, NOLs were offset by the amount of CODI.

        The net loss from continuing operations for the entities subject to federal income tax was approximately $194.5 million, $908.2 million and $994.0 million for the years ended December 31, 2009,

FIN-A-37

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16—INCOME TAXES (Continued)

2008 and 2007, respectively. The income tax benefit attributable to net loss from continuing operations before income taxes for the entities subject to federal income tax is as follows (in thousands):

	Year ended December 31,
	2009	2008	2007
Current:
Federal	$(4,906)	$18,598	$8,441
State	248	8,082	10,346

Total current	(4,658)	26,680	18,787
Deferred:
Federal	13	(89,162)	(90,973)
State	(501)	(2,895)	(38,290)

Total deferred	(488)	(92,057)	(129,263)

Benefit from income taxes	$(5,146)	$(65,377)	$(110,476)

        A reconciliation of the federal income tax statutory rate and the Company's effective tax rate is as follows:

	Year ended December 31,
	2009	2008	2007
Federal statutory rate	35.0%	35.0%	35.0%
Tropicana AC interest inclusions	(48.0)%	—	—
Deferred tax asset established for outside basis difference in Tropicana AC	—	—	27.0%
Fair value adjustment for beneficial interest in Trust	(27.8)%	(20.5)%	—
Valuation allowance	42.8%	(5.8)%	(24.5)%
Goodwill impairment	—	—	(26.0)%
Other, net	0.6%	(1.5)%	(0.4)%

Effective tax rate	2.6%	7.2%	11.1%

FIN-A-38

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16—INCOME TAXES (Continued)

        The major tax-effected components of the Company's net deferred tax liability (including those related to assets held for sale) are as follows (in thousands):

	December 31,
	2009	2008
Deferred tax assets:
Receivables	$273	$3,654
Accrued compensation	4,649	6,132
Reserves/accrued liabilities	1,329	1,221
Credits/carryforwards	6,696	6,938
Transaction costs	37,413	29,031
Net operating loss carryforward	135,132	309,906
Hedging transaction	18,605	19,567
FN 48 federal and state benefit	10,831	12,607
Other assets	53	647

Gross deferred tax assets	214,981	389,703
Valuation allowance	(169,284)	(338,192)

Total deferred tax assets	$45,697	$51,511

Deferred tax liabilities:
Deductible prepaid expenses	$(1,710)	$(4,049)
State taxes	(3,044)	(4,483)
Property and equipment	(42,929)	(191,674)
Intangible assets	(28,110)	(27,721)
Other liabilities	(742)	(151)

Total deferred tax liabilities	$(76,535)	$(228,078)

Net deferred tax liabilities	$(30,838)	$(176,567)

        As of December 31, 2009, the Company has a net operating loss carryforward for federal income tax purposes of approximately $385.9 million of which $219.7 million will expire in 2027 and the remaining $166.2 million expires in 2028.

        Management has concluded that it is not more likely than not to recognize certain deferred tax assets. As a result, management recorded a valuation allowance against deferred tax assets, including those related to assets held for sale, for approximately $169.3 million and $338.2 million as of December 31, 2009 and 2008, respectively.

        Effective January 1, 2007, the Company adopted accounting standards for uncertainty in income taxes that prescribes a threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The accounting standards also require that the tax positions be assessed using a two-step process. A tax position is recognized if it meets a "more-likely-than-not" threshold and is measured at the largest amount of benefit that is greater than 50% likely of being realized. Uncertain tax positions must be reviewed at each balance

FIN-A-39

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16—INCOME TAXES (Continued)

sheet date. Liabilities recognized as a result of this analysis must generally be recorded separately from any current or deferred income tax accounts.

        The total amount of unrecognized tax benefits upon the adoption of accounting standards for uncertainty in income taxes on January 1, 2007 was approximately $1.6 million. A cumulative effect adjustment to retained earnings was not required.

        A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits is as follows (in thousands):

	December 31,
	2009	2008	2007
Unrecognized tax benefits, beginning of the year	$34,071	$15,838	$1,574
Additions based on tax positions related to the prior year	—	12,810	3,008
Additions based on tax positions related to the current year	—	5,423	11,256
Reductions based on tax positions related to the prior year	(174)	—	—
Reductions due to lapse of statute of limitations	(4,088)	—	—

Unrecognized tax benefits, end of the year	$29,809	$34,071	$15,838

        The entire balance of unrecognized tax benefits, if recognized, would affect the effective tax rate. We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense. The Company recognized approximately $(0.7) million, $1.2 million and $1.3 million of interest and penalty expense/(benefit) related to unrecognized tax benefits in 2009, 2008 and 2007, respectively. As of December 31, 2009 and 2008, the Company has recognized a liability for interest and penalties of $1.8 million and $2.5 million, respectively. In the next twelve months, the Company does not expect the liability for the unrecognized tax benefits to change significantly.

        The Company files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. Generally, the statute of limitations for examination of the Company's U.S. federal and state income tax returns is open for the years ended December 31, 2005 through 2009. Management believes that adequate provision for income taxes and interest has been recorded in the accompanying consolidated financial statements.

NOTE 17—SEGMENT INFORMATION

        The Company views each city in which its casino properties are located as an operating segment. The Company uses operating income (loss) to compare operating results among its segments and allocate resources. The following tables highlight by segment our net revenues, operating income (loss) and reconciles operating loss to loss from continuing operations before income taxes for the years

FIN-A-40

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17—SEGMENT INFORMATION (Continued)

ended December 31, 2009, 2008 and 2007 and presents the total assets by segment as of December 31, 2009 and 2008 (in thousands):

	Year ended December 31,
	2009	2008	2007
Net revenues:
Lake Tahoe	$42,180	$50,166	$52,692
Laughlin	104,231	122,919	138,924
Greenville	13,678	17,165	27,527
Evansville	126,535	127,661	130,193
Baton Rouge	79,587	87,475	96,476
Atlantic City	—	—	428,550
Other	3	78	544

Total net revenues	$366,214	$405,464	$874,906

Operating income (loss), including impairment:
Lake Tahoe	$(2,745)	$(29,487)	$1,569
Laughlin	(4,209)	4,004	(73,324)
Greenville	(115)	(79)	8,929
Evansville	16,997	(35,402)	(169,868)
Baton Rouge	13,943	(20,989)	26,507
Atlantic City	—	—	(563,434)
Impairment of beneficial interest in trust	(154,300)	(530,778)	—
Other	(23,067)	(22,458)	(190,319)

Total operating loss	$(153,496)	$(635,189)	$(959,940)

Reconciliation of operating loss to loss from continuing operations before income taxes:
Operating loss	$(153,496)	$(635,189)	$(959,940)
Interest expense	(13,960)	(185,914)	(253,556)
Interest income	—	276	8,694
Other income	—	5,000	—
Loss from early extinguishment of debt	—	—	(2,799)
Reorganization items, net	(26,997)	(92,377)	—

Loss from continuing operations before income taxes	$(194,453)	$(908,204)	$(1,207,601)

FIN-A-41

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17—SEGMENT INFORMATION (Continued)

	December 31,
	2009	2008
Assets by segment:
Lake Tahoe	$36,583	$51,641
Laughlin	211,026	227,894
Greenville	11,839	10,665
Evansville	207,647	191,315
Baton Rouge	118,904	124,856
Other operations (including Beneficial interest in Trust)	232,213	424,014
Las Vegas (held for sale)	—	675,166

Total assets	$818,212	$1,705,551

NOTE 18—SUBSEQUENT EVENTS

        We have evaluated all activity of the Company through the date the consolidated financial statements were issued, and concluded that no other material subsequent events would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements other than discussed below.

  Debtor-in-Possession Credit Agreement

        The Plan was consummated and became effective on March 8, 2010, as discussed below, which resulted in the full payment of the DIP Credit Facility.

  Emergence from Bankruptcy

        The reorganization of the Debtors and the acquisition of Tropicana AC was consummated and became effective on March 8, 2010, at which time, the Successor acquired Adamar and the Debtors' gaming properties and related assets, including the Company.

        The Plan also provided for, among other things:

  •
  the termination of all indebtedness under the Credit Facility, except for a portion of indebtedness that was terminated upon the consummation of the Amended and Restated Purchase Agreement, pursuant to the Credit Bid, the NJ Sale Order and the Delaware Sale Order in the amount of $1.3 billion;

  •
  the cancellation of Notes in the amount of $960.0 million;

  •
  the cancellation of approximately $150.0 million of other pre-petition indebtedness;

  •
  payment in full of the DIP Facility in the amount of $65.2 million;

  •
  payment in full of all Allowed Administrative Claims (as defined in the Plan);

  •
  payment in full of all Allowed Priority Tax Claims (as defined in the Plan);

  •
  payment in full of all Allowed Other Priority Claims (as defined in the Plan);

FIN-A-42

TROPICANA ENTERTAINMENT HOLDINGS, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18—SUBSEQUENT EVENTS (Continued)

  •
  reinstatement, payment in full, or satisfaction in full by return of collateral of all Allowed Other Secured Claims (as defined in the Plan); and

  •
  the entering into the Exit Facility by the Successor on December 29, 2009 which was funded on the Effective Date. The Exit Facility is guaranteed by substantially all of the Debtors, including the Company.

        Upon emergence, the Company will adopt "fresh-start reporting" as of March 8, 2010, and the Company's emergence from Chapter 11 will result in a new reporting entity. Under fresh-start reporting, all assets and liabilities will be recorded at their estimated fair values and the Company's accumulated deficit will be eliminated. In adopting fresh-start reporting, the Company is required to determine its enterprise value, which represents the fair value of the entity before considering its interest bearing debt. The December 31, 2009 financial statements do not give effect to any adjustments in the carrying value of assets or classification of liabilities that will be recorded upon implementation of fresh-start reporting.

  Casino Aztar Land Lease

        In March 2010, the Company amended the Casino Aztar land lease and exercised its second of seven renewal options which extends the lease term through November 2015. Under the terms of the lease renewal, effective December 1, 2010, the Company is required to pay a percentage of the adjusted gross receipts ("AGR") for the year in rent with a minimum annual rent of no less than $2 million. The percentage rent shall be equal to 2% of the AGR up to $25 million, plus 4% of the AGR in excess of $25 million up to $50 million, plus 6% of the AGR in excess of $50 million up to $75 million, plus 8% of the AGR in excess of $75 million up to $100 million and plus 12% of the AGR in excess of $100 million. In addition, the Company shall make two prepayments of percentage rent to the City of Evansville for the period between January 2011 and December 2015 (the "Prepayment Period"). The first payment of $5.0 million is due 30 days after the Effective Date with the second payment of $5.0 million due no later than December 31, 2010. The Company is also required to pay $3.5 million to the City of Evansville within 30 days after the Effective Date for city development projects and has also agreed to construct a pedestrian bridge to the Casino Aztar at an estimated cost of approximately $3.0 million to be completed within three years after the Effective Date.

FIN-A-43

Report of Independent Auditors

Management
Adamar of New Jersey, Inc.

        We have audited the accompanying consolidated balance sheets of Adamar of New Jersey, Inc. (the "Company") as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows, and shareholder's equity for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Adamar of New Jersey, Inc. as of December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has experienced increased competition, incurred significant recurring losses from operations, and has filed a voluntary petition seeking to reorganize under chapter 11 of the federal bankruptcy laws. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 31, 2010

FIN-B-1

Adamar of New Jersey, Inc.
dba Tropicana Casino and Resort (Debtor in Possession)

Consolidated Balance Sheets

(In Thousands)

	December 31 2009	December 31 2008
Assets
Current assets:
Cash and cash equivalents	$69,778	$46,096
Receivables, gaming, hotel and other, net	15,887	16,735
Inventories	2,182	2,410
Prepaid expenses and other	7,424	7,302
Deferred income taxes	5,498	4,213

Total current assets	100,769	76,756
Property and equipment, at cost, net	694,894	732,675
Investments	30,695	28,367
Tenant allowances and other assets	19,406	23,842

Total assets	$845,764	$861,640

Liabilities and shareholder's equity
Current liabilities, not subject to compromise:
Accounts payable and accruals	$30,531	$32,421
Accrued payroll and employee benefits	7,329	7,253
Current portion of long-term debt	36	34
Casino reinvestment obligation	862	941
Advances from TEH and other affiliates, net	—	573,532
Advances from NJ affiliates, net	—	21,404
Other current liabilities	2,308	2,729

Total current liabilities, not subject to compromise	41,066	638,314

Long-term debt, net of current portion	170	206
Deferred income taxes	26,961	26,889

Total liabilities, not subject to compromise	68,197	665,409

Liabilities subject to compromise	625,821	—

Total liabilities	694,018	665,409

Shareholder's equity:
Common stock, no par value (100 shares authorized, issued and outstanding)	1	1
Paid-in capital	283,086	283,086
Accumulated deficit	(131,341)	(86,856)

Total shareholder's equity	151,746	196,231

Total liabilities and shareholder's equity	$845,764	$861,640

See accompanying notes.

FIN-B-2

Adamar of New Jersey, Inc.
dba Tropicana Casino and Resort (Debtor in Possession)

Consolidated Statements of Operations

(In Thousands)

	Twelve Months Ended December 31
	2009	2008	2007
Revenues:
Casino	$257,739	$300,046	$348,232
Rooms	31,777	35,856	44,561
Food and beverage	15,752	17,476	20,713
Other	16,361	16,990	19,504

Total revenues	321,629	370,368	433,010

Costs and expenses:
Casino	123,798	128,563	133,002
Rooms	14,549	15,279	16,252
Food and beverage	14,314	15,187	17,480
Other	3,835	4,555	5,670
Marketing	53,584	62,927	55,188
General and administrative	26,679	25,385	26,704
Utilities	12,740	16,875	15,085
Repairs and maintenance	10,736	12,919	12,452
Provision for doubtful accounts	2,538	2,007	1,361
Property taxes and insurance	27,768	28,107	31,943
Rent	1,548	3,539	3,160
Rent to New Jersey affiliate	4,845	4,845	4,845
Construction accident insurance recoveries, net	—	—	(24,408)
Depreciation and amortization	46,797	47,834	47,884

Total	343,731	368,022	346,618

Operating (loss) income	(22,102)	2,346	86,392
Reorganization expense	(1,950)	—	—
License denial and related professional service fees	(3,833)	(6,178)	(1,639)
Interest income, net	550	940	1,404
Interest expense	(17,983)	(53,395)	(53,395)

(Loss) Income before income taxes	(45,318)	(56,287)	32,762
Income tax benefit/(provision)	833	286	(59,137)

Net loss	(44,485)	(56,001)	(26,375)

See accompanying notes.

FIN-B-3

Adamar of New Jersey, Inc.
dba Tropicana Casino and Resort (Debtor in Possession)

Consolidated Statements of Cash Flows

(In Thousands)

	Twelve Months Ended December 31
	2009	2008	2007
Cash flows from operating activities
Net loss	$(44,485)	$(56,001)	$(26,375)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	46,797	47,834	47,884
Non-cash compensation expense	—	—	385
Amortization of CRDA bond discount/interest	(46)	(40)	(60)
Amortization of deferred slot credit	—	—	(45)
Deferred income taxes	(1,213)	(517)	53,572
Amortization of deferred rental income	(1,803)	(2,521)	(2,353)
Rent/interest expense amortization	114	7	28
Construction accident insurance recoveries, net	—	—	(24,408)
Loss on disposal of property and equipment and other assets	186	41	64
Loss on reinvestment obligation	1,532	1,594	1,485
Provision for doubtful accounts	2,538	2,007	1,361
Increase in accrued interest to parent company	17,799	41,804	—
Sales and luxury tax rebates	702	711	711
Changes in operating assets and liabilities:
(Increase) decrease in receivables	(1,631)	(347)	1,840
(Increase) decrease in inventories	228	(17)	349
(Increase) decrease in prepaid expenses and other	(122)	(2,147)	2,070
Decrease in other assets	5,279	4,110	4,790
Increase (decrease) in accounts payable, accrued expenses and other	4,350	(6,633)	661

Net cash provided by operating activities	30,225	29,885	61,959

Cash flows from investing activities
Proceeds from sale of property and equipment	—	—	232
Acquisition of property and equipment	(10,165)	(16,812)	(28,843)
Sales and luxury tax rebates	3,027	3,121	3,046
Proceeds from reduction in investments	870	797	3,198
Construction accident insurance recoveries, net	—	—	24,408
Reductions (additions) in other long term assets	85	173	(216)
Additions to investments	(3,918)	(4,466)	(5,047)

Net cash used in investing activities	(10,101)	(17,187)	(3,222)

Cash flows from financing activities
Advances from NJ affiliates, net	4,845	4,845	4,845
Advances to affiliates, net	(185)	(855)	(99,246)
Changes in bank overdraft	—	—	1,906
Principal payments on long-term debt	(1,102)	(50)	(50)

Net cash provided by (used in) financing activities	3,558	3,940	(92,545)

Net increase (decrease) in cash	23,682	16,638	(33,808)
Cash and cash equivalents at beginning of year	46,096	29,458	63,266

Cash and cash equivalents at end of year	$69,778	$46,096	$29,458

Supplemental disclosure of cash flow information
Cash paid during the year for interest	184	11,678	53,416

See accompanying notes.

FIN-B-4

Adamar of New Jersey, Inc.
dba Tropicana Casino and Resort

Consolidated Statements of Shareholder's Equity

(In Thousands)

	Common Stock, No Par Value	Paid-in Capital	Accumulated Deficit	Total
Balance at December 31, 2006	$1	$282,701	$(4,480)	$278,222
Non-cash compensation expense	—	385	—	385
Net loss	—	—	(26,375)	(26,375)

Balance at December 31, 2007	1	283,086	(30,855)	252,232
Net loss	—	—	(56,001)	(56,001)

Balance at December 31, 2008	1	283,086	(86,856)	196,231
Net loss	—	—	(44,485)	(44,485)

Balance at December 31, 2009	$1	$283,086	$(131,341)	$151,746

See accompanying notes.

FIN-B-5

Adamar of New Jersey, Inc.
dba Tropicana Casino and Resort (Debtor in Possession)

Notes to Consolidated Financial Statements

December 31, 2009

1. Summary of Significant Accounting Policies

Basis of Presentation

        The consolidated financial statements include the accounts of Adamar of New Jersey, Inc. ("Adamar") and its wholly-owned subsidiary, Manchester Mall, Inc., ("Manchester"), (collectively the "Company") after elimination of all significant intercompany accounts and transactions.

        The Company operates a casino hotel in Atlantic City, New Jersey (the "Property") and was, prior to the activation of the ICA Trust below, a subsidiary of Ramada New Jersey Holdings Corporation ("RNJHC") which is, in turn, a wholly-owned subsidiary of Aztar Corporation ("Aztar") which in turn is a wholly owned subsidiary of Tropicana Casinos & Resorts, Inc. ("TCR").

        TCR acquired Aztar on January 3, 2007 and completed an internal corporate restructuring that made Aztar a direct wholly-owned subsidiary of Tropicana Entertainment Holdings LLC ("TEH"), which is an indirect wholly-owned subsidiary of TCR. In order to enable TCR and TEH to operate the Property on an interim basis pending completion of the New Jersey casino license qualification process, they were required to apply to the New Jersey Casino Control Commission (the "NJCCC") for temporary operating approval, which is known as interim casino authorization ("ICA"). TCR and TEH also entered into a trust agreement, which among other things, had the effect of appointing the retired New Jersey Supreme Court Justice Gary S. Stein as Trustee and establishing a trust (the "ICA Trust") into which all outstanding shares of the Company were deposited concurrently with TEH's acquisition of Aztar.

        In November 2006, the NJCCC issued an ICA permit to TCR and TEH pursuant to which TCR and TEH and their affiliates operated the Property from January 3, 2007 through December 12, 2007. The casino license qualification process concluded on December 12, 2007 when the NJCCC denied TCR's and TEH's application for plenary qualification as a holding company of the Company, declared the ICA Trust operative and appointed Justice Stein as Conservator (in his roles as Trustee and Conservator, the "Trustee/Conservator") to, among other things, conduct a sale process of the equity securities of Adamar or all of the assets of the former casino licensee in accordance with New Jersey law and oversee the operation of the Property pending its sale to a third party.

        In connection with the acquisition of Aztar, TEH and certain other affiliates entered into a Senior Debt Facility and issued Senior Subordinated Notes. The outstanding amount of the indebtedness on the Senior Debt and Senior Subordinated Debt is approximately $1.3 billion and approximately $960 million, respectively at December 31, 2009. The Company is a guarantor under the Senior Debt Facility, a guarantor of the notes, and substantially all of the Company's assets are pledged as collateral thereunder. The denial of the casino license on December 12, 2007 constituted an event of default under the Senior Debt Facility. On December 12, 2007, TEH, its affiliate borrowers and the Senior Debt lenders entered into a forbearance agreement with the lenders whereby the lenders agreed not to declare an event of default related to the license denial in the absence of certain events, including the filing of bankruptcy petitions by the borrowers.

        On May 5, 2008, TEH and certain of its affiliates (the "TEH Debtors"), including among others RNJHC, Aztar, Atlantic-Deauville, Inc. and its subsidiary, Adamar Garage Corporation, and Ramada New Jersey, Inc. filed voluntary petitions for relief (collectively, the "Bankruptcy Petitions") under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware

FIN-B-6

Adamar of New Jersey, Inc.
dba Tropicana Casino and Resort (Debtor in Possession)

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

1. Summary of Significant Accounting Policies (Continued)

(the "Delaware Bankruptcy Court"). In addition, the indebtedness outstanding under the Senior Debt Facility and the Senior Notes was accelerated. The Delaware Bankruptcy Court entered an order confirming the TEH Debtors Plan of Reorganization on May 5, 2009. Adamar and Manchester are not parties to the Bankruptcy Petitions.

        The NJCCC, by its order dated January 21, 2009, directed the Company to file, or to show cause why it should not be required to file, a voluntary petition for relief under Chapter 11 of the Bankruptcy Code for the purpose of effecting the sale of the assets of the Company. On April 29, 2009 (the "Petition Date"), the Company filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey (the "New Jersey Bankruptcy Court").

        On June 12, 2009, the New Jersey Bankruptcy Court approved the "credit bid" sale of the assets of the Company to a buyer to be designated by the holders of its Senior Debt in exchange for a portion of such Senior Debt (the "Sale"), pursuant to the terms and conditions of an Asset Purchase Agreement, dated as of April 29, 2009 (the "Asset Purchase Agreement"), which contemplated, among other things, that Adamar would not be affiliated with TEH following the closing of the transaction and the entry into which agreement by the Company had been authorized by the NJCCC on April 29, 2009. On June 24, 2009, the Delaware Bankruptcy Court entered an order approving the Asset Purchase Agreement and the transactions contemplated thereby.

        On August 26, 2009, the NJCCC authorized Tropicana Entertainment Inc., to apply for licensure as a holding company of the buyer of the Company's casino assets. In connection with and following such authorization, the parties to the Asset Purchase Agreement negotiated certain modifications of the Asset Purchase Agreement to, among other things, (i) account for the NJCCC authorization and the revised corporate structure made possible thereby, and (ii) structure the sale of the Company's assets as a tax-free reorganization under Section 368(a)(1)(G) of the Internal Revenue Code, pursuant to which the tax basis in such assets will be carried over to the purchaser. It also provided that, among other things, the Company would be acquired by Tropicana Atlantic City Corp. ("Trop AC Corp."), a subsidiary of Tropicana Entertainment Inc. Such modifications are set forth in the Amended and Restated Purchase Agreement (the "Amended Agreement"). The New Jersey Bankruptcy Court entered an order approving the Amended and Restated Purchase agreement on October 29, 2009 (the "NJ Sale Order").

        On November 4, 2009, the New Jersey Bankruptcy Court entered an order approving the Amended Agreement and the transactions contemplated thereby, subject to the approval of such agreement and transactions by each of the NJCCC and the Delaware Bankruptcy Court. Also on November 4, 2009, the Delaware Bankruptcy Court entered an order approving the Amended Agreement and the related modifications to the confirmed Plan of Reorganization of the TEH Debtors. The effectiveness of such plan is subject to, among other things, certain regulatory approvals of states in which the TEH Debtors conduct operations.

        On November 19, 2009, the NJCC approved the terms and conditions of the Amended Agreement and authorized the Company to enter into such Amended Agreement, and the parties executed such agreement as of November 20, 2009.

FIN-B-7

Adamar of New Jersey, Inc.
dba Tropicana Casino and Resort (Debtor in Possession)

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

1. Summary of Significant Accounting Policies (Continued)

        The Company continued to operate as debtors-in-possession pending the Sale. No plan of reorganization was proposed in the Company's Bankruptcy Cases due to the Sale. The Sale was consummated and became effective on March 8, 2010 in accordance with the Amended Agreement. The Company ceased operating as of that date and will satisfy certain secured liabilities in accordance with the Amended Agreement and the November 4, 2009 order of the New Jersey Bankruptcy Court.

        The financial statements herein reflect the historical valuation of assets and liabilities of the Company as a result of the license denial by the NJCCC and therefore do not reflect any purchase price allocation related to the TEH acquisition of Aztar on January 3, 2007. The financial statements reflect the intercompany transactions and accounts with RNJHC, Aztar, TCR, TEH and affiliates. Additionally, the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed above, the Company filed for relief under Chapter 11 of the U.S. Bankruptcy Code. This matter raises substantial doubt about its' ability to continue as a going concern. Management's plans in regard to this matter are also described above. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. In preparing the accompanying consolidated financial statements, the Company has reviewed, as determined by the Company's management, events that have occurred after December 31, 2009 up until the issuance of the financial statements.

Cash and Cash Equivalents

        Highly liquid investments purchased with an original maturity of three months or less are classified as cash equivalents. These instruments are stated at cost, which approximates fair value because of their short maturity.

Inventories

        Inventories, which consist primarily of food, beverage, uniforms and operating supplies, are stated at the lower of cost or market value. Costs are determined using the average cost method.

Advertising Costs

        Costs for advertising are expensed as incurred. Advertising costs were $6,721,000 in 2009, $9,030,000 in 2008 and $6,664,000 in 2007.

Concentration of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments in excess of $100,000 which are all invested in the same financial institution, investments and trade accounts receivable.

FIN-B-8

Adamar of New Jersey, Inc.
dba Tropicana Casino and Resort (Debtor in Possession)

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

1. Summary of Significant Accounting Policies (Continued)

Property and Equipment

        Property and equipment are stated at cost. Maintenance and repairs are charged to operations when incurred. Renewals and betterments which significantly extend the useful lives of existing property and equipment are capitalized. During construction, the Company capitalizes interest and other direct and indirect costs, which are primarily property taxes, insurance costs, outside legal costs and the compensation costs of project personnel devoted exclusively to managing the project. Gains or losses on dispositions of property and equipment are reflected in earnings as realized.

        Depreciation is computed on the straight-line basis over the estimated useful lives (building and improvements—3 to 40 years; equipment, furniture and fixtures—3 to 15 years).

        Leasehold improvements are amortized over the lower of the estimated useful life of the improvement or the term of the related lease.

CRDA Investment

        The Casino Reinvestment Development Authority ("CRDA") deposits are carried at cost less a valuation allowance because they have to be used to purchase CRDA bonds that carry below market interest rates unless an alternative investment is approved. The valuation allowance is established by a charge to the Statement of Operations as part of general and administrative expense at the time the obligation is incurred to make the deposit unless there is an agreement with the CRDA for a return of the deposit at full face value. If the CRDA deposits are used to purchase CRDA bonds, the valuation allowance is transferred to the bonds as a discount, which is amortized to interest income using the interest method. If the CRDA deposits are used to make other investments, the valuation allowance is transferred to those investments and remains a valuation allowance. The CRDA bonds are classified as held-to-maturity securities and are carried at amortized cost less a valuation allowance. The average interest rate on the CRDA investment was 0.9%, 2.3% and 3.2% for 2009, 2008 and 2007, respectively.

Leasing Costs

        Leasing costs are capitalized as incurred and amortized evenly, as a reduction to rental income, over the related lease terms. Leasing costs consist primarily of tenant allowances, which are incentives provided to tenants whereby the Company agrees to pay certain amounts toward tenant leasehold improvements or other tenant development costs. Leasing costs also include lease acquisition costs, which consist primarily of leasing agent fees and legal fees incurred by the Company. Leasing costs are included in Other Assets on the Balance Sheet.

Valuation of Long-Lived Assets

        Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances warrant such a review. The carrying value of a long-lived or amortizable intangible asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset.

FIN-B-9

Adamar of New Jersey, Inc.
dba Tropicana Casino and Resort (Debtor in Possession)

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

1. Summary of Significant Accounting Policies (Continued)

Revenue Recognition

        Casino revenue consists of the net win from gaming activities, which is the difference between gaming wins and losses. Other revenue consists of revenue from many various sources such as entertainment, telephone, commissions and surcharges, hotel services and rental income. These revenues are recognized as earned. The Company makes cash promotional offers to certain of its customers, including cash rebates as part of loyalty programs generally based on an individual's level of gaming play. These costs are classified as a reduction in casino revenue. For the year ended December 31, 2009, the total casino revenue was $257,739,000 which is comprised of $89,748,000 for games revenue and $167,991,000 for slot revenue. For the year ended December 31, 2008, the total casino revenue was $300,046,000 which is comprised of $104,449,000 for games revenue and $195,597,000 for slot revenue. For the year ended December 31, 2007, the total casino revenue was $348,232,000 which is comprised of $116,973,000 for games revenue and $231,259,000 for slot revenue. Estimated payouts for progressive slot machine balances are recorded as liabilities in the accompanying financial statements.

Income Taxes

        Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Reclassifications

        The Company has adjusted its fiscal year 2007 financial statements to correct an immaterial error in the previously reported amount of income tax expense. This adjustment had a corresponding effect on the Company's reported amount of 2007 income tax expense and retained earnings. In adjusting the 2007 financial statements, retained earnings at January 1, 2008 was decreased by $4,771,000. The 2007 income tax benefit (provision) and net loss were increased by $4,771,000. In the December 31, 2008 balance sheet, current deferred income tax assets was decreased by $693,000, accounts payable and accruals was increased by $1,975,000 and non-current deferred income tax liabilities was increased by $2,103,000. These adjustments had no effect on net cash flows from operations.

        Certain other reclassifications and disclosures have been made to the prior year financial statements to conform to the current year presentation.

Accounting Impact of Chapter 11 Case

        The accompanying consolidated financial statements have been prepared in accordance with Topic 852—"Reorganizations" of the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") ("ASC 852") and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of

FIN-B-10

Adamar of New Jersey, Inc.
dba Tropicana Casino and Resort (Debtor in Possession)

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

1. Summary of Significant Accounting Policies (Continued)

business. The ability of the Company, both during and after the Chapter 11 Case, to continue as a going concern is contingent upon, among other things; (i) the ability of the Company to generate cash from operations and to maintain adequate cash on hand; (ii) the resolution of the uncertainty as to the amount of claims that will be allowed; (iii) the ability of the Company to confirm the Plan under the Bankruptcy Code and obtain any debt and equity financing which may be required to emerge from bankruptcy protection; and (iv) the Company's ability to achieve profitability. There can be no assurance that the Company will be able to successfully achieve these objectives in order to continue as a going concern. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

        Liabilities subject to compromise in the Consolidated Balance Sheets relate to certain of the liabilities of the Company incurred prior to the Petition Date. In accordance with ASC 852, liabilities subject to compromise are recorded at the estimated amount that is expected to be allowed as pre-petition claims in the Chapter 11 Case, even if they may be settled for lesser amounts in the future. Adjustments may result from negotiations, actions of the Bankruptcy Court, further developments with respect to disputed claims, rejection of executory contracts and unexpired leases, proofs of claim, implementation of the plan of reorganization or other events. Liabilities subject to compromise consisted of the following:

December 31 2009
Advances from TEH and other affiliates, net	$591,145
Advances from NJ affiliates, net	26,250
General liability claims reserve	1,269
Workman's compensation reserve	2,368
Accounts payable subject to compromise	4,789

$625,821

        All other liabilities are expected to be satisfied in the ordinary course of business. Accordingly, the Company has not reflected any of these liabilities as subject to compromise in the accompanying Balance Sheets. The Company believes this classification provides an appropriate presentation of liabilities that are subject to and not subject to compromise.

        The Company is required to accrue interest expense during the Chapter 11 Case only to the extent that it is probable that such interest will be paid pursuant to the proceedings. The Company has not recognized interest expense subsequent to the Petition Date in accordance with the current terms of its Asset Purchase Agreement. If interest expense were recorded subsequent to the Petition Date based on the historical terms of the Company's indebtedness, interest expense would have increased by $35,597,000 for the twelve months ended December 31, 2009.

        Reorganization expense for the periods presented includes professional fees and other expenses incurred which are directly associated with the bankruptcy process.

FIN-B-11

Adamar of New Jersey, Inc.
dba Tropicana Casino and Resort (Debtor in Possession)

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

2. Accounts Receivable—Concentration of Credit Risk

        The Company's gaming and hotel receivables are concentrated primarily in the northeastern region of the United States. As a general policy, the Company does not require collateral for these accounts receivable. At December 31, 2009 and December 31, 2008, the net accounts receivable were $15,887,000 and $16,735,000, respectively.

        Trade receivables are initially recorded at cost. Accounts are written off when the Company deems the account to be uncollectible. An allowance for doubtful accounts is maintained at a level considered adequate to provide for possible future losses. The allowance is estimated based on specific review of customer accounts, the age of the receivables, the Company's historical collection experience and current economic conditions. At December 31, 2009 and December 31, 2008, the allowance for doubtful accounts was $7,820,000 and $7,460,000, respectively.

3. Property and Equipment

        Property and equipment consists of the following:

	December 31 2009	December 31 2008
	(In Thousands)
Land and land improvements	$49,974	$49,974
Building and improvements	923,180	921,024
Furniture, fixtures and equipment	195,777	196,311
Construction in progress	668	1,010

Total property and equipment-gross	1,169,599	1,168,319
Less: accumulated depreciation and amortization	(474,705)	(435,644)

Total property and equipment	$694,894	$732,675

        Due to certain events and circumstances, including the continuing negative effects of regional competition and anticipated future effect of recently enacted gaming legislation on our results, the Company performed impairment testing related to its long-lived assets in accordance with ASC Topic 360 during the fourth quarter of 2008 and 2009. A long-lived asset impairment charge was not recognized as the estimated undiscounted future cash flows expected to be generated by the Company's long-lived asset group were greater than the carrying value of its assets. However, based upon current market conditions and management's estimates, the carrying value of the Company's long-lived assets may exceed their fair value.

        Depreciation expense was $46,797,000 in 2009, $47,834,000 in 2008, and $47,420,000 in 2007.

4. Investments

        The New Jersey Casino Control Act provides, among other things, for an assessment of licensees equal to 1.25% of their gross gaming revenues in lieu of an investment alternative tax equal to 2.5% of gross gaming revenues. The Company may satisfy this investment obligation by investing in qualified eligible direct investments, by making qualified contributions or by depositing funds with the New Jersey Casino Reinvestment Development Authority ("CRDA"). Funds deposited with the CRDA may

FIN-B-12

Adamar of New Jersey, Inc.
dba Tropicana Casino and Resort (Debtor in Possession)

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

4. Investments (Continued)

be used to purchase bonds designated by the CRDA or, under certain circumstances, may be donated to the CRDA in exchange for credits against future CRDA investment obligations.

        Investments consist of the following:

	December 31 2009	December 31 2008
	(In Thousands)
Investment in bonds—CRDA	$12,204	$10,862
Less unamortized discount	(3,385)	(3,014)
Less valuation allowance	(2,026)	(1,999)
Deposits—CRDA	28,468	26,762
Less valuation allowance	(7,580)	(7,341)
Direct investment—CRDA	3,685	3,685
Less valuation allowance	(671)	(588)

	$30,695	$28,367

        The CRDA bonds have various contractual maturities that range from 5 to 40 years. Actual maturities may differ from contractual maturities because of prepayment rights.

        In April 2002, the Company commenced construction on a major expansion project. The Company has an agreement with the CRDA for approximately $20,100,000 in funding in connection with this expansion project. As of December 31, 2009, the Company has received $19,574,000 in funding from the CRDA under this agreement. The Company anticipates no further funds from the CRDA under this agreement subsequent to December 31, 2009.

5. Long-Term Debt

        The Company's long-term debt with third parties consisted of the following:

	December 31 2009	December 31 2008
	(In Thousands)
Contract payable 7.2%; matures 2014	$206	$240
Less current portion	(36)	(34)

Long-term debt	$170	$206

FIN-B-13

Adamar of New Jersey, Inc.
dba Tropicana Casino and Resort (Debtor in Possession)

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

5. Long-Term Debt (Continued)

        Maturities of long-term debt subsequent to December 31, 2009 are as follows (in thousands):

Year
2010	$36
2011	39
2012	42
2013	45
2014	44

206

6. Commitments and Contingencies

Licensing

        On November 26, 1982, the Company was granted a plenary gaming license by the NJCCC. The license is renewable every four years. In November 2003, the license was renewed for a period of four years, effective through November 30, 2007. On December 12, 2007, the NJCCC denied Tropicana Casinos and Resorts their license renewal and turned over control of the property to a Trustee/Conservator (refer to Note 1).

        The Company is a party to various claims, legal actions and complaints arising in the ordinary course of business or asserted by way of defense or counter-claim in actions filed by the Company. Management believes that its defenses are substantial in each of these matters, and the Company's legal posture can be successfully defended or satisfactorily settled without material adverse effect on its consolidated financial position, results of operations or cash flows.

        The CCC imposes an annual tax of eight percent on gross casino revenue. Pursuant to legislation adopted in 1984, casino licensees are required to invest an additional one and one-quarter percent of gross casino revenue for the purchase of bonds to be issued by the CRDA or make other approved investments equal to that amount; in the event the investment requirement is not met, the casino licensee is subject to a tax of two and one-half percent on gross casino revenue. As mandated by the legislation, the interest rate of the CRDA bonds purchased by the licensee will be two-thirds of the average market rate for bonds available for purchase and published by a national bond index at the time of the CRDA bond issuance. The Company's reinvestment obligation for the twelve months ended December 31, 2009, 2008 and 2007, respectively, was $3,918,000, $4,466,000 and $5,047,000 for the purchase of CRDA bonds. For the twelve months ended December 31, 2009, 2008 and 2007, the Company recorded a loss provision of $1,532,000, $1,594,000 and $1,485,000, respectively. The loss provision is to recognize the effect of the below market interest rate using the interest rate in effect at December 31, 2009.

Chapter 11 Case

        As described in Note 1, on the Petition Date, the Company filed voluntary petitions in the Bankruptcy Court seeking relief under the Bankruptcy Code.

FIN-B-14

Adamar of New Jersey, Inc.
dba Tropicana Casino and Resort (Debtor in Possession)

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

6. Commitments and Contingencies (Continued)

        The Company continues to operate its business as debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. As debtor-in-possession, the Company is authorized to continue to operate as an ongoing business, and may pay all debts and honor all obligations arising in the ordinary course of business after the Petition Date. However, the Company may not pay creditors on account of obligations arising before the Petition Date or engage in transactions outside the ordinary course of business without approval of the Bankruptcy Court, after notice and an opportunity for a hearing.

        Under the Bankruptcy Code, actions to collect pre-petition indebtedness, as well as most litigation pending against the Company, are stayed. Other pre-petition contractual obligations against the Company generally may not be enforced. Absent an order of the Bankruptcy Court providing otherwise, substantially all pre-petition liabilities are subject to settlement under a plan of reorganization to be voted upon by creditors and other stakeholders, and approved by the Bankruptcy Court.

        The Company has received approval from the Bankruptcy Court of its "first day" motions, which were filed as part of the Chapter 11 Case. Among other "first day" relief, the Company received approval to continue wage and salary payments and other benefits to employees as well as certain related pre-petition obligations; to continue to honor customer programs as well as certain related pre-petition customer obligations; and to pay certain pre-petition trade claims held by critical vendors. The Company intends to continue to pay its vendors and suppliers in the ordinary course of business for goods and services delivered post-petition.

        Under the priority scheme established by the Bankruptcy Code, certain post-petition and secured or "priority" pre-petition liabilities need to be satisfied before general unsecured creditors are entitled to receive any distribution. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to the claims and interests of each of these constituencies. Additionally, no assurance can be given as to whether, when or in what form unsecured creditors may receive a distribution on such claims or interests.

        Under the Bankruptcy Code, we may assume, assume and assign, or reject certain executory contracts and unexpired leases, including, without limitation, leases of real property and equipment, subject to the approval of the Bankruptcy Court and certain other conditions. Any description of an executory contract or unexpired lease in this Report, including where applicable our express termination rights or a quantification of our obligations, must be read in conjunction with, and is qualified by, any overriding rejection rights we have under the Bankruptcy Code. As of the date of the filing of the Chapter 11 Case, virtually all pending litigation against the Company is stayed as to the Company, and absent further order of the Bankruptcy Court, no party, subject to certain exceptions, may take any action, also subject to certain exceptions, to recover on pre-petition claims against the Company.

NJSEA Subsidy Agreement

        In April 2004, the casinos located in Atlantic City ("Casinos"), including the Company, executed an agreement ("2004 NJSEA Subsidy Agreement") with the New Jersey Sports and Exposition

FIN-B-15

Adamar of New Jersey, Inc.
dba Tropicana Casino and Resort (Debtor in Possession)

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

6. Commitments and Contingencies (Continued)

Authority ("NJSEA") and the CRDA. The 2004 NJSEA Subsidy Agreement provided that the Casinos, on a pro rata basis according to their gross revenues, pay in cash and donate from the regular payment of their CRDA obligations a total of $86,000,000 in four annual installments in October of each of 2004 through 2007 to the NJSEA. It required that the funds be used by the NJSEA through December 31, 2008 to enhance purses, fund breeders' awards and establish account wagering at New Jersey horse racing tracks. The Company's portion of this industry obligation was approximately 8.7%.

        The New Jersey Legislature amended the Casino Control Act, effective April 18, 2008, to permit the Casinos to deduct the amount of certain promotional gaming credits wagered at their slot machines in calculating the tax on gross gaming revenue. The amendment became operative upon the August 14, 2008 certification by the Chair of the New Jersey Casino Control Commission ("NJCCC") to the State Treasurer that the Casinos and Casino Association of New Jersey ("CANJ") had executed a new subsidy agreement with NJSEA for the benefit of the horse racing industry for $30,000,000 annually for a three-year period ("2008 NJSEA Subsidy Agreement"). In addition, the NJCCC adopted regulations effective September 22, 2008 which establish procedures by which the Casinos may implement the promotional gaming credit tax deduction.

        The 2008 NJSEA Subsidy Agreement provides that the Casinos will pay the NJSEA $90,000,000 to be used solely for purse enhancements, breeder's purses and expenses to establish off-track wagering facilities which it incurs through 2011. The payments will be made in eleven installments from September 29, 2008 through November 15, 2011 and will total $22,500,000 in 2008, $30,000,000 in each of 2009 and 2010 and $7,500,000 in 2011. Each Casino will pay a share equal to a percentage representing the gross gaming revenue it reported for the prior calendar year compared to that reported by all Casinos for that year. The Company estimates its portion of this industry obligation is approximately 7.9%.

        The 2008 NJSEA Subsidy Agreement also provides that the NJSEA, all other entities which receive any portion of the payments and affiliates of either shall not operate, conduct, maintain or permit any casino gaming, including video lottery gaming, in any New Jersey location other than Atlantic City prior to 2012 and that the Casinos may bring an action in New Jersey Superior Court against any entity that does so to enforce this prohibition by specific performance.

        The 2008 NJSEA Subsidy Agreement further provides that if, prior to 2011, a statewide public question to authorize casino gaming at any New Jersey location other than Atlantic City is approved by the New Jersey Legislature or if, prior to 2012, any such statewide public question is approved by New Jersey voters or any New Jersey legislation is enacted or other New Jersey governmental action is taken authorizing such gaming or any such gaming is actually operated, conducted or maintained, then the Casinos shall make no further payments to NJSEA and, in certain circumstances, NJSEA shall return some or all of the payments it previously received from the Casinos.

        The 2008 NJSEA Subsidy Agreement acknowledges the publicly announced intention of the Governor to, by executive order, create a commission to study and report its recommendations for the long term stability of the horse racing industry to the Governor and the Legislature on or about July 1, 2010 and provides that the Casinos, CANJ and NJSEA will work and cooperate in good faith with any such commission and that the NJSEA shall not support legislation for casino gaming in any New Jersey

FIN-B-16

Adamar of New Jersey, Inc.
dba Tropicana Casino and Resort (Debtor in Possession)

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

6. Commitments and Contingencies (Continued)

location other than Atlantic City prior to the commission's delivery of its report to the Governor and the Legislature.

Other

        The Company has separate insurance policies that provide coverage for general liability and workers compensation claims. The Company's accrual for general liability claims within the retention level was approximately $1,442,000 and $1,537,000 at December 31, 2009 and December 31, 2008, respectively. The Company's accrual for workers compensation claims was approximately $2,368,000 and $3,676,000 at December 31, 2009 and December 31, 2008, respectively.

        The State of New Jersey has filed unsecured and priority bankruptcy claims related to an arbitrary assessment audit that is still in progress. These claims do not comport with the Company's books and records and are actively being contested. No provision for these claims has been recorded in the financial statements.

7. Leases (as lessee)

        The Company entered into an agreement with AGC, an affiliate of the Company also owned by RNJHC, for the lease of the Transportation Center (a 1,100-space self-park garage and a 9-bay bus terminal) and a 1,100-space parking garage along with the land, all improvements and air rights. The rental amount is $4,700,000 per year and will expire on February 4, 2078.

        Minimum future lease obligations on noncancelable leases at December 31, 2009 are as follows (in thousands):

Year	AGC	Other	Total
2010	4,700	360	5,060
2011	4,700	360	5,060
2012	4,700	199	4,899
2013	4,700	145	4,845
2014	4,700	145	4,845
Thereafter	296,492	—	296,492

	$319,992	$1,209	$321,201

        Rental expenses under operating leases for 2009, 2008 and 2007 amounted to $6,393,000, $8,383,000 and $8,005,000, respectively.

8. Complimentaries

        Operating revenues exclude the retail value of complimentary hotel services, food and beverage and other goods and services furnished to customers. The estimated costs of providing such

FIN-B-17

Adamar of New Jersey, Inc.
dba Tropicana Casino and Resort (Debtor in Possession)

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

8. Complimentaries (Continued)

complimentaries are included in casino operating expense through interdepartmental allocations as follows:

	December 31
	2009	2008	2007
	(In Thousands)
Rooms	$15,689	$14,543	$11,964
Food and beverage	27,205	27,905	28,724
Other	459	667	779

	$43,353	$43,115	$41,467

9. Related Parties

        Transactions with TEH, TCR and their affiliates, including Aztar, included activity principally related to joint insurance programs, federal income tax filings, and other administrative services. Activity also included the net repayment of cash advances to TEH affiliates in 2008 as well as interest payments on certain debt owed to TEH affiliates.

        TCR and TEH provided various services to the Company in 2007. TCR and TEH did not provide any services to the Company in 2009 and 2008. Neither a management fee nor any expenses directly incurred by TCR and TEH were charged to the Company.

        Advances from TEH and other affiliates, net, included in liabilities subject to compromise, consist of the following:

	December 31 2009	December 31 2008
	(In Thousands)
Note payable to Aztar Corporation; 12.0% due in 2014	$292,000	$292,000
Advances from Aztar and other TEH affiliates	299,145	281,532

Advances from affiliates, net	$591,145	$573,532

        A rollforward of activity during the nine months ended December 31, 2009 is as follows (in thousands):

Advances from TEH and other affiliates, net at December 31, 2008	$573,532
Interest on affiliate debt	17,799
Other	(186)

Advances from TEH and other affiliates, net at December 31, 2009	$591,145

        The Company also has transactions with certain New Jersey affiliates related to the rental of certain facilities utilized in the operation of the Property but owned by these NJ affiliates. The advances to NJ affiliates of $26,250,000 and $21,404,000 are recorded as a current liability in the accompanying balance sheets respectively, as it is expected that such amounts will be settled as part of the sale of the Company.

FIN-B-18

Adamar of New Jersey, Inc.
dba Tropicana Casino and Resort (Debtor in Possession)

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

10. Fair Value of Financial Instruments

        The following table presents the carrying amounts and estimated fair values of the Company's financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

	December 31, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Assets
Investments	$30,695	$30,695	$28,367	$28,367
Liabilities
Current portion of long-term debt	36	36	34	34
Long-term debt	170	170	206	206
Debt to Aztar Corporation	531,000	—	531,000	—

        The carrying amounts shown in the table are included, if applicable, in the Consolidated Balance Sheets under the indicated captions. All of the Company's financial instruments are held or issued for purposes other than trading.

        The following notes summarize the major methods and assumptions used in estimating the fair values of financial instruments.

        Investments consisted of deposits with the CRDA, CRDA bonds that bear interest at two-thirds of market rates resulting in a fair value lower than cost and other CRDA investments (primarily loans). The carrying amounts of these deposits, bonds and other investments are presented net of a valuation allowance and in the case of the bonds an unamortized discount that result in an approximation of fair values.

        The fair value of the Company's notes payable to Aztar cannot be calculated due to the related party nature of the financial instrument.

11. Retirement Plans

        The Company has a defined contribution plan that covers substantially all employees who are not covered by a collective bargaining unit. The plan allows employees, at their discretion, to make contributions of their before-tax earnings to the plan up to an annual maximum amount. The Company matches 50% of the employee contributions that are based on up to 6% of an employee's before-tax earnings. Compensation expense during 2009, 2008 and 2007, respectively, with regard to Company matching contributions was $782,000, $810,000 and $1,179,000.

        The Company makes contributions based on hours worked, as specified in six union agreements, to union administered, multiemployer, defined contribution pension plans. Contributions to these plans during 2009, 2008 and 2007 amounted to $3,198,000, $3,272,000 and $2,934,000, respectively.

FIN-B-19

Adamar of New Jersey, Inc.
dba Tropicana Casino and Resort (Debtor in Possession)

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

12. Income Taxes

        No tax benefit has been recorded for the twelve months ended December 31, 2009 or 2008 due to the uncertainty of realization of the benefit. The New Jersey Division of Taxation is examining the New Jersey income tax returns for the years 1995 through 2001. All years subsequent to 2001 are open and subject to investigation as well. Management believes that adequate provision for income taxes has been made in the financial statements.

        The Company accounts for Income Taxes under ASC Topic 740, Income Taxes ("ASC 740"). ASC 740 provides guidance on classification, interest and penalties, accounting in interim periods, disclosures and transition. A tax position is recognized if it meets a "more likely than not" threshold, and is measured at the largest amount of benefit that is greater than 50% likely of being realized. Uncertain tax positions must be reviewed at each balance sheet date. There was no material changes in our tax liabilities recorded under ASC 740 since December 31, 2009.

        The (provision)/benefit for income taxes are comprised of:

	December 31 2009	December 31 2008	December 31 2007
	(In Thousands)
Current:
Federal	—	—	—
State	$(380)	$(231)	$(5,565)

	$(380)	$(231)	$(5,565)

Deferred:
Federal	402	1,635	(53,666)
State	811	(1,118)	94

	1,213	517	(53,572)

	$833	$286	$(59,137)

        For income tax purposes, the Company was included in Aztar's consolidated 2006 corporate federal tax return. Prior to 2007, under the terms of a federal tax sharing arrangement with Aztar, the Company recorded a tax benefit for federal income tax purposes in periods when the Company had a pre-tax loss as such benefit was intended to be satisfied in future years by Aztar when the Company had pre-tax income. During 2007, as a result of the activation of the Trust described in Note 1, the Company is no longer included in Aztar's federal income tax return. Due to the pending sale of the Company and the activation of the Trust, in 2007 the Company recorded a charge of $42,058,000 to increase the valuation allowance related to deferred tax assets. The valuation allowance was increased to fully reserve for the amount of previously recorded tax benefits under the federal tax sharing arrangement that are no longer expected to be realized. As the asset recorded on the balance sheet related to the tax sharing arrangement was recorded as an income tax benefit, the recording of a valuation allowance against this asset has been recorded as income tax expense during the year ended December 31, 2007.

FIN-B-20

Adamar of New Jersey, Inc.
dba Tropicana Casino and Resort (Debtor in Possession)

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

12. Income Taxes (Continued)

        As discussed in Note 1, the Sale was consummated and became effective on March 8, 2010. The tax attributes of the acquired assets and liabilities are still being evaluated.

        General business credits are taken as a reduction of the provision for income taxes during the year such credits become available. The following table provides a reconciliation between amounts determined by applying the statutory federal income tax rate to pretax income and the (provision)/benefit for income taxes:

	December 31 2009	December 31 2008	December 31 2007
	(In Thousands)
Benefit/(provision) at statutory rate	$15,861	$19,700	$(11,601)
(Increase)/decrease in tax resulting from:
Valuation Allowance/Nondeductible business expenses	(15,127)	(18,577)	(46,255)
State income taxes, net	149	(958)	(4,486)
General business credits	(100)	100	17
Other	50	21	3,188

	$(833)	$286	$(59,137)

        The income tax effects of loss carryforwards, tax credit carryforwards and temporary differences between financial and income tax reporting that give rise to the deferred income tax assets and liabilities at December 31, 2009 and December 31, 2008 are as follows:

	December 31 2009	December 31 2008
	(In Thousands)
Accrued liabilities	$4,629	$4,209
Accrued bad debt expense	3,194	3,047
Accrued compensation	1,873	2,030
Other	928	1,978

Gross deferred tax assets	10,624	11,264

Depreciation and amortization	(29,054)	(31,113)
Deductible prepaids	(3,033)	(2,827)

Gross deferred tax liabilities	(32,087)	(33,940)

Net deferred tax liabilities	$(21,463)	$(22,676)

        Effective January 1, 2007, the company adopted Financial Accounting Standards Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 also provides guidance on classification, interest and penalties, accounting in interim periods, disclosures and transition. A tax position is recognized if it meets a "more likely than not" threshold, and is measured at the largest amount of benefit that is greater than 50 percent likely of being realized. Uncertain tax positions must be reviewed at each balance sheet date.

FIN-B-21

Adamar of New Jersey, Inc.
dba Tropicana Casino and Resort (Debtor in Possession)

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

12. Income Taxes (Continued)

        A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits is as follows:

December 31 2009
(In Thousands)
Gross unrecognized tax benefit at January 1, 2009	$3,683
Gross increases—Prior period tax positions
Gross decreases—Prior period tax positions	—
Gross increases—Current period tax positions	—
Settlements with taxing authorities	—
Lapse in statutes of limitations	—

Gross unrecognized tax benefits at December 31, 2009	$3,683

        The company recognized accrued interest and penalties related to unrecognized tax benefits in income tax expense. The policy did not change as a result of the adoption of FIN 48. The Company had $1,598,000 and $1,218,000 in interest related to unrecognized tax benefits accrued at December 31, 2009 and December 31, 2008, respectively. No amounts were accrued for penalties as of either date. Income tax expense for the year ended December 31, 2009 includes interest related to unrecognized tax benefits of $380,000.

13. Accounting for the Impact of the October 30, 2003 Construction Accident

        An accident occurred on the site of the construction of the expansion of our facility on October 30, 2003. The accident resulted in loss of life and serious injuries, as well as extensive damage to the facilities under construction. Construction on the expansion project was substantially completed by December, 2004. The expansion included 502 additional hotel rooms, 20,000 square feet of meeting space, 2,400 parking spaces, and "The Quarter at Tropicana," a 200,000-square-foot dining, entertainment and retail center.

        In April, 2007, the Company and its insurance carriers reached a settlement agreement regarding all outstanding claims for dismantlement, debris removal and rebuild as a result of the 2003 construction accident.

        Also in April, 2007, the Company was a party to a settlement agreement that has fully resolved all liability claims that arose from the construction accident. The claims were satisfied in full within the policy limits of the Company's insurance programs and had no material effect on the Company's financial condition.

        In 2007, the Company recorded $26,928,000 of insurance recoveries and $2,520,000 of construction accident related costs and expenses primarily consisting of professional fees incurred as a result of the accident.

FIN-B-22

Report of Independent Registered Public Accounting Firm

The Board of Directors
Tropicana Entertainment Inc., the successor of Columbia Properties Vicksburg, LLC

        We have audited the accompanying balance sheets of Columbia Properties Vicksburg, LLC (the "Company") as of December 31, 2009 and 2008, and the related statements of operations, changes in members' equity (deficit), and cash flows for each of the three years ended in the period ended December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3, the Company was in bankruptcy, had negative working capital as of December 31, 2009 and has incurred significant losses from operations during reorganization. These conditions, among other factors, raise substantial doubt about the Company's ability to continue as a going concern. The December 31, 2009 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. In addition, as more fully described in Note 11, the Company's plan of reorganization became effective on March 8, 2010 and will require the Company to adopt fresh start reporting which may result in changes to the amounts of assets and liabilities as reported prior to the Company's emergence from bankruptcy.

/s/ Ernst & Young LLP
Las Vegas, Nevada March 31, 2010

FIN-C-1

COLUMBIA PROPERTIES VICKSBURG, LLC
(DEBTOR-IN-POSSESSION)

BALANCE SHEETS

(in thousands)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$2,372	$4,303
Accounts receivable, net	31	20
Due from affiliates, net	139	139
Prepaid expenses and other assets	244	370

Total current assets	2,786	4,832
Property and equipment, net	10,558	15,005
Goodwill	590	590
Intangible assets, net	320	340
Receivable from affiliate	9,798	9,558
Reserve related to receivable from affiliate	(7,478)	(7,478)
Other assets, net	157	157

Total assets	$16,731	$23,004

LIABILITIES AND MEMBERS' DEFICIT
Current liabilities not subject to compromise:
Accounts payable	$577	$758
Due to affiliates	2,601	533
Accrued expenses and other current liabilities	2,145	2,799

Total current liabilities not subject to compromise	5,323	4,090
Long-term portion of lease liability	1,950	2,102

Total liabilities not subject to compromise	7,273	6,192
Liabilities subject to compromise	3,455	3,722
Liabilities subject to compromise—guarantee of affiliate debt	2,289,249	2,281,239

Total liabilities	2,299,977	2,291,153
Commitments and contingencies (Note 10)
Members' deficit	(2,283,246)	(2,268,149)

Total liabilities and members' deficit	$16,731	$23,004

The accompanying notes are an integral part of these financial statements.

FIN-C-2

COLUMBIA PROPERTIES VICKSBURG, LLC
(DEBTOR-IN-POSSESSION)

STATEMENTS OF OPERATIONS

(in thousands)

	Year ended December 31,
	2009	2008	2007
Revenues:
Casino	$11,188	$23,072	$28,570
Room	895	1,506	1,533
Food and beverage	924	2,779	3,344
Other	263	557	508

Gross revenues	13,270	27,914	33,955
Less promotional allowances	(822)	(3,338)	(4,275)

Net revenues	12,448	24,576	29,680

Operating costs and expenses:
Casino	7,752	11,931	12,824
Room	926	918	776
Food and beverage	621	485	493
Other	3	5	33
Marketing, advertising and promotions	714	2,220	2,688
General and administrative	3,388	4,346	4,806
Maintenance and utilities	1,317	1,738	1,645
Depreciation and amortization	2,402	3,438	3,533
Loss on disposition of assets	2	—	29
Impairment charge	2,597	9,999	—
Reserve related to receivable from affiliate	—	2,695	7,187

Total operating costs and expenses	19,722	37,775	34,014

Operating loss	(7,274)	(13,199)	(4,334)
Other income (expense):
Proceeds from sale cancellation	—	1,010	—
Loss related to guarantee of affiliate debt	(8,010)	(2,281,239)	—
Interest income	241	402	235

Total other (expense) income	(7,769)	(2,279,827)	235

Loss before reorganization items	(15,043)	(2,293,026)	(4,099)
Reorganization items	(54)	—	—

Net loss	$(15,097)	$(2,293,026)	$(4,099)

The accompanying notes are an integral part of these financial statements.

FIN-C-3

COLUMBIA PROPERTIES VICKSBURG, LLC
(DEBTOR-IN-POSSESSION)

STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(in thousands)

Balance, December 31, 2006	$28,976
Net loss	(4,099)

Balance, December 31, 2007	24,877
Net loss	(2,293,026)

Balance, December 31, 2008	(2,268,149)
Net loss	(15,097)

Balance, December 31, 2009	$(2,283,246)

The accompanying notes are an integral part of these financial statements.

FIN-C-4

COLUMBIA PROPERTIES VICKSBURG, LLC
(DEBTOR-IN-POSSESSION)

STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net loss	$(15,097)	$(2,293,026)	$(4,099)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	2,402	3,438	3,533
Reserve related to receivable from affiliate	—	2,404	7,000
Impairment charge	2,597	9,999	—
Loss from disposition of assets	2	—	29
Loss related to guarantee of affiliate debt	8,010	2,281,239	—
Changes in operating assets and liabilities:
Accounts receivable, net	(11)	48	(33)
Prepaid expenses and other assets	126	400	(361)
Accounts payable, accrued expenses and other liabilities	(835)	(1,844)	1,100
Due from (to) affiliates	1,828	(3,028)	313
Lease liability	(152)	(152)	(152)

Net cash (used in) provided by operating activities before reorganization items	(1,130)	(522)	7,330
Liabilities subject to compromise	(267)	3,722	—

Net cash (used in) provided by operating activities	(1,397)	3,200	7,330

Cash flows from investing activities:
Additions of property and equipment	(534)	(336)	(569)
Other	—	(31)	—

Net cash used in investing activities	(534)	(367)	(569)

Cash flows from financing activities:
Receivable from affiliate	—	(2,000)	(7,000)

Net cash used in financing activities	—	(2,000)	(7,000)

Net (decrease) increase in cash and cash equivalents	(1,931)	833	(239)
Cash and cash equivalents, beginning of year	4,303	3,470	3,709

Cash and cash equivalents, end of year	$2,372	$4,303	$3,470

Supplemental cash flow disclosures:
Net cash paid for reorganization items	$54	$—	$—
Interest reserved on receivable from affiliate	—	291	187

The accompanying notes are an integral part of these financial statements.

FIN-C-5

COLUMBIA PROPERTIES VICKSBURG, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION

        Columbia Properties Vicksburg, LLC (the "Company," "Vicksburg," "we," "our" or "us") was created on January 23, 2003, for the purpose of acquiring the riverboat gaming operation in Vicksburg, Mississippi, operating as Horizon Casino Hotel Vicksburg (the "Casino"). The Company is a co-guarantor under certain financing obligations of Tropicana Entertainment, LLC ("TE"), a company affiliated by common ownership (Notes 3 and 10).

        On May 5, 2008 (the "Petition Date"), the Company, TE, Tropicana Entertainment Holdings, LLC ("TEH"), Tropicana Entertainment Intermediate Holdings, LLC ("TEIH"), JMBS Casino, LLC ("JMBS"), CP Laughlin Realty, LLC ("Realty") and certain of TE's subsidiaries (collectively, the "Debtors"), filed voluntary petitions (the "Chapter 11 Cases") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") (Case No. 08-10856). TE, TEH, TEIH, JMBS and Realty are affiliates of the Company, and accordingly, they are not included in these financial statements.

        The Debtor's plan of reorganization (the "Plan"), which was confirmed by the Bankruptcy Court on May 5, 2009, excluded Tropicana Las Vegas Hotel and Casino ("Tropicana LV"), given that Tropicana LV had a separate group of creditors, and that its capital structure, the claims arising thereunder, as well as the business operations warranted a separate plan of reorganization. Accordingly, a separate plan of reorganization for Tropicana LV (the "Tropicana LV Plan") was also confirmed by the Bankruptcy Court on May 5, 2009, and consummated on July 1, 2009. The remaining Debtors continued their operations as debtors-in-possession until March 8, 2010 (the "Effective Date").

        The Plan was consummated and became effective on March 8, 2010, which was once all conditions to effectiveness were satisfied, including approvals from gaming regulators (Notes 3 and 11).

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

        The accompanying financial statements are prepared on a "going concern" basis, which assumes that the Company will continue in operation for the foreseeable future and will realize its assets and discharge its liabilities in the ordinary course of business. Due to the Chapter 11 Cases, such realization of assets and payment of liabilities are subject to a significant number of uncertainties. Specifically, the financial statements do not include all of the necessary adjustments to present: (a) the realizable value of assets on a liquidation basis or the availability of such assets to satisfy liabilities, (b) the amount that will ultimately be paid to settle allowed liabilities and contingencies that may be allowed, or (c) the effect of changes that may be made in connection with the Company's capitalization or operations as a result of the Plan. As a result of the Chapter 11 Cases, the financial statements contained herein are subject to material uncertainties.

        For the period subsequent to the Petition Date, the accompanying financial statements have been prepared in accordance with accounting guidance related to financial reporting by entities in reorganization under the bankruptcy code. Accordingly, all pre-petition liabilities subject to compromise have been segregated in the accompanying balance sheets and classified as liabilities subject to compromise at the estimated amounts of allowable claims. Liabilities not subject to compromise are separately classified as current and non-current. Reorganization items include the expenses, realized gains and losses, and provisions for losses resulting from the reorganization under the Bankruptcy

FIN-C-6

COLUMBIA PROPERTIES VICKSBURG, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Code, and are reported separately as reorganization items in the accompanying statements of operations. Cash receipts and payments for reorganization costs are disclosed separately in the accompanying statements of cash flows.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates incorporated in our financial statements include the estimated useful lives for depreciable and amortizable assets, the estimated allowance for doubtful accounts receivable, estimated cash flows in assessing the impairment of long-lived assets, goodwill and intangible assets, self-insured liability reserves, customer loyalty program reserves, contingencies and litigation, claims and assessments and liabilities subject to compromise which are reported at the amounts expected to be allowed under provisions of accounting guidance related to financial reporting by entities in reorganization under the bankruptcy code and accounting for loss contingencies. Actual results could differ from these estimates.

  Cash and Cash Equivalents

        Cash and cash equivalents include cash, cash on hand in the casino cage, certificates of deposit, money market funds and other highly liquid investments with original maturities of three months or less.

  Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalent accounts maintained in financial institutions. Accounts are insured by the Federal Deposit Insurance Corporation up to $250,000 or with the Securities Investor Protection Corporation up to $500,000. Our money market accounts generally are not insured by the federal government. The Company does not expect that this risk will have a material effect on its financial condition, results of operations or cash flows.

  Accounts Receivable

        Accounts receivable consist primarily of casino, hotel and other receivables net of an allowance for doubtful accounts. Accounts receivable are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. An estimated allowance for doubtful accounts is maintained to reduce the Company's receivables to their expected realization, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well as historical collection experience and current economic and business conditions. Recoveries of accounts previously written off are recorded when received. Allowance for doubtful accounts was approximately $52,000 and $80,000 as of December 31, 2009 and 2008, respectively.

FIN-C-7

COLUMBIA PROPERTIES VICKSBURG, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Fair Value of Financial Instruments

        The carrying values of the Company's cash and cash equivalents, receivables and accounts payable approximate fair value because of the short-term maturities of these instruments.

  Inventories

        Inventories consist primarily of food and beverage, retail merchandise and operating supplies and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. At December 31, 2009 and 2008, the Company had inventory of approximately $45,000 and $63,000, respectively, which is included in prepaid expenses and other assets on the accompanying balance sheets.

  Property and Equipment

        Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets or, for capital leases and leasehold improvements, over the shorter of the asset's useful life or the term of the lease. Gains or losses on disposals of assets are recognized as incurred. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are expensed as incurred.

        We must make estimates and assumptions when accounting for capital expenditures. Whether an expenditure is considered a maintenance expense or a capital asset is a matter of judgment. In contrast to normal repair and maintenance costs that are expensed when incurred, items we classify as maintenance capital are expenditures necessary to keep our existing property at its current level and are typically replacement items due to the normal wear and tear of our property and equipment as a result of use and age. Our depreciation expense is highly dependent on the assumptions we make about our assets' estimated useful lives. We determine the estimated useful lives based on our experience with similar assets, engineering studies and our estimate of the usage of the asset. Whenever events or circumstances occur which change the estimated useful life of an asset, we account for the change prospectively.

  Long-Lived Assets

        We evaluate our property and equipment and other long-lived assets for impairment in accordance with accounting guidance related to impairment or disposal of long-lived assets. For assets to be held for sale, we recognize the asset to be sold at the lower of carrying value or fair value less costs to sell. Fair value for assets held for sale is generally estimated based on comparable asset sales, solicited offers or a discounted cash flow model. For long-lived assets to be held and used, we review for impairment whenever indicators of impairment exist. If an indicator of impairment exists, we compare the estimated undiscounted future cash flows of the asset to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then impairment is measured based on estimated fair value compared to carrying value, with fair value typically based on a discounted cash flow model. For the years ended December 31, 2009 and 2008, the Company recorded an impairment charge of approximately $2.6 million and $10.0 million, respectively, related to property and equipment (Note 4).

FIN-C-8

COLUMBIA PROPERTIES VICKSBURG, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Goodwill and Intangible Assets

        Goodwill represents the excess of purchase price over fair value of assets acquired and liabilities assumed in business combinations. In accordance with accounting guidance related to goodwill and other intangible assets, we test for impairment of goodwill and indefinite-lived intangible assets annually and in certain situations between those annual dates. We perform our annual impairment tests in the fourth quarter of each year. Our financial statements reflect all impairment charges required by accounting guidance related to goodwill and other intangible assets as of December 31, 2009 and 2008.

        Goodwill is tested for impairment using a discounted cash flow model based on the estimated future results of the Company discounted using the Company's weighted-average cost of capital and market indicators of terminal year capitalization rates. The implied fair value of goodwill is compared to the carrying value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the assets and liabilities and the amount remaining, if any, is implied fair value of goodwill. If the implied fair value of the goodwill is less than its carrying value, then it is written down to its implied fair value.

        Indefinite-lived intangible assets are tested for impairment using a discounted cash flow approach and are not amortized. Intangible assets with a definite life are amortized over their useful life which is the period over which the asset is expected to contribute directly or indirectly to future cash flows. Management periodically assesses the amortization period of intangible assets with definite lives based upon estimated future cash flows from related operations.

        Inherent in the reviews of the carrying amounts of goodwill and intangible assets are various estimates. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. If the Company's ongoing estimates of future cash flows are not met, the Company may have to record additional impairment charges in future accounting periods. The Company's estimates of cash flows are based on the current regulatory, political and economic climates, recent operating information and budgets of the Company. These estimates could be negatively impacted by changes in federal, state or local regulations, economic downturns, or other events affecting various forms of travel and access to our property.

  Self Insurance Reserves

        The Company is self-insured up to certain stop loss amounts for employee health coverage, workers' compensation and general liability cost. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of estimates for claims incurred by not reported as provided by a third party. In estimating these accruals, the Company considers historical loss experience and makes judgments about the expected levels of costs per claim. The Company believes that the estimates of future liabilities are reasonable based upon its methodology; however, changes in health care costs, accident frequency and severity and other factors could materially affect the estimates for these liabilities. The Company continually monitors changes in claim type and incident and evaluates the insurance accrual making necessary adjustments based on the evaluation of these qualitative data points. At December 31, 2009 and 2008, the Company had total self-insurance accruals reflected in its balance sheets, including amounts classified as liabilities subject to compromise, of $795,000 and $675,000, respectively.

FIN-C-9

COLUMBIA PROPERTIES VICKSBURG, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Customer Loyalty Program

        The Company provides certain customer loyalty programs at its Casino, which allows customers to redeem points earned from their gaming activity for cash, food, beverage, rooms or merchandise. Under the program, customers are able to accumulate points which may be redeemed in the future, subject to certain limitations and the terms of the program. The Company records a liability for the estimated cost of the outstanding points under the program that it believes will ultimately be redeemed. The estimated cost of the outstanding points under the program is calculated based on estimates and assumptions regarding marginal costs of the goods and services, redemption rates and the mix of goods and services for which the points are expected to be redeemed. For points that may be redeemed for cash, the Company accrues this cost, after consideration of estimated redemption rates, as they are earned which is included in promotional allowance. For points that may only be redeemed for goods or services but cannot be redeemed for cash, the Company estimates the cost and accrues for this expense as the points are earned from gaming play which is recorded as casino operating costs and expenses. At December 31, 2009 and 2008, $563,000 and $872,000, respectively, was accrued for the costs of anticipated redemptions.

  Revenue Recognition and Promotional Allowances

        Casino revenues represent the net win from gaming activities, which is the difference between gaming wins and losses. Room, food and beverage and other revenues are recognized at the time the goods or services are provided. The majority of the Company's casino revenue is counted in the form of cash and chips and, therefore, is not subject to any significant or complex estimation. The retail value of rooms, food and beverage and other services provided to customers on a complimentary basis is included in gross revenues and then deducted as promotional allowances. The estimated departmental costs and expenses of providing these promotional allowances are included in casino costs and expenses and consist of the following (in thousands):

	Year ended December 31,
	2009	2008	2007
Room	$182	$505	$495
Food and beverage	1,310	2,486	2,645
Other	6	67	110

Total	$1,498	$3,058	$3,250

        Promotional allowances also include incentives such as cash, goods and services including complimentary rooms and food and beverages, earned in our customer loyalty program. The Company rewards customers, through the use of loyalty programs, with points based on amounts wagered or won that can be redeemed for a specified period of time. The Company records the estimated retail value of these goods and services as revenue and then deducts them as promotional allowances.

  Gaming Taxes

        The Company is subject to taxes based on gross gaming revenues in the jurisdiction in which it operates, subject to applicable jurisdictional adjustments. These gaming taxes are an assessment on

FIN-C-10

COLUMBIA PROPERTIES VICKSBURG, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

gaming revenues and are included in casino operating costs and expenses on the Company's statements of operations. Gaming taxes totaled $1.3 million, $2.8 million and $3.5 million for the years ended December 31, 2009, 2008 and 2007, respectively.

  Advertising

        The Company expenses advertising costs as incurred or the first time the advertising takes place. Advertising expense, which is generally included in marketing, advertising and promotions on the accompanying statements of operations, was $0.5 million, $1.4 million and $1.3 million for the years ended December 31, 2009, 2008 and 2007, respectively.

  Benefit Plan

        The Company offers a defined contribution 401(k) plan, which covers all employees who reach certain age and length of service requirements and allows for an employer contribution up to 50% of the first 3% of each participating employee's compensation. Plan participants can elect to defer before tax compensation through payroll deductions. Such deferrals are regulated under Section 401(k) of the Internal Revenue Code. The Company's matching contributions were $1,600, $4,500 and $6,000 for the years ended December 31, 2009, 2008 and 2007, respectively. The Company elected to suspend the employer contribution effective May 1, 2009. The Company does not sponsor a defined benefit plan.

  Income Taxes

        The Company is a pass-through entity for federal and state income tax purposes. As a pass-through entity, the tax attributes of the Company will pass through to its members who owe any related income taxes. As a result, no provision for income taxes has been recorded in the accompanying financial statements.

        On January 1, 2009, the Company adopted accounting guidance with respect to how uncertain tax positions should be accounted for and disclosed in the financial statements. The guidance requires the assessment of tax positions taken or expected to be taken in the Company's tax returns to determine whether the tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. The Company is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which includes federal and state. Open tax years are those that are open for exam by taxing authorities. The company has no examinations in progress and none are scheduled. At December 31, 2009, the Company has reviewed all open tax years and concluded the adoption of the new guidance resulted in no impact to the Company's financial position or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken.

  Recently Issued Accounting Standards

        In June 2009, new accounting guidance was issued amending the accounting guidance related to consolidation of variable interest entities. The objective of the accounting guidance is to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. This new guidance is effective as of the

FIN-C-11

COLUMBIA PROPERTIES VICKSBURG, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Early application is prohibited. The Company is currently evaluating the impact on its financial statements the adoption of this new guidance will have.

        A variety of proposed or otherwise potential accounting standards are currently under consideration by standard-setting organizations and certain regulatory agencies. Because of the tentative and preliminary nature of such proposed standards, we have not yet determined the effect, if any, that the implementation of such proposed standards would have on our financial statements.

  Reclassifications

        Certain items in the prior period financial statements were reclassified to conform to the current year presentation. These reclassifications had no effect on the previously reported net loss.

  Fresh Start Reporting

        Upon consummation of the Plan, the accounting for the assets and liabilities reported in the Company's subsequent financial statements may materially change. As of the Effective Date, the Company anticipates that its successor, Tropicana Entertainment Inc., will be required to adopt the "fresh start" provisions in accordance with accounting guidance on reorganizations, which require that all assets and liabilities be recorded at their reorganization values and fair values, respectively, as of such Effective Date. Certain of these values may differ materially from the values recorded on the accompanying balance sheet as of December 31, 2009. Additionally, the successor's results of operations after the application of fresh start reporting will not be comparable to our results of operations for previous periods. Tropicana Entertainment Inc. may also make changes in accounting practices and policies as of or after the Plan's Effective Date. For all of these reasons, our successor, Tropicana Entertainment Inc.'s consolidated financial statements for periods subsequent to the Effective Date of the Plan will not be comparable with our prior periods.

NOTE 3—VOLUNTARY REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

  Bankruptcy Proceedings

        On May 5, 2008, as discussed in Note 1, the Company and certain affiliated entities filed voluntary petitions in Bankruptcy Court seeking reorganization relief under the provisions of the Bankruptcy Code. In connection with the Chapter 11 Cases, the Company and its affiliates severed any involvement with Columbia Sussex Corporation ("CSC"), a company under common ownership, that would result in influence or control over the affairs of the Company. Prior to the Effective Date, the Company operated its business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. As a debtor-in-possession, the Company was authorized to continue to operate as an ongoing business, but was not permitted to engage in transactions outside the ordinary course of business without approval of the Bankruptcy Court, after notice and an opportunity for a hearing. Under the Bankruptcy Code, during reorganization, certain claims, including most litigation, against the Company in existence prior to the filing of the petitions for relief under the federal bankruptcy laws are stayed while the Company continued business operations as a debtor-in-possession until the Effective Date.

FIN-C-12

COLUMBIA PROPERTIES VICKSBURG, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 3—VOLUNTARY REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (Continued)

Those claims are reflected as "liabilities subject to compromise" in the accompanying balance sheets. Additional claims (liabilities subject to compromise) may arise during reorganization resulting from rejection of executory contracts, including leases and from the determination by the Bankruptcy Court (or agreed by the parties in interest) of allowed claims for contingencies and other disputed amounts.

        In December 2006, TE issued $960 million of 9 5/8% Senior Subordinated Notes (the "Notes") and in January 2007, entered into a Senior Credit Facility (the "Credit Facility") comprised of a $1.53 billion senior secured term loan and a $90 million senior secured revolving credit facility, all of which are guaranteed jointly and severally by the Affiliate Guarantors, as defined herein and in the Notes and Credit Facility.

        As an Affiliate Guarantor under the Notes and Credit Facility, Vicksburg is subject to restrictive covenants imposing significant operating and financial restrictions on Vicksburg's ability to incur or guarantee additional debt, pay dividends, create or incur liens, make loans or investments and engage in extraordinary transactions or transactions with affiliates.

        The Company was in bankruptcy, had negative working capital as of December 31, 2009 and has incurred significant losses from operations during reorganization. These conditions, among other factors, raise substantial doubt about the Company's ability to continue as a going concern.

  Plan of Reorganization (Note 11)

        The Plan was confirmed by the Bankruptcy Court in May 5, 2009. The Plan was consummated and became effective on March 8, 2010, on which date all conditions to effectiveness were satisfied, including approvals from gaming regulators. See Note 11—Emergence from Bankruptcy.

        Pursuant to the Tropicana LV Plan, on July 1, 2009, the assets related to Tropicana LV were transferred to an unrelated company, owned by the lenders under the $440 million senior secured term loan. A litigation trust (the "Litigation Trust") was also created, to which TE contributed certain claims against its former owners. Beneficial interests in the Litigation Trust were held by TE and by certain of the former creditors of Tropicana LV and, on the Effective Date, TE no longer has an interest in the Litigation Trust.

        Pursuant to the Plan, on the Effective Date a series of restructuring transactions were consummated through which Tropicana Entertainment Inc., a newly organized company, acquired from the Debtors certain subsidiaries of TE, as well as the equity of the Company, Realty and JMBS (collectively, the "Affiliate Guarantors") and the assets of certain other Debtors, in exchange for (a) the issuance of shares of Tropicana Entertainment Inc. common stock, and warrants to purchase additional shares of Tropicana Entertainment Inc. common stock, and (b) the assumption of certain liabilities of TE, its subsidiaries subject to the restructuring transactions and the Affiliate Guarantors incurred after the Petition Date to the extent not paid on or prior to the Effective Date other than income tax liabilities.

FIN-C-13

COLUMBIA PROPERTIES VICKSBURG, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 3—VOLUNTARY REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (Continued)

        On the Effective Date, lenders under the Credit Facility were issued Tropicana Entertainment Inc. common stock and beneficial interests in the Litigation Trust, while holders of the Notes and holders of general unsecured claims received warrants to purchase Tropicana Entertainment Inc. common stock and beneficial interests in the Litigation Trust, in exchange for all their claims against TE and the Affiliate Guarantors.

  Liabilities Subject to Compromise

        Liabilities subject to compromise are certain of the Company's liabilities incurred prior to the Petition Date of the Chapter 11 Cases. In accordance with accounting guidance related to financial reporting by entities in reorganization under the bankruptcy code, liabilities subject to compromise are recorded at the estimated amount that is expected to be allowed as pre-petition claims in the Chapter 11 proceedings and are subject to future adjustments. Adjustments may result from negotiations, actions of the Bankruptcy Court, further developments with respect to disputed claims, rejection of executory contracts and unexpired leases, proofs of claim, implementation of the Plan or other events.

        In some individual instances and in total, claims filed by the creditors are in excess of the amounts recorded by the Company. The Company has recorded an estimate of allowed claims based on the reconciliation work that has been performed. However, given the size and complexity of the Chapter 11 Cases, there is some uncertainty as to the ultimate liability that will be negotiated with creditors for these pre-petition claims, and, the final liability upon completion of the negotiations with claimants at a future date may be significantly higher or lower than management's current estimate. The Company intends to contest claims to the extent that they exceed the amounts the Company believes are due. Payment terms for liabilities subject to compromise were established as part of the Plan.

        Liabilities subject to compromise consist of the following (in thousands):

	December 31,
	2009	2008
Accounts payable	$1,296	$1,450
Accrued expenses and other liabilities	407	520
Due to affiliates	1,752	1,752

Total liabilities subject to compromise	$3,455	$3,722

  Loss Related to Guarantee of Affiliate Debt

        The denial of TE's gaming license for Tropicana Casino and Resort—Atlantic City ("Tropicana AC") by the New Jersey Casino Control Commission in December 2007 caused an immediate default under the Credit Facility and the subsequent transfer of assets of Tropicana AC to a Trustee caused a default under the Notes of which the Company is an Affiliate Guarantor. As a result of the Chapter 11 Cases, the Company recorded a loss during the years ended December 31, 2009 and 2008, of $8.0 million and $2.3 billion, respectively, which is included in the accompanying statements of

FIN-C-14

COLUMBIA PROPERTIES VICKSBURG, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 3—VOLUNTARY REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (Continued)

operations related to the guarantee of the Notes and Credit Facility with a corresponding liability which is included in liabilities subject to compromise on the accompanying balance sheets.

  Reorganization Items

        Reorganization items represent amounts incurred since the Petition Date as a direct result of the Chapter 11 Cases, and were comprised of professional fees including financial, legal, real estate and valuations services directly associated with the reorganization process. Reorganization items for the year ended December 31, 2009 were approximately $54,000.

NOTE 4—PROPERTY AND EQUIPMENT

        Property and equipment consists of the following (in thousands):

		December 31,
	Estimated Life (years)
		2009	2008
Land	—	$1,380	$1,760
Barge	10	2,554	2,573
Buildings and improvements	5 - 25	13,099	14,703
Furniture, fixtures and equipment	3 - 10	10,053	10,119

		27,086	29,155
Accumulated depreciation		(16,528)	(14,150)

Property and equipment, net		$10,558	$15,005

        The Company evaluates its property and equipment for impairment in accordance with accounting guidance related to accounting for impairment or disposal of long-lived assets which requires the Company to review for impairment whenever indicators of impairment exist. During the fourth quarter of 2009 and 2008, the continuing economic downturn and constrained capital markets contributed to a severe decline in the value of gaming stocks and gaming assets. As a result, the Company determined that a triggering event in accordance with accounting guidance occurred in the fourth quarter of 2009 and 2008. Given the continuing deterioration in real estate values, the poor operating performance over the past twelve months and a poor prospective financial performance outlook, the Company determined that the property and equipment should be reviewed for impairment. Based on estimated discounted future cash flows, the Company determined that the carrying value of the property and equipment was greater than its estimated fair value. The fair values were based on a third-party valuation. As a result, the Company recorded an impairment loss of approximately $2.6 million and $10.0 million in the years ended December 31, 2009 and 2008, respectively, to write-down the book value of its land, building and improvements as well as furniture, fixtures and equipment to the estimated fair value.

NOTE 5—GOODWILL AND INTANGIBLE ASSETS

        In connection with the acquisition of the Casino in October 2003, the Company acquired approximately $2.5 million of identified intangible assets and recorded $590,000 of goodwill. The

FIN-C-15

COLUMBIA PROPERTIES VICKSBURG, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND INTANGIBLE ASSETS (Continued)

estimates of fair value used in the purchase price allocation were determined by the Company's management.

        Intangible assets consist of the following (in thousands):

		December 31,
	Estimated Life (years)
		2009	2008
Player lists	5	$1,795	$1,795
Other	5 - 35	747	747

Total intangible assets		2,542	2,542
Less accumulated amortization:
Players list		(1,795)	(1,795)
Other		(427)	(407)

Total accumulated amortization		(2,222)	(2,202)

Intangible assets, net		$320	$340

        Amortization was computed on a straight-line basis for definite lived intangibles over an estimated useful life of 5 to 35 years. Amortization expense was approximately $20,000, $369,000 and $440,000 for the years ended December 31, 2009, 2008 and 2007, respectively. The Company's estimate of future amortization expense of intangible assets for the years ended December 31, 2010, 2011, 2012, 2013 and 2014 is anticipated to be $20,000 per year.

        Goodwill primarily represents the excess of total acquisition costs over the fair value of net assets acquired in the acquisition of the Casino by the Company. In conjunction with our annual review of impairment during the fourth quarter of 2009 and 2008, the Company determined that no impairment of goodwill or intangible assets existed.

NOTE 6—AFFILIATE TRANSACTIONS

        Until April 30, 2009, CSC, a company under common ownership, provided various administrative and accounting services to the Company under an administrative services agreement. Effective April 30, 2009, the Company terminated the administrative services agreement with CSC in anticipation of the Plan as discussed in Note 3. In addition, Tropicana Casino Resort, Inc. ("TCR"), a company under common ownership, provided various support services through September 2008 which were charged to the Company. Expenses related to these services totaled approximately $42,000, $529,000 and $120,000 for the years ended December 31, 2009, 2008 and 2007, respectively. As of December 31, 2009 and 2008, the Company owed $127,000 and $147,000, respectively, related to these services.

        The Company licenses the use of the name "Horizon" from a wholly owned subsidiary of TE, an affiliate through common ownership. The trademark license agreement is for ten years, terminating in October 2013 with an annual fee of $12,000. Payments are to be made annually on the anniversary date. The agreement allows for six ten-year renewals at Vicksburg's option.

FIN-C-16

COLUMBIA PROPERTIES VICKSBURG, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 6—AFFILIATE TRANSACTIONS (Continued)

        In September 2008, the Company loaned $2.0 million to TE at a rate of 12% per annum which matures on January 1, 2015. No interest or principal payments are required to be made under the terms of the loan until maturity.

        In 2007, the Company loaned $7.0 million to TE at a rate of 12% per annum which matures on January 1, 2015. No interest or principal payments are required to be made under the terms of the loans until maturity. Due to the bankruptcy filing of TE in May 2008, the ability to collect under this loan is unlikely; as such, the associated principal and accrued interest has been fully reserved since December 31, 2007.

        The Company also occasionally buys and sells slot machines and other equipment at net book value from various affiliates. In addition, the Company incurred receivables related to activity with various affiliates which have since become Debtors. As a result, the ability to collect these receivable amounts is unlikely, resulting in a reserve of approximately $2.4 million since December 31, 2008.

NOTE 7—ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities (excluding liabilities subject to compromise) consist of the following (in thousands):

	December 31,
	2009	2008
Accrued payroll and employee benefits	$352	$641
Insurance reserves	146	129
Gaming related accruals	834	1,222
Accrued taxes	661	655
Accrued lease liability	152	152

Total accrued expenses and other current liabilities	$2,145	$2,799

NOTE 8—LEASE COMMITMENTS

        CSC has provided a guarantee related to the Company's performance with the City of Vicksburg (the "City"). The Company assumed an agreement with the City that permitted the development of the Company's hotel and casino and provided for ongoing payments to the City. The agreement expires in 2033 and provides that certain parcels of land, primarily including parking, casino dockage and casino entry parcels, revert back to the City upon termination of the agreement. Monthly amounts owed to the City include a fixed annual payment of $563,000, subject to adjustment for changes in the consumer price index (base year 2003), and 1.5% of net revenue, as defined in the agreement (primarily gaming and food and beverage revenues). Pursuant with accounting guidance related to accounting for leases, the Company recognizes rental expense related to the lease with the City on a straight-line basis over the term of the lease. As a result, the Company recorded a long-term deferred lease liability of $2.0 million and $2.1 million on the accompanying balance sheets as of December 31, 2009 and 2008, respectively. The Company also has various short-term operating equipment leases.

FIN-C-17

COLUMBIA PROPERTIES VICKSBURG, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 8—LEASE COMMITMENTS (Continued)

        Future minimum rental payments required under non-rejected operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2009 are as follows (in thousands):

Years ending December 31,
2010	$575
2011	565
2012	563
2013	563
2014	563
Thereafter	10,414

Total	$13,243

        Rent expense totaled $0.7 million, $0.8 million and $1.0 million for the years ended December 31, 2009, 2008 and 2007, respectively.

        Under the Bankruptcy Code, the Debtors generally may assume or reject prepetition executory contracts and unexpired leases subject to the approval of the Bankruptcy Court and certain other conditions. In this context, "assumption" means that the Debtors agree to perform obligations and cure all existing defaults under the executory contract or unexpired lease, and "rejection" means that the Debtors are relieved from obligations to perform further under the executory contract or unexpired lease that is rejected. Rejection of an executory contract or lease is treated as a breach immediately prior to the Petition Date and may give rise to a prepetition claim for amounts due and owing as of the Petition Date and for damages from the breach of the agreement, subject to certain limitations. Any claim for damages that results from the rejection of an executory contract or unexpired lease is subject to compromise as part of a plan of reorganization, to the extent that such claim is unsecured. The Bankruptcy Code includes certain deadlines by which debtors must assume or reject unexpired leases of nonresidential real property. The Company generally has until the end of their Chapter 11 Cases to assume or reject all other executory contracts and unexpired leases, unless the Bankruptcy Court orders an earlier deadline.

        The Company has reviewed all of its executory contracts and unexpired leases to determine which, if any, executory contracts and unexpired leases they would seek to reject as part of their Chapter 11 Cases. No leases were rejected by the Company.

NOTE 9—SALE CANCELATION

        On November 12, 2007, the Company entered into an Agreement of Sale with Nevada Gold Vicksburg, LLC ("Nevada Gold"), pursuant to the terms in which the Company agreed to sell substantially all of its assets for $35.0 million in cash. In August 2008, it was determined that Nevada Gold was unable to acquire the necessary financing to complete the transaction. As a result, the Company received $1.0 million of the escrow deposit that had been funded by Nevada Gold which is recorded in the statements of operations as proceeds from sale cancelation for the year ended December 31, 2008.

FIN-C-18

COLUMBIA PROPERTIES VICKSBURG, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 10—COMMITMENTS AND CONTINGENCIES

  Legal Matters

        The Company is subject to various litigation that arises in the ordinary course of business. In the opinion of management, all pending legal matters are either adequately covered by insurance, or if not insured, will not have a material adverse effect on the financial position or the results of operations of the Company.

        On March 31, 2009, TCR and CSC filed separate motions with the Bankruptcy Court related to administrative expense claims in which the Company was a party. The total claim filed by TCR and CSC is in excess of the amounts recorded by the Company. The Company intends to contest claims to the extent that they exceed the amounts the Company believes are due.

  Contingencies

        In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for breaches of representations and warranties. Many of these parties are also indemnified against any third-party claim resulting from the transaction that is contemplated in the underlying agreement such as a lease agreement. While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement. There are no explicit limitations on the maximum potential amount of future payments that the Company could be required to make under some of these guarantees. The Company is unable to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not predictable. The Company maintains insurance coverage that mitigates some potential payments to be made.

        The Company is a co-guarantor under certain long-term debt obligations of TE. In May 2008, TE entered into a $67 million Senior Secured Superpriority Debtor in Possession Credit Agreement (the "DIP Credit Facility"), which increased to $80 million in October 2008. The DIP Credit Facility is a delay draw term loan, maturing on the earlier of March 31, 2010 or the Effective Date of the Plan. The Company was originally an Excluded Subsidiary, as defined in the agreement, and ceased being an Excluded Subsidiary in late August 2008 after the DIP Lender was approved by the State of Mississippi. As of December 31, 2008, the Company along with JMBS and Realty are Affiliate Guarantors of the DIP Credit Facility.

NOTE 11—SUBSEQUENT EVENTS

        The Company evaluated all activity through the date the financial statements were issued, and concluded that no other material subsequent events would require recognition in the financial statements or disclosure in the notes to the financial statements other than discussed below.

  Emergence from Bankruptcy

        The Plan was consummated and became effective on March 8, 2010, at which time the Company became a subsidiary of Tropicana Entertainment Inc. In addition, Tropicana Entertainment Inc. funded the credit agreement dated as of December 29, 2009 (the "Exit Facility"). The proceeds of the Exit Facility were used to repay certain indebtedness of TE, to pay Bankruptcy Court approved administrative claims and expenses, to provide for working capital, to pay fees and expenses related to the Exit Facility and for other general corporate purposes. The Exit Facility is guaranteed by

FIN-C-19

COLUMBIA PROPERTIES VICKSBURG, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 11—SUBSEQUENT EVENTS (Continued)

substantially all of the newly acquired subsidiaries of Tropicana Entertainment Inc., including the Company.

        Upon emergence, the Company will adopt "fresh-start reporting" as of March 8, 2010, and the Company's emergence from Chapter 11 will result in a new reporting entity. Under fresh-start reporting, all assets and liabilities will be recorded at their estimated fair values and the Company's accumulated deficit will be eliminated. In adopting fresh-start reporting, the Company is required to determine its enterprise value, which represents the fair value of the entity before considering its interest bearing debt. The December 31, 2009 financial statements do not give effect to any adjustments in the carrying value of assets or classification of liabilities that will be recorded upon implementation of fresh-start reporting.

FIN-C-20

Report of Independent Registered Public Accounting Firm

The Board of Directors
Tropicana Entertainment Inc., the successor of JMBS Casino, LLC

        We have audited the accompanying balance sheets of JMBS Casino, LLC (the "Company") as of December 31, 2009 and 2008, and the related statements of operations, changes in members' equity (deficit), and cash flows for each of the three years ended in the period ended December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3, the Company was in bankruptcy and has incurred significant losses from operations during reorganization. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The December 31, 2009 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. In addition, as more fully described in Note 10, the Company's plan of reorganization became effective on March 8, 2010 and will require the Company to adopt fresh start reporting which may result in changes to the amounts of assets and liabilities as reported prior to the Company's emergence from bankruptcy.

/s/ Ernst & Young LLP
Las Vegas, Nevada March 31, 2010

FIN-D-1

JMBS CASINO, LLC
(DEBTOR-IN-POSSESSION)

BALANCE SHEETS

(in thousands)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$3,844	$3,322
Accounts receivable, net	22	46
Due from affiliates, net	579	355
Prepaid expenses and other assets	231	338

Total current assets	4,676	4,061
Property and equipment, net	16,229	18,353
Goodwill	8,432	8,432
Intangible assets, net	20	20
Receivable from affiliate	10,976	8,051
Reserve related to receivable from affiliate	(5,451)	(5,451)
Other assets	87	86

Total assets	$34,969	$33,552

LIABILITIES AND MEMBERS' DEFICIT
Current liabilities not subject to compromise:
Accounts payable	$450	$410
Due to affiliates	767	790
Accrued expenses and other current liabilities	1,277	1,450

Total current liabilities not subject to compromise	2,494	2,650
Liabilities subject to compromise	1,434	1,549
Liabilities subject to compromise—guarantee of affiliate debt	2,289,249	2,281,239

Total liabilities	2,293,177	2,285,438
Commitments and contingencies (Note 9)
Members' deficit	(2,258,208)	(2,251,886)

Total liabilities and members' deficit	$34,969	$33,552

The accompanying notes are an integral part of these financial statements.

FIN-D-2

JMBS CASINO, LLC
(DEBTOR-IN-POSSESSION)

STATEMENTS OF OPERATIONS

(in thousands)

	Year ended December 31,
	2009	2008	2007
Revenues:
Casino	$15,822	$21,802	$29,386
Room	326	368	430
Food and beverage	388	409	463
Other	192	287	332

Gross revenues	16,728	22,866	30,611
Less promotional allowances	(1,034)	(3,885)	(4,111)

Net revenues	15,694	18,981	26,500

Operating costs and expenses:
Casino	6,637	7,981	9,821
Room	210	230	320
Food and beverage	21	61	123
Other	—	157	18
Marketing, advertising and promotions	720	1,321	857
General and administrative	3,451	4,569	4,080
Maintenance and utilities	1,002	1,143	1,020
Depreciation and amortization	2,372	2,314	1,717
Loss on disposition of assets	—	358	117
Goodwill impairment	—	8,300	—
Reserve related to receivable from affiliate	—	1,528	5,244

Total operating costs and expenses	14,413	27,962	23,317

Operating income (loss)	1,281	(8,981)	3,183
Other (expense) income:
Loss related to guarantee of affiliate debt	(8,010)	(2,281,239)	—
Interest income	438	330	322

Total other (expense) income	(7,572)	(2,280,909)	322

(Loss) income before reorganization items	(6,291)	(2,289,890)	3,505
Reorganization items	(31)	(9)	—

Net (loss) income	$(6,322)	$(2,289,899)	$3,505

The accompanying notes are an integral part of these financial statements.

FIN-D-3

JMBS CASINO, LLC
(DEBTOR-IN-POSSESSION)

STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(in thousands)

Balance, December 31, 2006	$35,557
Net income	3,505
Distributions to member	(1,049)

Balance, December 31, 2007	38,013
Net loss	(2,289,899)

Balance, December 31, 2008	(2,251,886)
Net loss	(6,322)

Balance, December 31, 2009	$(2,258,208)

The accompanying notes are an integral part of these financial statements.

FIN-D-4

JMBS CASINO, LLC
(DEBTOR-IN-POSSESSION)

STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net (loss) income	$(6,322)	$(2,289,899)	$3,505
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	2,372	2,314	1,717
Reserve related to receivable from affiliate	—	1,321	5,000
Goodwill impairment	—	8,300	—
Loss from disposition of assets and cancelations	—	358	117
Loss related to guarantee of affiliate debt	8,010	2,281,239	—
Changes in operating assets and liabilities:
Accounts receivable, net	24	(10)	(11)
Prepaid expenses and other assets	106	241	203
Accounts payable, accrued expenses and other liabilities	(133)	(954)	543
Due (to) from affiliates	(672)	(866)	(71)

Net cash provided by operating activities before reorganization items	3,385	2,044	11,003
Liabilities subject to compromise	(115)	1,549	—

Net cash provided by operating activities	3,270	3,593	11,003

Cash flows from investing activities:
Additions of property and equipment	(248)	(1,295)	(6,572)
Proceeds from disposals of assets	—	155	852
Proceeds from sale of assets of discontinued operations	—	—	100

Net cash used in investing activities	(248)	(1,140)	(5,620)

Cash flows from financing activities:
Distributions to members	—	—	(1,049)
Receivable from affiliate	(2,500)	(2,500)	(5,000)

Net cash used in financing activities	(2,500)	(2,500)	(6,049)

Net increase (decrease) in cash and cash equivalents	522	(47)	(666)
Cash and cash equivalents, beginning of year	3,322	3,369	4,035

Cash and cash equivalents, end of year	$3,844	$3,322	$3,369

Supplemental cash flow disclosure:
Net cash paid for reorganization items	$31	$9	$—
Interest reserved on receivable from affiliate	—	207	244

The accompanying notes are an integral part of these financial statements.

FIN-D-5

JMBS CASINO, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION

        JMBS Casino, LLC (the "Company," "JMBS," "we," "our" or "us") was formed on January 23, 2002 for the purpose of acquiring a riverboat gaming operation in Greenville, Mississippi, operating as Bayou Caddy's Jubilee Casino ("Casino" or "Jubilee"). The Company also owns and operates the Greenville Inn and Suites, a hotel located less than one mile from Jubilee, and prior to the sale on April 10, 2007, the Company also owned the Key West Inn which was closed on May 1, 2004 (the "Hotels"). The Company is a co-guarantor under certain financing obligations of Tropicana Entertainment, LLC ("TE"), a company affiliated by common ownership (Notes 3 and 9).

        On May 5, 2008 (the "Petition Date"), the Company, TE, Tropicana Entertainment Holdings, LLC ("TEH"), Tropicana Entertainment Intermediate Holdings, LLC ("TEIH"), Columbia Properties Vicksburg, LLC ("CP Vicksburg"), CP Laughlin Realty, LLC ("Realty") and certain of TE's subsidiaries (collectively, the "Debtors"), filed voluntary petitions (the "Chapter 11 Cases") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") (Case No. 08-10856). TE, TEH, TEIH, CP Vicksburg and Realty are affiliates of the Company and, accordingly, they are not included in the accompanying financial statements.

        The Debtor's plan of reorganization (the "Plan"), which was confirmed by the Bankruptcy Court on May 5, 2009, excluded Tropicana Las Vegas Hotel and Casino ("Tropicana LV"), given that Tropicana LV had a separate group of creditors, and that its capital structure, the claims arising thereunder, as well as the business operations warranted a separate plan of reorganization. Accordingly, a separate plan of reorganization for Tropicana LV (the "Tropicana LV Plan") was also confirmed by the Bankruptcy Court on May 5, 2009, and consummated on July 1, 2009. The remaining Debtors continued their operations as debtors-in-possession until March 8, 2010 (the "Effective Date").

        The Plan was consummated and became effective on March 8, 2010, which was once all conditions to effectiveness were satisfied, including approvals from gaming regulators (Notes 3 and 10).

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

        The accompanying financial statements are prepared on a "going concern" basis, which assumes that the Company will continue in operation for the foreseeable future and will realize its assets and discharge its liabilities in the ordinary course of business. Due to the Chapter 11 Cases, such realization of assets and payment of liabilities are subject to a significant number of uncertainties. Specifically, the financial statements do not include all of the necessary adjustments to present: (a) the realizable value of assets on a liquidation basis or the availability of such assets to satisfy liabilities, (b) the amount that will ultimately be paid to settle allowed liabilities and contingencies that may be allowed, or (c) the effect of changes that may be made in connection with the Company's capitalization or operations as a result of the Plan. As a result of the Chapter 11 Cases, the financial statements contained herein are subject to material uncertainties.

        For the period subsequent to the Petition Date, the accompanying financial statements have been prepared in accordance with accounting guidance related to financial reporting by entities in reorganization under the Bankruptcy Code. Accordingly, all pre-petition liabilities subject to compromise have been segregated in the accompanying balance sheets and classified as liabilities

FIN-D-6

JMBS CASINO, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

subject to compromise at the estimated amounts of allowable claims. Liabilities not subject to compromise are separately classified as current and non-current. Reorganization items include the expenses, realized gains and losses, and provisions for losses resulting from the reorganization under the Bankruptcy Code, and are reported separately as reorganization items in the accompanying statements of operations. Cash receipts and payments for reorganization items are disclosed separately in the accompanying statements of cash flows.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States ("GAAP") requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates incorporated in our financial statements include the estimated useful lives for depreciable and amortizable asset, the estimated allowance for doubtful accounts receivable, estimated cash flows in assessing the impairment of long-lived assets, goodwill and intangible assets, self-insured liability reserves, customer loyalty program reserves, contingencies and litigation, claims and assessments and liabilities subject to compromise which are reported at the amounts expected to be allowed under provisions of accounting guidance related to financial reporting by entities in reorganization under the Bankruptcy Code and accounting for loss contingencies. Actual results could differ from these estimates.

  Cash and Cash Equivalents

        Cash and cash equivalents include cash, cash on hand in the casino cage, certificates of deposit, money market funds and other highly liquid investments with original maturities of three months or less.

  Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalent accounts maintained in financial institutions. Bank accounts are insured by the Federal Deposit Insurance Corporation up to $250,000 or with the Securities Investor Protection Corporation up to $500,000. Our money market accounts generally are not insured by the federal government. The Company does not expect that this risk will have a material effect on its financial condition, results of operations or cash flows.

  Accounts Receivable

        Accounts receivable consist primarily of casino, hotel and other receivables net of an allowance for doubtful accounts. Accounts receivable are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. An estimated allowance for doubtful accounts is maintained to reduce the Company's receivables to their expected realization, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well as historical collection experience and current economic and business

FIN-D-7

JMBS CASINO, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

conditions. Recoveries of accounts previously written off are recorded when received. Allowance for doubtful accounts was $0 and $23,000 as of December 31, 2009 and 2008, respectively.

  Fair Value of Financial Instruments

        The carrying values of the Company's cash and cash equivalents, receivables and accounts payable approximate fair value because of the short-term maturities of these instruments. Fair value of liabilities subject to compromise is not practicable to estimate while the Company is in bankruptcy.

  Inventories

        Inventories consist primarily of food and beverage, retail merchandise and operating supplies and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. At December 31, 2009 and 2008, the Company had inventory of $33,000 and $60,000, respectively, which is included in prepaid expenses and other assets on the accompanying balance sheets.

  Property and Equipment

        Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets or, for capital leases and leasehold improvements, over the shorter of the asset's useful life or the term of the lease. Gains and losses on disposals of assets are recognized as incurred. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are expensed as incurred.

        We make estimates and assumptions when accounting for capital expenditures. Whether an expenditure is considered a maintenance expense or a capital asset is a matter of judgment. In contrast to normal repair and maintenance costs that are expensed when incurred, items we classify as maintenance capital are expenditures necessary to keep our existing property at its current level and are typically replacement items due to the normal wear and tear of our property and equipment as a result of use and age. Our depreciation expense is highly dependent on the assumptions we make about our assets' estimated useful lives. We determine the estimated useful lives based on our experience with similar assets, engineering studies and our estimate of the usage of the asset. Whenever events or circumstances occur which change the estimated useful life of an asset, we account for the change prospectively.

  Long-Lived Assets

        We evaluate our property and equipment and other long-lived assets for impairment in accordance with accounting guidance related to impairment or disposal of long-lived assets. For assets to be held for sale, we recognize the asset to be sold at the lower of carrying value or fair value less costs to sell. Fair value for assets held for sale is generally estimated based on comparable asset sales, solicited offers or a discounted cash flow model. For long-lived assets to be held and used, we review for impairment whenever indicators of impairment exist. If an indicator of impairment exists, we compare the estimated undiscounted future cash flows of the asset to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then impairment is measured based on estimated fair value compared to carrying value, with fair value typically based on a discounted cash flow model. No

FIN-D-8

JMBS CASINO, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

impairment charge was required under the accounting guidance for the years ended December 31, 2009, 2008 and 2007.

  Goodwill and Intangible Assets

        Goodwill represents the excess of purchase price over fair value of assets acquired and liabilities assumed in business combinations. In accordance with accounting guidance related to goodwill and other intangible assets, we test for impairment of goodwill and indefinite-lived intangible assets annually and in certain situations between those annual dates. We perform our annual impairment tests in the fourth quarter of each year. Our financial statements reflect all impairment charges required by accounting guidance related to goodwill and other intangible assets as of December 31, 2009 and 2008. For the year ended December 31, 2008, the Company recorded an impairment of goodwill of $8.3 million (Note 5).

        Goodwill is tested for impairment using a discounted cash flow model based on the estimated future results of the Company discounted using the Company's weighted-average cost of capital and market indicators of terminal year capitalization rates. The implied fair value of goodwill is compared to the carrying value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the assets and liabilities and the amount remaining, if any, is implied fair value of goodwill. If the implied fair value of the goodwill is less than its carrying value, then it is written down to its implied fair value.

        Indefinite-lived intangible assets are tested for impairment using a discounted cash flow approach and are not amortized. Intangible assets with a definite life are amortized over their useful life which is the period over which the asset is expected to contribute directly or indirectly to future cash flows. Management periodically assesses the amortization period of intangible assets with definite lives based upon estimated future cash flows from related operations.

        Inherent in the reviews of the carrying amounts of goodwill and intangible assets are various estimates. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. If the Company's ongoing estimates of future cash flows are not met, the Company may have to record additional impairment charges in future accounting periods. The Company's estimates of cash flows are based on the current regulatory, political and economic climates, recent operating information and budgets of the Company. These estimates could be negatively impacted by changes in federal, state or local regulations, economic downturns, or other events affecting operations.

  Self Insurance Reserves

        The Company is self-insured up to certain stop loss amounts for employee health coverage, workers' compensation and general liability cost. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of estimates for claims incurred but not reported as provided by a third party. In estimating these accruals, the Company considers historical loss experience and makes judgments about the expected levels of costs per claim. The Company believes that the estimates of future liabilities are reasonable based upon our methodology; however, changes in health care costs, accident frequency and severity and other factors could materially affect the estimates for these liabilities. The Company continually monitors changes in claim type and incident

FIN-D-9

JMBS CASINO, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and evaluates the insurance accrual making necessary adjustments based on the evaluation of these qualitative data points. At December 31, 2009 and 2008, the Company had total self-insurance accruals reflected in its balance sheets, including amounts classified as liabilities subject to compromise, of $621,000 and $607,000, respectively.

  Customer Loyalty Program

        The Company provides a customer loyalty program at its Casino, which allows customers to redeem points earned from their gaming activity for cash, food, beverage, rooms or merchandise. Under the program, customers are able to accumulate points which may be redeemed in the future, subject to certain limitations and the terms of the program. The Company records a liability for the estimated cost of the outstanding points under the program that it believes will ultimately be redeemed. The estimated cost of the outstanding points under the program is calculated based on estimates and assumptions regarding marginal costs of the goods and services, redemption rates and the mix of goods and services for which the points are expected to be redeemed. For points that may be redeemed for cash, the Company accrues this cost, after consideration of estimated redemption rates, as they are earned which is included in promotional allowance. For points that may only be redeemed for goods or services but cannot be redeemed for cash, the Company estimates the cost and accrues for this expense as the points are earned from gaming play which is recorded as casino operating costs and expenses. At December 31, 2009 and 2008, $144,000 and $162,000, respectively, was accrued for the costs of anticipated redemption.

  Revenue Recognition and Promotional Allowances

        Casino revenues represent the net win from gaming activities, which is the difference between gaming wins and losses. Room, food and beverage and other revenues are recognized at the time the goods or services are provided. The majority of our casino revenue is counted in the form of cash and chips and therefore is not subject to any significant or complex estimation. The retail value of rooms, food and beverage and other services provided to customers on a complimentary basis is included in gross revenues and then deducted as promotional allowances. The estimated departmental costs and expenses of providing these promotional allowances are included in casino costs and expenses and consist of the following (in thousands):

	Year ended December 31,
	2009	2008	2007
Room	$62	$53	$46
Food and beverage	476	441	482

Total	$538	$494	$528

        Promotional allowances also include incentives such as cash, goods and services including complimentary rooms and food and beverage, earned in our customer loyalty program. The Company rewards customers, through the use of the loyalty program, with points based on amounts wagered or won that can be redeemed for a specified period of time. The Company records the estimated retail value of these goods and services as revenue and then deducts them as promotional allowances.

FIN-D-10

JMBS CASINO, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Gaming Taxes

        The Company is subject to taxes based on gross gaming revenues in the jurisdiction in which it operates, subject to applicable jurisdictional adjustments. These gaming taxes are an assessment on gaming revenues and included in casino operating costs and expenses on the Company's statements of operations. Gaming taxes totaled $1.9 million, $2.6 million and $3.6 million for the years ended December 31, 2009, 2008 and 2007, respectively.

  Advertising

        The Company expenses advertising costs as incurred or the first time the advertising takes place. Advertising expense, which is generally included in marketing, advertising and promotions on the accompanying statements of operations, was $206,000, $542,000 and $291,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

  Benefit Plan

        Beginning in 2008, the Company offered a defined contribution 401(k) plan, which covers substantially all employees who reach certain age and length of service requirements and allows for an employer contribution up to 50% of the first 3% of each participating employee's compensation. Plan participants can elect to defer before tax compensation through payroll deductions. Such deferrals are regulated under Section 401(k) of the Internal Revenue Code. The Company's matching contributions were $3,800 and $4,000 for the years ended December 31, 2009 and 2008, respectively. The Company has elected to suspend the employer contribution effective May 1, 2009. The Company does not sponsor a defined benefit plan.

  Income Taxes

        The Company is a pass-through entity for federal and state income tax purposes. As a pass-through entity, the tax attributes of the Company will pass through to its members, who owe any related income taxes. As a result, no provision for income taxes has been recorded in the accompanying financial statements.

        On January 1, 2009, the Company adopted accounting guidance with respect to how uncertain tax positions should be accounted for and disclosed in the financial statements. The guidance requires the assessment of tax positions taken or expected to be taken in the Company's tax returns to determine whether the tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. The Company is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which includes federal and state. Open tax years are those that are open for exam by taxing authorities. The company has no examinations in progress and none are scheduled. At December 31, 2009, the Company has reviewed all open tax years and concluded the adoption of the new guidance resulted in no impact to the Company's financial position or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken.

FIN-D-11

JMBS CASINO, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Recently Issued Accounting Standards

        In June 2009, new accounting guidance was issued amending the accounting guidance related to consolidation of variable interest entities. The objective of the accounting guidance is to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. This new guidance is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Early application is prohibited. The Company is currently evaluating the impact on its financial statements the adoption of this new guidance will have.

        A variety of proposed or otherwise potential accounting standards are currently under consideration by standard-setting organizations and certain regulatory agencies. Because of the tentative and preliminary nature of such proposed standards, we have not yet determined the effect, if any, that the implementation of such proposed standards would have on our financial statements.

  Reclassifications

        Certain items in the prior period financial statements were reclassified to conform to the current year presentation. These reclassifications had no effect on the previously reported net income (loss).

  Fresh Start Reporting

        Upon consummation of the Plan, the accounting for the assets and liabilities reported in the Company's subsequent financial statements may materially change. As of the Effective Date, the Company anticipates that its successor, Tropicana Entertainment Inc., will be required to adopt the "fresh start" provisions in accordance with accounting guidance on reorganizations, which require that all assets and liabilities be recorded at their reorganization values and fair values, respectively, as of such Effective Date. Certain of these values may differ materially from the values recorded on the accompanying balance sheet as of December 31, 2009. Additionally, the successor's results of operations after the application of fresh start reporting will not be comparable to our results of operations for previous periods. Tropicana Entertainment Inc. may also make changes in accounting practices and policies as of or after the Plan's Effective Date. For all of these reasons, our successor, Tropicana Entertainment Inc.'s consolidated financial statements for periods subsequent to the Effective Date of the Plan will not be comparable with our prior periods.

NOTE 3—VOLUNTARY REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

  Bankruptcy Proceedings

        On May 5, 2008, as discussed in Note 1, the Company and certain affiliated entities filed voluntary petitions in Bankruptcy Court seeking reorganization relief under the provisions of the Bankruptcy Code. In connection with the Chapter 11 Cases, the Company and its affiliates severed any involvement with Columbia Sussex Corporation ("CSC"), a company under common ownership, that would result in influence or control over the affairs of the Company. Prior to the Effective Date, the Company operated its business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. As a debtor-in-possession, the Company is authorized to continue to operate as an ongoing

FIN-D-12

JMBS CASINO, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 3—VOLUNTARY REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (Continued)

business, but was not permitted to engage in transactions outside the ordinary course of business without approval of the Bankruptcy Court, after notice and an opportunity for a hearing. Under the Bankruptcy Code, during reorganization, certain claims, including most litigation, against the Company in existence prior to the filing of the petition for relief under the federal bankruptcy laws are stayed while the Company continued business operations as a debtor-in-possession until the Effective Date. Those claims are reflected as "liabilities subject to compromise" in the accompanying balance sheets. Additional claims (liabilities subject to compromise) may arise during reorganization resulting from rejection of executor contracts, including leases and for the determination by the Bankruptcy Court (or agreed by the parties in interest) of allowed claims for contingencies and other disputed amounts.

        In December 2006, TE issued $960 million of 9 5/8% Senior Subordinated Notes (the "Notes") and in January 2007, entered into a Senior Credit Facility (the "Credit Facility") comprised of a $1.53 billion senior secured term loan and a $90 million senior secured revolving credit facility, all of which are guaranteed jointly and severally by the Affiliate Guarantors, as defined herein and in the Notes and Credit Facility.

        As an Affiliate Guarantor under the Notes and Credit Facility, JMBS is subject to restrictive covenants imposing significant operating and financial restrictions on JMBS's ability to incur or guarantee additional debt, pay dividends, create or incur liens, make loans or investments and engage in extraordinary transactions or transactions with affiliates.

        The Company was in bankruptcy and has incurred significant losses from operations during reorganization. These conditions, among other factors, raise substantial doubt about the Company's ability to continue as a going concern.

  Plan of Reorganization (Note 10)

        The Plan was confirmed by the Bankruptcy Court on May 5, 2009. The Plan was consummated and became effective on March 8, 2010, on which date all conditions to effectiveness were satisfied, including approvals from gaming regulators. See Note 10.

        Pursuant to the Tropicana LV Plan, on July 1, 2009, the assets related to Tropicana LV were transferred to an unrelated company, owned by the lenders under the $440 million senior secured term loan. A litigation trust (the "Litigation Trust") was also created, to which TE contributed certain claims against its former owners. Beneficial interests in the Litigation Trust were held by TE and by certain of the former creditors of Tropicana LV and, on the Effective Date, TE no longer has an interest in the Litigation Trust.

        Pursuant to the Plan, on the Effective Date a series of restructuring transactions were consummated through which Tropicana Entertainment Inc., a newly organized company, acquired from the Debtors certain subsidiaries of TE, as well as the equity of the Company, Realty and CP Vicksburg (collectively, the "Affiliate Guarantors") and the assets of certain other Debtors, in exchange for (a) the issuance of shares of Tropicana Entertainment Inc. common stock, and warrants to purchase additional shares of Tropicana Entertainment Inc. common stock, and (b) the assumption of certain liabilities of TE, its subsidiaries subject to the restructuring transactions and the Affiliate Guarantors incurred after the Petition Date to the extent not paid on or prior to the Effective Date other than income tax liabilities.

FIN-D-13

JMBS CASINO, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 3—VOLUNTARY REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (Continued)

        On the Effective Date, lenders under the Credit Facility were issued Tropicana Entertainment Inc. common stock and beneficial interests in the Litigation Trust, while holders of the Notes and holders of general unsecured claims received warrants to purchase Tropicana Entertainment Inc. common stock and beneficial interests in the Litigation Trust, in exchange for all their claims against TE and the Company.

  Liabilities Subject to Compromise

        Liabilities subject to compromise are certain of the Company's liabilities incurred prior to the Petition Date of the Chapter 11 Cases. In accordance with accounting guidance for financial reporting entities in reorganization under the bankruptcy code, liabilities subject to compromise are recorded at the estimated amount that is expected to be allowed as pre-petition claims in the Chapter 11 proceedings and are subject to future adjustments. Adjustments may result from negotiations, actions of the Bankruptcy Court, further developments with respect to disputed claims, rejection of executory contracts and unexpired leases, proofs of claim, implementation of the Plan or other events.

        In some individual instances and in total, claims filed by the creditors are in excess of the amounts recorded by the Company. The Company has recorded an estimate of allowed claims based on the reconciliation work that has been performed. However, given the size and complexity of the Chapter 11 Cases, there is some uncertainty as to the ultimate liability that will be negotiated with creditors for these pre-petition claims, and, the final liability upon completion of the negotiation with claimants at a future date may be significantly higher or lower than management's current estimate. The Company intends to contest claims to the extent that they exceed the amounts the Company believes are due. Payment terms for liabilities subject to compromise were established as part of the Plan.

        Liabilities subject to compromise include (in thousands):

	December 31,
	2009	2008
Accounts payable	$752	$754
Accrued expenses and other liabilities	382	495
Due to affiliates	300	300

Total liabilities subject to compromise	$1,434	$1,549

  Loss Related to Guarantee of Affiliate Debt

        The denial of TE's gaming license for the Tropicana Casino and Resort—Atlantic City ("Tropicana AC") by the New Jersey Casino Control Commission in December 2007 caused an immediate default under the Credit Facility and the subsequent transfer of assets of the Tropicana AC to a Trustee caused a default under the Notes of which JMBS is an Affiliate Guarantor. As a result of the Chapter 11 Cases, the Company recorded a loss during the years ended December 31, 2009 and 2008 of $8.0 million and $2.3 billion, respectively, which is included in the accompanying statements of operations related to the guarantee of the Notes and Credit Facility with a corresponding liability which is included in liabilities subject to compromise on the accompanying balance sheets.

FIN-D-14

JMBS CASINO, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 3—VOLUNTARY REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (Continued)

  Reorganization Items

        Reorganization items represent amounts incurred since the Petition Date as a direct result of the Chapter 11 Cases, and were comprised of financial, legal, real estate and valuation services, among other things, that are directly associated with the reorganization process. Reorganization items for the years ended December 31, 2009 and 2008 were $31,000 and $9,000, respectively.

NOTE 4—PROPERTY AND EQUIPMENT

        Property and equipment consists of the following (in thousands):

		December 31,
	Estimated Life (years)
		2009	2008
Land	—	$440	$440
Barge	20	15,772	15,764
Buildings and improvements	5 - 25	2,965	2,987
Furniture, fixtures and equipment	3 - 10	7,843	7,590

		27,020	26,781
Accumulated depreciation and amortization		(10,791)	(8,428)

Property and equipment, net		$16,229	$18,353

NOTE 5—GOODWILL AND OTHER INTANGIBLE ASSETS

        In connection with the acquisition of the Casino and the Hotels, the Company acquired $3.0 million of identified intangible assets including a five-year non-compete agreement, and recorded $16.7 million of goodwill. The estimates of fair value used in the purchase price allocation were determined by the Company's management. As of December 31, 2009 and 2008, the Company had $8.4 million related to goodwill.

        Intangible assets consist of the following (in thousands):

		December 31,
	Estimated Life (years)
		2009	2008
Non-compete agreement	5	$3,000	$3,000
Trademark and other	Indefinite	20	20

Total intangible assets		3,020	3,020
Less accumulated amortization:
Non-compete agreement		(3,000)	(3,000)

Total accumulated amortization		(3,000)	(3,000)

Intangible assets, net		$20	$20

        Amortization was computed on a straight-line basis for definite lived intangibles. Amortization expense was $100,000 in the year ended December 31, 2007. As the amortizable intangible assets were

FIN-D-15

JMBS CASINO, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

fully amortized as of December 31, 2007, no amortization expense was recognized in the years ended December 31, 2009 and 2008.

        Goodwill primarily represents the excess of total acquisition costs over the fair value of net assets acquired in the acquisition of the Casino and the Hotels by the Company. In conjunction with the Company's annual review of impairment during the fourth quarter of 2008, the Company determined that an impairment of goodwill of $8.3 million existed. The impairment is the result of the recession and increased competition in the Mississippi market, which has resulted in decreased projected cash flow estimates, decreased valuation multiples for gaming assets due to current market conditions and higher discount rates resulting from uncertainty in the credit markets.

        The following table reflects the change in the carrying value of goodwill (in thousands):

	December 31,
	2009	2008
Goodwill, at the beginning of the year	$8,432	$16,732
Impairment charge	—	(8,300)

Goodwill, at the end of the year	$8,432	$8,432

NOTE 6—AFFILIATE TRANSACTIONS

        Until April 30, 2009, CSC, a company under common ownership, provided various administrative and accounting services to the Company under an administrative services agreement. Effective April 30, 2009, the Company terminated the administrative services agreement with CSC in anticipation of the Plan as discussed in Note 3. In addition, Tropicana Casino Resort, Inc. ("TCR"), a company under common ownership, provided various support services through September 2008 which were charged to the Company. Expenses related to these services totaled $42,000, $530,000 and $125,000 for the years ended December 31, 2009, 2008 and 2007, respectively. As of December 31, 2009 and 2008, the Company owed $581,000 and $599,000, respectively, related to these services.

        The Company shares the cost of operating shuttle buses owned by Greenville Riverboat, LLC ("GR"), a subsidiary of TE which owns and operates Lighthouse Point Casino. The shuttle buses service both casinos and various food and beverage establishments in downtown Greenville. The Company's share of these costs, exclusive of the cost of the buses, was $90,000, $99,000 and $72,000 for the years ended December 31, 2009, 2008 and 2007, respectively. At December 31, 2009 and 2008, the Company had a receivable from GR for the shared services of $578,000 and $354,000, respectively. The Company also occasionally buys and sells slot machines and other equipment at net book value from various affiliates.

        In November and June 2009, the Company loaned $1.0 million and $1.5 million, respectively, to TE at a rate of 12.0% per annum which matures on January 1, 2015. In September 2008, the Company loaned $2.5 million to TE at a rate of 12.0% per annum which matures on January 1, 2015. No interest or principal payments are required to be made under the terms of the loans until maturity.

        In 2007, the Company loaned $5.0 million to TE at a rate of 12.0% per annum which matures on January 1, 2015. No interest or principal payments are required to be made under the loans until they mature. Due to the bankruptcy filing of TE in May 2008, the ability to collect under this loan is

FIN-D-16

JMBS CASINO, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 6—AFFILIATE TRANSACTIONS (Continued)

unlikely; as such, the associated principal and accrued interest has been fully reserved since December 31, 2007.

        In addition, the Company incurred receivables related to activity with various affiliates which have since become Debtors. As a result, the ability to collect these receivable amounts is unlikely resulting in a reserve of $1.3 million since December 31, 2008.

NOTE 7—ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities (excluding liabilities subject to compromise) consist of the following (in thousands):

	December 31,
	2009	2008
Accrued payroll and employee benefits	$301	$447
Insurance reserves	148	85
Gaming related accruals	277	392
Accrued taxes	551	526

Total accrued expenses and other current liabilities	$1,277	$1,450

NOTE 8—LEASE COMMITMENTS

        The Company leases land, buildings and equipment used in its operations. Leases on land include rights for land used in connection with the Company's riverboat gaming operation for docking and berthing, terminating in August 2010. Future minimum rental payments required under nonrejected operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2009 are as follows (in thousands):

Years ending December 31,
2010	$331
2011	70
2012	70
2013	70
2014	70
Thereafter	11

Total	$622

        Rent expense totaled $0.6 million, $0.8 million and $0.9 million for the years ended December 31, 2009, 2008 and 2007, respectively.

        Under the Bankruptcy Code, the Debtors generally may assume or reject prepetition executory contracts and unexpired leases subject to the approval of the Bankruptcy Court and certain other conditions. In this context, "assumption" means that the Debtors agree to perform obligations and cure all existing defaults under the executory contract or unexpired lease, and "rejection" means that the Debtors are relieved from obligations to perform further under the executory contract or unexpired

FIN-D-17

JMBS CASINO, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 8—LEASE COMMITMENTS (Continued)

lease that is rejected. Rejection of an executory contract or lease is treated as a breach immediately prior to the Petition Date and may give rise to a prepetition claim for amounts due and owing as of the Petition Date and for damages from the breach of the agreement, subject to certain limitations. Any claim for damages that results from the rejection of an executory contract or unexpired lease is subject to compromise as part of a plan of reorganization, to the extent that such claim is unsecured. The Bankruptcy Code includes certain deadlines by which debtors must assume or reject unexpired leases of nonresidential real property. The Company generally has until the end of their Chapter 11 Cases to assume or reject all other executory contracts and unexpired leases, unless the Bankruptcy Court orders an earlier deadline.

        The Company has reviewed all of its executory contracts and unexpired leases to determine which, if any, executory contracts and unexpired leases they would seek to reject as part of their Chapter 11 Cases. The Company rejected a lease agreement with the City of Greenville, Mississippi, for moorage, docking and berthing rights related to land used in connection with its riverboat gaming operation. The term of the lease agreement was from September 2010 to August 2040 and called for annual payments of $750,000. As a result, the Company currently does not have an agreement for the moorage, docking and berthing rights after August 2010. The Company is currently evaluating its options related to its operations.

NOTE 9—COMMITMENTS AND CONTINGENCIES

  Legal Matters

        The Company is subject to various litigation that arises in the ordinary course of business. In the opinion of management, all pending legal matters are either adequately covered by insurance, or if not insured, will not have a material adverse effect on the financial position or the results of operations of the Company.

        On March 31, 2009, TCR and CSC filed separate motions with the Bankruptcy Court related to administrative expense claims in which the Company was a party. The total claim filed by TCR and CSC is in excess of the amounts recorded by the Company. The Company intends to contest claims to the extent that they exceed the amounts the Company believes are due.

  Contingencies

        In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for breaches of representations and warranties. Many of these parties are also indemnified against any third-party claim resulting from the transaction that is contemplated in the underlying agreement such as a lease agreement. While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement. There are no explicit limitations on the maximum potential amount of future payments that the Company could be required to make under some of these guarantees. The Company is unable to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not predictable. The Company maintains insurance coverage that mitigates some potential payments to be made.

FIN-D-18

JMBS CASINO, LLC
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 9—COMMITMENTS AND CONTINGENCIES (Continued)

        The Company is a co-guarantor under certain long-term debt obligations of TE. In May 2008, TE entered into a $67 million Senior Secured Superpriority Debtor in Possession Credit Agreement (the "DIP Credit Facility"), which was increased to $80 million in October 2008. The DIP Credit Facility is a delayed draw term loan, maturing on the earlier of March 31, 2010 or the Effective Date of the Plan. The Company, as well as CP Vicksburg and Realty, are affiliate guarantors of the DIP Credit Facility.

NOTE 10—SUBSEQUENT EVENTS

        The Company evaluated all activity through the date the financial statements were issued, and concluded that no other material subsequent events would require recognition in the financial statements or disclosure in the notes to the financial statements other than discussed below.

  Emergence from Bankruptcy

        The Plan was consummated and became effective on March 8, 2010, at which time the Company became a subsidiary of Tropicana Entertainment Inc. In addition, Tropicana Entertainment Inc. funded the credit agreement dated as of December 29, 2009 (the "Exit Facility"). The proceeds of the Exit Facility were used to repay certain indebtedness of TE, to pay Bankruptcy Court approved administrative claims and expenses, to provide for working capital, to pay fees and expenses related to the Exit Facility and for other general corporate purposes. The Exit Facility is guaranteed by substantially all of the newly acquired subsidiaries of Tropicana Entertainment Inc., including the Company.

        Upon emergence, the Company will adopt "fresh-start reporting" as of March 8, 2010, and the Company's emergence from Chapter 11 will result in a new reporting entity. Under fresh-start reporting, all assets and liabilities will be recorded at their estimated fair values and the Company's accumulated deficit will be eliminated. In adopting fresh-start reporting, the Company is required to determine its enterprise value, which represents the fair value of the entity before considering its interest bearing debt. The December 31, 2009 financial statements do not give effect to any adjustments in the carrying value of assets or classification of liabilities that will be recorded upon implementation of fresh-start reporting.

FIN-D-19

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On March 8, 2010, the (“Effective Date”), Tropicana Entertainment Inc. (“Tropicana”) completed the acquisition of certain assets of its predecessor, Tropicana Entertainment, LLC (“TE”), and certain of the subsidiaries and affiliates thereof (together, the “Predecessors”) and Tropicana Casino and Resort (“Tropicana AC”).  These transactions, referred to as the “Restructuring Transactions,” were effected pursuant to the Joint Plan of Reorganization of Tropicana Entertainment, LLC and Certain of Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, filed with the United States Bankruptcy Court for the District of Delaware on January 8, 2009, as amended (the “Plan”).  As a result of Tropicana's completion of the Restructuring Transactions, Icahn Partners LP (“Ichan Partners”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Partners Master Fund II LP (“Icahn Master II”) and Icahn Partners Master Fund III LP (“Icahn Master III”) (each of which is an indirectly held subsidiary of Icahn Enterprises L.P. (“Icahn Enterprises”)) received a combined amount of 11,880,021 shares of Tropicana (“Tropicana Shares”). The Restructuring Transactions are described in Tropicana’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2010.

In addition, in connection with Tropicana’s completion of the Restructuring Transactions, Tropicana entered into a credit agreement, dated as of December 29, 2009 (the “Exit Facility”).  Each of Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III is a lender under the Exit Facility, and in the aggregate, hold over 50% of the loans under the Exit Facility.  Furthermore, Icahn Agency Services LLC, an indirect subsidiary of Icahn Enterprises, is the administrative agent under the Exit Facility.  Pursuant to the terms of the Exit Facility, the lenders, including Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III, were issued warrants to purchase Tropicana Shares (the “Warrants”). On March 9, 2010, Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III each exercised their Warrants in their entirety and received an additional combined 784,158 Tropicana Shares.

As a result of the Tropicana Shares issued pursuant to the Restructuring Transactions and the Tropicana Shares issued pursuant to the exercise of the Warrants, Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III hold, in the aggregate, 12,664,179 Tropicana Shares, representing 49.1% of the outstanding shares of Tropicana.

We have elected to apply the fair value option to our investment in the Tropicana Shares. Prior to the Effective Date, we carried our investment in the Predecessor’s secured debt at fair value which is included in investments in our consolidated balance sheets with unrealized gains and losses reflected in our consolidated statements of operations. Effective March 8, 2010, we will apply the fair value option whereby our investment in the Tropicana Shares will also be included in investments in our consolidated balance sheets with unrealized gains and losses reflected in our consolidated statements of operations. At December 31, 2009, the carrying value of our investment in the secured debt of the Predecessors was $203.6 million and our amortized cost was $181.6 million. For the fiscal years ended December 31, 2009 and 2008, we recorded unrealized appreciation and (depreciation) of our investment in the Predecessors’ secured debt of $28.4 million and ($6.4) million, respectively.

We are not providing full pro forma financial information prepared under Article 11 of Regulation S-X combining Icahn Enterprises with Tropicana because applying the fair value option to our investment in Tropicana only impacts the investments in our consolidated balance sheets and net gain or loss from investment activities in our consolidated statements of operations. We are, however, providing the following unaudited pro forma condensed combined financial statements of Tropicana which gives effect to the consummation of the Plan and the implementation of the Restructuring Transactions.

The unaudited pro forma condensed combined balance sheet and statement of operations of Tropicana have been derived from the Predecessors’ and Tropicana AC’s financial statements included in this Form 8-K/A. Preparation of the unaudited pro forma condensed combined financial statements is based on estimates and assumptions deemed appropriate by Tropicana’s management which are set forth in the notes following the unaudited pro forma condensed combined financial statements.

FIN-E-1

As of the Effective Date, Tropicana will be required to adopt the “fresh start” provisions in accordance with applicable United States Generally Accepted Accounting Principles (“U.S. GAAP”), as it relates to the Predecessors. Fresh start reporting generally requires resetting the historical net book value of assets and liabilities to fair value by allocating the entity’s reorganization value to its assets and liabilities pursuant to accounting guidance related to business combinations. Under fresh start reporting, a new reporting entity is deemed to have been created, and all assets and liabilities are generally revalued to their fair values.

On March 8, 2010, Tropicana also acquired substantially all of the assets of Tropicana AC. The acquisition will be accounted for pursuant to the accounting guidance for business combinations. Under this guidance, Tropicana will generally be required to recognize all the assets acquired and liabilities assumed in the transaction at the acquisition-date fair value.

The unaudited pro forma condensed combined balance sheet of Tropicana as of December 31, 2009 is presented as if the implementation of the Plan and the Restructuring Transactions had occurred on December 31, 2009. The unaudited pro forma condensed combined statement of operations of Tropicana for the year ended December 31, 2009 has been prepared as if the implementation of the Plan and the Restructuring Transactions had occurred on January 1, 2009.

The allocation of the Predecessors’ reorganization value to the assets and liabilities and the purchase price allocation for the assets acquired and liabilities assumed in the Tropicana AC acquisition used in the pro forma condensed combined financial statements are based on preliminary estimates. The estimates and assumptions are subject to change upon the finalization of the valuations of the Predecessors’ and Tropicana AC’s assets and liabilities. Following the Effective Date, Tropicana expects to make additional adjustments; these valuations could change significantly from those used in the following unaudited pro forma condensed combined financial statements.

The pro forma condensed combined financial statements are unaudited and are not necessarily indicative of the results that actually would have occurred if the above transactions had been consummated as of the dates indicated above, nor do they purport to represent the financial position and results of operations for future periods. The pro forma adjustments are based upon currently available information and upon certain assumptions that Tropicana’s management believes are reasonable. The unaudited pro forma condensed combined financial statements of Tropicana should be read in conjunction with the Predecessors’ and Tropicana AC’s financial statements and related notes included elsewhere in this Form 8-K/A.

FIN-E-2

Tropicana Entertainment Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2009
(in thousands)

	Historical Predecessors				Pro Forma Adjustments
	Tropicana Entertainment Holdings, LLC	CP Vicksburg, LLC	JMBS, LLC	Historical Tropicana Atlantic City	Restructuring Transactions		Acquisition of Tropicana AC		Pro Forma Tropicana Entertainment Inc.
ASSETS
Current assets:
Cash and cash equivalents	$50,904	$2,372	$3,844	$69,778	$18,887	(4a)	$(10,686	)(5a)	$135,099
Restricted cash	2,772	—	—	—	16,072	(4a)	10,686	(5a)	29,530
Receivables, net	14,514	31	22	15,887	2,001	(4b)	—		32,455
Due from affiliates	4,790	139	579	—	(5,508	)(4e)	—		—
Inventories	1,749	45	33	2,182	—		—		4,009
Prepaid expenses and other assets	9,017	199	198	12,922	—		(5,498	)(5d)	16,838
Total current assets	83,746	2,786	4,676	100,769	31,452		(5,498)		217,931
Property and equipment, net	423,650	10,558	16,229	694,894	(208,320	)(4c)	(506,226	)(5b)	430,785
Beneficial interest in Trust	200,000	—	—	—	—		(200,000	)(5c)	—
Goodwill	16,802	590	8,432	—	(25,824	)(4d)	—		—
Intangible assets, net	73,888	320	20	—	67,872	(4c)	6,600	(5b)	148,700
Receivable from affiliate	—	9,798	10,976	—	(20,774	)(4e)	—		—
Reserve related to receivable from affiliate	—	(7,478)	(5,451)	—	12,929	(4e)	—		—
Other assets, net	20,126	157	87	50,101	1,400	(4a)	—		71,871
Total assets	$818,212	$16,731	$34,969	$845,764	$(141,265)		$(705,124)		$869,287

FIN-E-3

Tropicana Entertainment Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (Continued)
As of December 31, 2009
(in thousands)

	Historical Predecessors				Pro Forma Adjustments
	Tropicana Entertainment Holdings, LLC	CP Vicksburg, LLC	JMBS, LLC	Historical Tropicana Atlantic City	Restructuring Transactions		Acquisition of Tropicana AC		Pro Forma Tropicana Entertainment Inc.
LIABILITIES AND MEMBER'S/SHAREHOLDER'S EQUITY (DEFICIT)
Current liabilities not subject to compromise:
Current portion of debt	$65,669	$—	$—	$36	$(63,919	)(4a)	$—		$1,786
Accounts payable	24,639	577	450	30,531	2,758	(4b)	8,426	(5e)	67,381
Due to affiliates	2,897	2,601	767	—	(6,265	)(4e)	—		—
Accrued expenses and other current liabilities	30,175	2,145	1,277	8,191	15,214	(4f)	10,686	(5a)	67,688
Notes payable to affiliate guarantors	7,000	—	—	—	(7,000	)(4e)	—		—
Other current liabilities	—	—	—	2,308	—		—		2,308
Total current liabilities not subject to compromise	130,380	5,323	2,494	41,066	(59,212)		19,112		139,163
Long-term debt, excluding current portion	—	—	—	170	93,630	(4a)	—		93,800
Other long-term liabilities	31,891	—	—	—	—		—		31,891
Deferred tax liabilities	29,980	—	—	26,961	(29,980	)(4g)	(26,961	)(5d)	—
Total liabilities not subject to compromise	192,251	5,323	2,494	68,197	4,438		(7,849)		264,854
Liabilities subject to compromise	2,449,900	3,455	1,434	8,426	(2,254,789	)(4h)	(208,426	)(5f)	—
Liabilities subject to compromise—affiliates	—	—	—	617,395	—		(617,395	)(5g)	—
Liabilities subject to compromise—guarantee of affiliate debt	—	2,289,249	2,289,249	—	(4,578,498	)(4i)	—		—
Long-term portion of lease liability	—	1,950	—	—	—		—		1,950
Total liabilities	2,642,151	2,299,977	2,293,177	694,018	(6,828,849)		(833,670)		266,804
Member's/Shareholder's Equity (Deficit):
Member's equity (successor)	—	—	—	—	320,878	(4j)	200,000	(5h)	520,878
Retained earnings (successor)	—	—	—	—	—		80,292	(5i)	80,292
Member's/Shareholder's equity (deficit)	(1,842,035)	(2,283,246)	(2,258,208)	151,746	6,383,489	(4k)	(151,746	)(5j)	—
Noncontrolling interest	18,096	—	—	—	(16,783	)(4l)	—		1,313
Total member's/shareholder's equity (deficit)	(1,823,939)	(2,283,246)	(2,258,208)	151,746	6,687,584		128,546		602,483
Total liabilities and member's/shareholder's equity deficit)	$818,212	$16,731	$34,969	$845,764	$(141,265)		$(705,124)		$869,287

FIN-E-4

Tropicana Entertainment Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2009
(in thousands)

	Historical Predecessors				Pro Forma Adjustments
	Tropicana Entertainment Holdings, LLC	CP Vicksburg, LLC	JMBS, LLC	Historical Tropicana Atlantic City	Restructuring Transactions		Acquisition of Tropicana AC		Pro Forma Tropicana Entertainment Inc.
Revenues:
Casino	$308,794	$11,188	$15,822	$257,739	$—		$47,719	(5k)	$641,262
Room	39,574	895	326	31,777	—		34,268	(5k)	106,840
Food and beverage	56,030	924	388	15,752	—		29,937	(5k)	103,031
Other	12,845	263	192	16,361	—		1,928	(5k)	31,589
Gross revenues	417,243	13,270	16,728	321,629	—		113,852		882,722
Less promotional allowances	(51,029)	(822)	(1,034)	—	—		(113,852	)(5k)	(166,737)
Net revenues	366,214	12,448	15,694	321,629	—		—		715,985

Operating costs and expenses:
Casino	145,488	7,752	6,637	123,798	—		—		283,675
Room	20,282	926	210	14,549	—		—		35,967
Food and beverage	30,042	621	21	14,314	—		—		44,998
Other	5,638	3	—	3,835	—		—		9,476
Marketing, advertising and promotions	24,196	714	720	53,584	—		—		79,214
General and administrative	78,826	3,388	3,451	63,378	—		(4,845	)(5l)	144,198
Maintenance and utilities	20,674	1,317	1,002	23,476	—		—		46,469
Depreciation and amortization	40,234	2,402	2,372	46,797	(7,323	)(4c)	(16,275	)(5b)	68,207
Impairment charges and other write-downs	154,330	2,599	—	—	—		—		156,929
Total operating costs and expenses	519,710	19,722	14,413	343,731	(7,323)		(21,120)		869,133

Operating (loss) income	(153,496)	(7,274)	1,281	(22,102)	7,323		21,120		(153,148)
Other income (expense):
Interest income	—	241	438	550	(665	)(4e)	—		564
Interest expense	(13,960)	—	—	(17,983)	(20,447	)(4m)	17,799	(5m)	(34,591)
License denial expense	—	—	—	(3,833)	—		—		(3,833)
Loss related to guarantee of affiliate debt	—	(8,010)	(8,010)	—	16,020	(4i)	—		—
Total other (expense) income	(13,960)	(7,769)	(7,572)	(21,266)	(5,092)		17,799		(37,860)

Loss from continuing operations before reorganization items and income taxes	(167,456)	(15,043)	(6,291)	(43,368)	2,231		38,919		(191,008)
Reorganization items, net	(26,997)	(54)	(31)	(1,950)	27,082	(4n)	1,950	(5n)	—
Loss from continuing operations before income taxes	(194,453)	(15,097)	(6,322)	(45,318)	29,313		40,869		(191,008)
Income tax benefit	5,146	—	—	833	(5,146	)(4o)	(833	)(5o)	—
Loss from continuing operations, including noncontrolling interest	$(189,307)	$(15,097)	$(6,322)	$(44,485)	$24,167		$40,036		$(191,008)

FIN-E-5

Notes To Unaudited Pro Forma Condensed Combined Financial Statements—
Tropicana Entertainment Inc.

 1. Basis of Presentation

        As of March 8, 2010, the Effective Date, Tropicana Entertainment Inc. (“Tropicana”) was required to adopt the "fresh start" provisions in accordance with accounting guidance for reorganizations, as it relates to the Predecessors. Under fresh start reporting, a new reporting entity is deemed created. Fresh start reporting requires resetting the historical net book value of generally all assets and liabilities to fair value by allocating the entity's enterprise value to its assets and liabilities pursuant to accounting guidance related to business combinations. A fair value assessment of the Predecessors' assets and liabilities is currently in process and will result in amounts different from those reported on the accompanying unaudited pro forma condensed combined balance sheet. The Restructuring Transactions will be accounted for using the acquisition method of accounting. The determination of the enterprise value that will be used as of the Effective Date and the acquisition accounting allocations should be finalized prior to Tropicana’s filing of its quarterly report for the three months ended March 31, 2010 and will depend on a number of factors, including the final valuation of the tangible and identifiable intangible assets acquired and liabilities assumed. An independent third-party appraiser is assisting management in performing a valuation of these assets and liabilities as of the Effective Date, and upon completion of the valuation, a final allocation will be determined. The determination of the fair value of assets and liabilities is subject to significant estimation and assumptions and there can be no assurance that the estimates, assumptions and values reflected in the valuations will be realized and actual results could vary materially. In accordance with accounting guidance for business combinations, the preliminary allocation is subject to additional adjustments within one year from the Effective Date as improved information on asset and liability valuations becomes available.

 2. Implementation of the Plan

        The Plan was consummated on the Effective Date at which time certain of the Restructuring Transactions occurred and Tropicana acquired from the Predecessors certain subsidiaries of Tropicana Entertainment Holdings, LLC (not including Tropicana LV, Tahoe Horizon, and related assets) (“TEH”), Columbia Properties Vicksburg, LLC ("CP Vicksburg"), JMBS Casino, LLC ("JMBS Casino") and CP Laughlin Realty ("Realty," and collectively with CP Vicksburg and JMBS Casino, the "Affiliate Guarantors"), all of whom were part of the same plan of reorganization as TEH, in exchange for (a) the issuance of Common Stock and commitment to issue ordinary warrants and interests in a litigation trust and (b) the assumption of certain liabilities of TEH, its subsidiaries subject to the Restructuring Transactions and the Affiliate Guarantors incurred after May 5, 2008, the date the Predecessors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code (the “Petition Date”), to the extent not paid on or prior to the Effective Date other than income tax liabilities. In addition, pursuant to the Plan, Tropicana drew funds under the Exit Facility on the Effective Date.

As set forth in the disclosure statement, relating to the Plan, as confirmed by the Bankruptcy Court on May 5, 2009, the enterprise value of the Predecessors was estimated to be in the range of $350 million to $425 million. The Predecessors' enterprise value was estimated using various valuation methods, including (i) a comparison of the Predecessors and their projected performance to the market values of comparable companies; and (ii) a calculation of the present value of the future cash flows of the Predecessors based on financial projections.

The enterprise value using the discounted cash flow method of the income approach was determined using financial projections for the period 2009 through 2013. Annual growth rates for years 2010, 2011, 2012 and 2013 were projected at 2.8%, (2.7)%, (2.1)% and 0.5%, respectively, which resulted in a four-year compounded annual negative growth rate of (0.4)%. These financial projections were provided in the Plan and included anticipated changes associated with Tropicana’s reorganization plans and general market conditions, including market segment variations, as well as other factors. The marginal tax rate was assumed to be 40% and includes federal, state and local taxes. The discount rate applied was in the range of 15% to 17% which was calculated using a weighted average cost of capital analysis based on comparable statistics of Tropicana’s peer group. The present value of all cash flows after 2013 was calculated using terminal values which were calculated by applying exit multiples ranging from 4.5x to 5.5x to the 2013 financial projections which was then discounted in the range of 15% to 17%. The basis for the exit multiples ranging from 4.5x to 5.5x was comparable company EBITDA multiples of Tropicana’s peer group.

Equal weight was applied to both the income and cost approach and Tropicana concluded that $415.8 million should be used as the Predecessor's enterprise value for purposes of preparing the accompanying unaudited pro forma condensed combined financial statements. The enterprise value of $415.8 million does not necessarily reflect the price that would be paid for these assets in a transaction involving a willing seller and buyer, with each party possessing full information regarding Tropicana and with neither party being under any compulsion to buy or sell. In addition, the relevant factors used in determining the range of the enterprise value and updated cash flow projections will be reevaluated upon the adoption of fresh start reporting to determine the enterprise value within the range confirmed by the Bankruptcy Court that most closely approximates fair value.

FIN-E-6

        In estimating preliminary fair values of the assets and liabilities as of December 31, 2009 for pro forma purposes, Tropicana utilized various valuation methods to value the assets and liabilities listed below:

•	Personal property
o	Assets with active secondary markets, such as riverboats, barges and slot machines, were valued using market prices of similar assets.
o	Other assets, such as furniture, fixtures and other equipment, were valued using a depreciated replacement cost method.

•	Real property
o	Land was valued using market comparable data.
o	Other real property, such as buildings, building improvements and land improvements, were valued using a depreciated replacement cost method.

•	Intangible assets were valued using income and cost based methods as appropriate.
•
For current liabilities, including accounts payable and accrued expenses, Tropicana used the carrying values of these liabilities as an approximation for fair value upon emergence due to the short-term nature of these liabilities.

•	The Exit Facility is stated at its fair value upon emergence.

        Based upon the enterprise value of $415.8 million, Tropicana’s allocation of the fair value of assets and liabilities is as follows (in thousands):

Current assets	$122,660
Property and equipment	242,117
Intangible assets	142,100
Other noncurrent assets	21,770
Current liabilities	(77,685)
Other noncurrent liabilities	(33,841)
Non-controlling interests	(1,313)
$415,808

3. Tropicana AC Acquisition

        In estimating preliminary fair values of the assets and liabilities as of December 31, 2009 for pro forma purposes, Tropicana used various valuation methods as indicated below:

•	Personal property such as furniture, fixtures and other equipment, were valued using a depreciated replacement cost method.
•	Real property
o	Land was valued using market comparable data.
o	Other real property, such as buildings, building improvements and land improvements, were valued using a depreciated replacement cost method.
•	Intangible assets were valued using income and cost based methods as appropriate.

FIN-E-7

•
For current liabilities, including accounts payable and accrued expenses, Tropicana used the carrying values of these liabilities as an approximation for fair value upon emergence due to the short term nature of these liabilities.

        Based upon the preliminary purchase price of $200.0 million, Tropicana’s preliminary allocation of the fair value of assets and liabilities is as follows (in thousands):

Purchase price	$200,000
Fair value of assets acquired and liabilities assumed:
Current assets	95,271
Property and equipment	188,668
Intangible assets	6,600
Other noncurrent assets	50,101
Current liabilities	(60,178)
Other noncurrent liabilities	(170)
Subtotal	280,292
Fair value in excess of purchase price	$(80,292)

        Tropicana preliminary allocation of the purchase price indicates that the fair value of net assets acquired exceeds the purchase price by $80.3 million. In accordance with accounting standards for business combinations, such excess is characterized as negative goodwill and will be recognized as a gain in earnings on the acquisition date during the first quarter of 2010. The impact of the gain has not been included in the unaudited pro forma condensed combined statement of operations since such gain is not expected to have a continuing impact on Tropicana’s operations.

 4. Pro Forma Adjustments—Implementation of the Plan

        (a)—Reflects the sources and uses of the $130.0 million senior secured term loan credit facility issued at a discount of 7% (the “Term Loan Facility”) (in thousands):

Sources		Uses
Term Loan Facility	$130,000	Cash	$18,887
Term Loan Facility discount	(9,100)	Repayment of DIP Credit Facility	65,219
		Payment of DIP Credit Facility interest	290
		Payment of allowed claims	11,684
		Payment of professional fees(ii)	22,521
		Revolver fees(iii)	1,400
		Other fees	899
Total Sources(i)	$120,900	Total Uses	$120,900
_________________________

(i)
The Term Loan Facility includes the issuance of 1,312,500 penny warrants to the participating lenders for an estimated fair value of $26.0 million. As a result, the fair value of the Term Loan Facility was approximately $94.9 million, of which $1.3 million is classified as current.

(ii)	Amount includes accrual of $16.1 million which was transferred to an escrow account until funds are disbursed.

(iii)
The terms of the Exit Facility require commitment fees and revolver fees in the aggregate amount of $8.9 million. As of December 31, 2009, TEH paid $7.5 million which is included in other assets. The remaining $1.4 million was paid on the closing date of the Exit Facility.

        The following table sets forth the adjustments to current portion of debt based on the sources and uses (in thousands):

Repayment of DIP Credit Facility	$(65,219)
Current portion of Term Loan Facility	1,300
Adjustment to current portion of debt	$(63,919)

FIN-E-8

The following table sets forth the adjustments to long-term debt, excluding current portion, based on the sources and uses (in thousands):

Long-term portion of Term Loan Facility	$128,700
Term Loan Facility discount	(9,100)
Penny Warrants issued	(25,970)
Adjustment to long-term debt, excluding current portion	$93,630

        (b)—Reflects the reclassification of $2.0 million from due from affiliates to accounts receivable and $2.8 million from due to affiliates to accounts payable which relates to activity with entities that are not affiliates of Tropicana.

(c)—Reflects the preliminary estimated fair values of property and equipment and intangible assets in connection with fresh start reporting. The following table sets forth the aggregate pro forma adjustments based on Tropicana’s preliminary valuation (in thousands, except useful lives):

	Historical Net Book Value	Fair Value	Pro Forma Adjustment	Useful Life	Annual Expense
				(years)
Property and equipment:
Land	$35,809	$26,200	$(9,609)	—	$—
Riverboats and barges	40,904	19,900	(21,004)	20	(1,050)
Building and improvements	330,691	154,900	(175,791)	30	(5,860)
Furniture, fixtures and equipment	39,616	37,700	(1,916)	7	(274)
Construction-in-progress	3,417	3,417	—		—
Total property and equipment	$450,437	$242,117	$(208,320)		(7,184)
Intangible assets:
Trade name	$16,720	$58,900	$42,180	Indefinite	—
Gaming licenses	50,718	74,500	23,782	Indefinite	—
Trade name	183	—	(183)	5	(37)
Customer list	2,272	1,700	(572)	3	(191)
Other	4,335	7,000	2,665	30	89
Total intangible assets	$74,228	$142,100	$67,872		(139)
Total Annual Expense					$(7,323)

        (d)—Reflects the elimination of historical goodwill.

        (e)—Reflects the elimination of affiliated activity of the Predecessors.

        (f)—Reflects the accrual of $16.1 million in professional fees and re-measurement of the Predecessors' $0.9 million current deferred tax liabilities as a result of fresh start reporting in accordance with accounting standards related to deferred taxes.

        (g)—Reflects the re-measurement of the Predecessors' deferred tax liabilities as a result of fresh start reporting in accordance with accounting standards related to deferred taxes.

        (h)—Reflects the discharge of the Predecessors' liabilities subject to compromise in accordance with the Plan.

        (i)—Reflects the elimination of debt guarantee obligations and related losses related to the affiliate guarantee of the TE Notes and TE Senior Secured Credit Facility, as a result of the Plan.

FIN-E-9

        (j)—Reflects the reorganization equity value determined by deducting the anticipated fair value of debt, including Penny Warrants, of $94.9 million from the enterprise value of $415.8 million.

        (k)—Reflects the elimination of historical member's deficit.

        (l)—Reflects the elimination of the non-controlling interest in Realty as a result of Realty becoming a subsidiary of Tropicana as part of the Plan.

(m)—Reflects the adjustment to interest expense as a result of Tropicana entering into the Exit Facility and the elimination of historical interest expense related to the TE Senior Secured Credit Facility, calculated as follows (in thousands):

Year ended December 31, 2009
Interest expense on new 15%, $130 million Term Loan Facility	$(19,500)
Amortization of the fair value of Penny Warrants issued related to the Term Loan Facility of $26.0 million over 36 months	(8,657)
Amortization of Term Loan Facility 7% discount of $9.1 million over 36 months	(3,033)
Revolving Facility undrawn commitment fee	(150)
Amortization of deferred financing costs(i)	(3,067)
Total pro forma interest expense on Exit Facility	(34,407)
Less: historical interest expense	13,960
Pro forma interest expense adjustment	$(20,447)
_________________________

(i)	Reflects the amortization of $8.9 million in deferred financing costs over the 36 month term of the Exit Facility and a $0.1 million annual administrative fee.

(n)—Reflects the elimination of reorganization items of the Predecessors.

        (o)—Reflects the elimination of historical income tax benefit as Tropicana is in a loss position. Tropicana has determined there would be no income tax benefit recorded.

 5. Pro Forma Adjustments—Tropicana AC Acquisition

        (a)—Reflects the accrual and reclassification of funds to restricted cash which will be used to pay fees related to Tropicana AC's bankruptcy.

FIN-E-10

(b)—Reflects adjustments to Tropicana AC's property and equipment to reflect the preliminary estimated fair values of the assets. The following table sets forth aggregate pro forma adjustment based on Tropicana's preliminary fair value estimates (in thousands, except useful lives):

	Historical Net Book Value	Fair Value	Pro Forma Adjustment	Useful Life	Annual Expense
				(years)
Property and equipment:
Land	$47,650	$68,000	$20,350	—	$—
Building and improvements	619,980	95,500	(524,480)	30	(17,483)
Furniture, fixtures and equipment	26,596	24,500	(2,096)	7	(299)
Construction-in-progress	668	668	—		—
Total property and equipment	$694,894	$188,668	$(506,226)		(17,782)
Intangible assets:
Customer list	$—	$1,400	$1,400	3	$467
Other	—	5,200	5,200	5	1,040
Total intangible assets	$—	$6,600	$6,600		1,507
Total Annual Expense					$(16,275)

        (c)—Reflects the elimination of the beneficial interest in Trust related to Tropicana AC.

        (d)—Reflects the re-measurement of deferred tax assets and liabilities in accordance with accounting standards related to deferred taxes.

        (e)—Reflects the accrual related to the payment of allowed claims.

        (f)—Reflects the elimination of the remaining $200.0 million under the TE Senior Secured Credit Facility which was terminated upon the Sale and the reclassification of $8.4 million to accounts payable related to the accrual for payments of allowed claims.

        (g)—Reflects the elimination of intercompany balances between Tropicana AC and affiliates.

        (h)—Reflects equity value of Tropicana AC based on a preliminary purchase price of $200.0 million.

        (i)—Reflects the impact of the gain related to negative goodwill stemming from Tropicana's acquisition of Tropicana AC. No adjustments have been made to Tropicana's pro forma condensed combined statement of operations since the gain is not considered to have a continuing impact on Tropicana's operations.

        (j)—Reflects the elimination of historical retained earnings.

        (k)—Tropicana AC's revenue excludes the retail value of complimentary hotel services, food and beverage and other goods and services furnished to customers in operating revenues. The Predecessors' present casino, rooms, food and beverage and other casino and hotel revenues on a gross basis inclusive of these types of promotional allowances, and then deducts such promotional allowances from its total operating revenues to derive its net operating revenues. The pro forma adjustments reflect the adjustments of each of Tropicana AC's revenue components to present these types of promotional allowances in a manner consistent with the Predecessors revenue recognition policies.

        (l)—Reflects the elimination of intercompany activity as part of the acquisition of Tropicana AC.

        (m)—Reflects the elimination of historical interest expense relating to Tropicana AC's related party note payable.

FIN-E-11

        (n)—Reflects the elimination of reorganization items.

        (o)—Reflects the elimination of historical income tax benefit as Tropicana is in a loss position. Tropicana has determined there would be no income tax benefit recorded.

FIN-E-12